File No. 333-142084
                                                             File No. 811-21104
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [ ]
                      Pre-Effective Amendment No.    1                       [X]
                                                 --------
                     Post-Effective Amendment No.                            [ ]
                                                 --------

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940              [ ]
                                    Amendment No.   10                       [X]
                                                 --------

                        (Check appropriate box or boxes)

                           VARIABLE ANNUITY ACCOUNT A
                           (Exact Name of Registrant)

      First Security Benefit Life Insurance and Annuity Company of New York
                               (Name of Depositor)

          70 West Red Oak Lane, 4th Floor, White Plains, New York 10604
              (Address of Depositor's Principal Executive Offices)

               Depositor's Telephone Number, Including Area Code:
                                 1-800-355-4570

        J. Michael Keefer, Vice President, General Counsel and Secretary
      First Security Benefit Life Insurance and Annuity Company of New York
                One Security Benefit Place, Topeka, KS 66636-0001
                     (Name and address of Agent for Service)

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement

[ ]  immediately upon filing pursuant to paragraph (b) of Rule 485
[ ]  on May 1, 2007, pursuant to paragraph (b) of Rule 485
[ ]  60 days after filing pursuant to paragraph (a)(1) of Rule 485
[ ]  on May 1, 2007, pursuant to paragraph (a)(1) of Rule 485

If appropriate, check the following box:

[ ] this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of securities being registered: Interests in a separate account under individual flexible premium deferred variable annuity contracts.

Registrant hereby files this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                      [SDI LOGO]



PROSPECTUS                                                         July 26, 2007




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ELITEDESIGNS(SM) VARIABLE ANNUITY
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                                               ---------------------------------
                                               Important Privacy Notice Included
                                                        See Back Cover
                                               ---------------------------------

                         ELITEDESIGNS(SM) VARIABLE ANNUITY
                      INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
                       DEFERRED VARIABLE ANNUITY CONTRACT


                ISSUED BY:                        MAILING ADDRESS:
FIRST SECURITY BENEFIT LIFE INSURANCE      FIRST SECURITY BENEFIT LIFE INSURANCE
AND ANNUITY COMPANY OF NEW YORK            AND ANNUITY COMPANY OF NEW YORK
70 WEST RED OAK LANE, 4TH FLOOR            P.O. BOX 750497
WHITE PLAINS, NY  10604                    TOPEKA, KANSAS 66675-0497
1-800-350-4570                             1-800-888-2461
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   This Prospectus describes the EliteDesigns Variable Annuity--a flexible purchase payment deferred variable annuity contract (the "Contract") offered by First Security Benefit Life Insurance and Annuity Company of New York (the "Company"). The Contract is available for individuals as a non-tax qualified retirement plan. The Contract is also available for individuals in connection with a retirement plan qualified under Section 403(b), 408, or 408A of the Internal Revenue Code. The Contract is designed to give you flexibility in planning for retirement and other financial goals.

   You may allocate your Purchase Payments and Contract Value to one or more of the Subaccounts that comprise a separate account of the Company called the Variable Annuity Account A. Each Subaccount invests in a corresponding mutual fund (the "Underlying Fund"). The Subaccounts currently available under the Contract are:


o  AIM V.I. Capital Appreciation
o  AIM V.I. International Growth
o  AIM V.I. Mid Cap Core Equity
o  Direxion Dynamic VP HY Bond (formerly Potomac Dynamic VP HY Bond)
o  Dreyfus VIF International Value
o  Federated High Income Bond II
o  Federated Fund for U.S. Government Securities II
o  Fidelity(R) VIP Contrafund(R)
o  Fidelity(R) VIP Growth Opportunities
o  Fidelity(R) VIP Index 500
o  Fidelity(R) VIP Investment-Grade Bond
o  Neuberger Berman AMT Guardian
o  Neuberger Berman AMT Partners
o  Oppenheimer Main Street Small Cap Fund(R)/VA
o  PIMCO VIT Low Duration
o  PIMCO VIT Real Return
o  PIMCO VIT StocksPLUS(R) Growth & Income
o  PIMCO VIT Total Return
o  RVT CLS AdvisorOne Amerigo
o  RVT CLS AdvisorOne Berolina
o  RVT CLS AdvisorOne Clermont
o  Rydex VT Absolute Return Strategies
o  Rydex VT Banking
o  Rydex VT Basic Materials
o  Rydex VT Biotechnology
o  Rydex VT Commodities Strategy (formerly Rydex VT Commodities)
o  Rydex VT Consumer Products
o  Rydex VT Russell 2000(R) 2x Strategy
     (formerly Rydex VT Dynamic Russell 2000(R))
o  Rydex VT Strengthening Dollar 2x Strategy
     (formerly Rydex VT Dynamic Strengthening Dollar)
o  Rydex VT Weakening Dollar 2x Strategy
     (formerly Rydex VT Dynamic Weakening Dollar)
o  Rydex VT Electronics
o  Rydex VT Energy
o  Rydex VT Energy Services
o  Rydex VT EP Aggressive
o  Rydex VT EP Conservative
o  Rydex VT EP Moderate
o  Rydex VT Europe 1.25x Strategy (formerly Rydex VT Europe Advantage)
o  Rydex VT Financial Services
o  Rydex VT Government Long Bond 1.2x Strategy
     (formerly Rydex VT Government Long Bond Advantage)
o  Rydex VT Health Care
o  Rydex VT Hedged Equity
o  Rydex VT Internet
o  Rydex VT Inverse Government Long Bond Strategy
     (formerly Rydex VT Inverse Government Long Bond)
o  Rydex VT Inverse Mid-Cap Strategy (formerly Rydex VT Inverse Mid Cap)
o  Rydex VT Inverse OTC Strategy (formerly Rydex VT Inverse OTC)
o  Rydex VT Inverse Russell 2000(R) Strategy
     (formerly Rydex VT Inverse Russell 2000(R))
o  Rydex VT Inverse S&P 500 Strategy (formerly Rydex Inverse S&P 500)
o  Rydex VT Japan 1.25x Strategy (formerly Rydex VT Japan Advantage)
o  Rydex VT Large Cap Growth
o  Rydex VT Large Cap Value
o  Rydex VT Leisure
o  Rydex VT Mid-Cap 1.5x Strategy (formerly Rydex VT Mid Cap Advantage)
o  Rydex VT Mid Cap Growth
o  Rydex VT Mid Cap Value
o  Rydex VT Multi-Cap Core Equity
o  Rydex VT Nova
o  Rydex VT OTC
o  Rydex VT Precious Metals
o  Rydex VT Real Estate
o  Rydex VT Retailing
o  Rydex VT Russell 2000(R) 1.5x Strategy
     (formerly Rydex VT Russell 2000(R) Advantage)
o  Rydex VT Sector Rotation
o  Rydex VT Small Cap Growth
o  Rydex VT Small Cap Value
o  Rydex VT Technology
o  Rydex VT Telecommunications
o  Rydex VT Transportation
o  Rydex VT U.S. Government Money Market
o  Rydex VT Utilities
o  SBL Global
o  SBL Small Cap Value
o  Van Kampen LIT Government
o  Wells Fargo Advantage Opportunity VT


   Amounts that you allocate to the Subaccounts under a Contract will vary based on investment performance of the Subaccounts. No minimum amount of Contract Value is guaranteed.

   When you are ready to receive annuity payments, the Contract provides several options for annuity payments. See "Annuity Options."


   This Prospectus concisely sets forth information about the Contract and the Separate Account that you should know before purchasing the Contract. The "Statement of Additional Information," dated July 26, 2007, which has been filed with the Securities and Exchange Commission ("SEC") contains certain additional information. The Statement of Additional Information, as it may be supplemented from time to time, is incorporated by reference into this Prospectus and is available at no charge. You may obtain a Statement of Additional Information or a prospectus for any of the Underlying Funds by writing the Company at One Security Benefit Place, Topeka, Kansas 66636 or by calling 1-800-888-2461. The table of contents of the Statement of Additional Information is set forth on page 46 of this Prospectus.


   The SEC maintains a web site (http://www.sec.gov) that contains the Statement
of  Additional  Information,   material  incorporated  by  reference  and  other
information regarding companies that file electronically with the SEC.

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   THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THIS PROSPECTUS IS ACCOMPANIED BY THE CURRENT PROSPECTUSES FOR THE UNDERLYING FUNDS. YOU SHOULD READ THE PROSPECTUSES CAREFULLY AND RETAIN THEM FOR FUTURE REFERENCE.

   EXPENSES FOR THIS CONTRACT, IF PURCHASED WITH AN EXTRA CREDIT RIDER, MAY BE HIGHER THAN EXPENSES FOR A CONTRACT WITHOUT AN EXTRA CREDIT RIDER. THE AMOUNT OF CREDIT ENHANCEMENT MAY BE MORE THAN OFFSET BY ANY ADDITIONAL FEES AND CHARGES.

   THE CONTRACT IS NOT A DEPOSIT OF A BANK AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE VALUE OF YOUR CONTRACT CAN GO UP AND DOWN AND YOU COULD LOSE MONEY.


DATE: JULY 26, 2007

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   The variable annuity covered by this Prospectus is the subject of a pending patent application in the United States Patent and Trademark Office.
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                                TABLE OF CONTENTS


                                                                            Page

DEFINITIONS...............................................................    4

SUMMARY...................................................................    5
   Purpose of the Contract................................................    5
   Selection of Withdrawal Charge Schedule................................    5
   The Separate Account and the Funds.....................................    5
   Purchase Payments......................................................    6
   Contract Benefits......................................................    6
   Optional Riders........................................................    6
   Free-Look Right........................................................    6
   Charges and Deductions.................................................    6
   Tax-Free Exchanges.....................................................    8
   Contacting the Company.................................................    8

EXPENSE TABLES............................................................    9
   Contract Owner Transaction Expenses....................................    9
   Periodic Expenses......................................................    9
   Optional Rider Expenses................................................    9
   Example................................................................   10

CONDENSED FINANCIAL INFORMATION...........................................   10


INFORMATION ABOUT THE COMPANY, THE SEPARATE ACCOUNT, AND THE FUNDS........   10
   First Security Benefit Life Insurance and Annuity Company of New York..   10
   Published Ratings......................................................   10
   Separate Account.......................................................   11
   Underlying Funds.......................................................   11


THE CONTRACT..............................................................   12
   General................................................................   12
   Application for a Contract.............................................   13
   Optional Riders........................................................   13
   Return of Premium Death Benefit........................................   13
   Extra Credit...........................................................   14
   Purchase Payments......................................................   14
   Allocation of Purchase Payments........................................   15
   Dollar Cost Averaging Option...........................................   15
   Asset Reallocation Option..............................................   16
   Transfers of Contract Value............................................   17
   Contract Value.........................................................   19
   Determination of Contract Value........................................   19
   Cut-Off Times..........................................................   20
   Full and Partial Withdrawals...........................................   21
   Systematic Withdrawals.................................................   21
   Free-Look Right........................................................   22
   Death Benefit..........................................................   22
   Distribution Requirements..............................................   23
   Death of the Annuitant.................................................   23

CHARGES AND DEDUCTIONS....................................................   23
   Contingent Deferred Sales Charge.......................................   23
   Mortality and Expense Risk Charge......................................   24
   Administration Charge..................................................   24
   Premium Tax Charge.....................................................   25
   Other Charges..........................................................   25
   Variations in Charges..................................................   25
   Optional Rider Charges.................................................   25
   Guarantee of Certain Charges...........................................   25
   Underlying Fund Expenses...............................................   25

ANNUITY PERIOD............................................................   25
   General................................................................   25
   Annuity Options........................................................   26
   Selection of an Option.................................................   28

MORE ABOUT THE CONTRACT...................................................   28
   Ownership..............................................................   28
   Designation and Change of Beneficiary..................................   28
   Dividends..............................................................   28
   Payments from the Separate Account.....................................   28
   Proof of Age and Survival..............................................   29
   Misstatements..........................................................   29
   Restrictions on Withdrawals from Qualified Plans.......................   29

FEDERAL TAX MATTERS.......................................................   29
   Introduction...........................................................   29
   Tax Status of the Company and the Separate Account.....................   30
   Income Taxation of Annuities in General--Non-Qualified Plans...........   31
   Additional Considerations..............................................   31
   Qualified Plans........................................................   32
   Other Tax Considerations...............................................   35


OTHER INFORMATION.........................................................   36
   Investment Advisory Fees...............................................   36
   Voting of Underlying Fund Shares.......................................   36
   Substitution of Investments............................................   36
   Changes to Comply with Law and Amendments..............................   37
   Reports to Owners......................................................   37
   Electronic Privileges..................................................   37
   Legal Proceedings......................................................   37
   Sale of the Contract...................................................   38


PERFORMANCE INFORMATION...................................................   39

ADDITIONAL INFORMATION....................................................   40
   Registration Statement.................................................   40
   Financial Statements...................................................   40

TABLE OF CONTENTS FOR STATEMENT OF ADDITIONAL INFORMATION.................   40
OBJECTIVES FOR UNDERLYING FUNDS...........................................   41

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THIS CONTRACT IS AVAILABLE ONLY IN NEW YORK. YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFERING IF THE CONTRACT MAY NOT BE LAWFULLY OFFERED IN YOUR STATE. YOU SHOULD ONLY RELY UPON INFORMATION CONTAINED IN THIS PROSPECTUS OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.
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DEFINITIONS

   Various terms commonly used in this Prospectus are defined as follows:

   ACCUMULATION UNIT -- A unit of measure used to calculate Contract Value.

   ADMINISTRATIVE OFFICE -- First Security Benefit Life Insurance and Annuity Company of New York, P.O. Box 750497, Topeka, Kansas 66675-0497.

   ANNUITANT -- The person that you designate on whose life annuity payments may be determined. If you designate Joint Annuitants, "Annuitant" means both Annuitants unless otherwise stated.

   ANNUITY -- A series of periodic income payments made by the Company to an Annuitant, Joint Annuitant, or Beneficiary during the period specified in the Annuity Option.

   ANNUITY OPTIONS -- Options under the Contract that prescribe the provisions under which a series of annuity payments are made.

   ANNUITY PERIOD -- The period beginning on the Annuity Start Date during which annuity payments are made.

   ANNUITY START DATE -- The date when annuity payments begin as elected by the Owner.

   ANNUITY UNIT -- A unit of measure used to calculate variable annuity payments under Options 1 through 6.

   AUTOMATIC INVESTMENT PROGRAM -- A program pursuant to which Purchase Payments are automatically paid from your bank account on a specified day of each month or a salary reduction agreement.

   CONTRACT -- The flexible purchase payment deferred variable annuity contract described in this Prospectus.

   CONTRACT DATE -- The date the Contract begins as shown in your Contract. Annual Contract anniversaries are measured from the Contract Date. It is usually the date that your initial Purchase Payment is credited to the Contract.

   CONTRACT VALUE -- The total value of your Contract as of any Valuation Date.

   CONTRACT YEAR -- Each twelve-month period measured from the Contract Date.

   CREDIT ENHANCEMENT -- An amount added to Contract Value under the Extra Credit Rider.

   DESIGNATED BENEFICIARY -- The person having the right to the death benefit, if any, payable upon the death of the Owner or the Joint Owner prior to the Annuity Start Date. The Designated Beneficiary is the first person on the following list who, if a natural person, is alive on the date of death of the Owner or the Joint Owner: the Owner; the Joint Owner; the Primary Beneficiary; the Secondary Beneficiary; the Annuitant; or if none of the above are alive, the Owner's Estate.

   GENERAL ACCOUNT -- All assets of the Company other than those allocated to the Separate Account or to any other separate account of the Company.

   OWNER -- The person entitled to the ownership rights under the Contract and in whose name the Contract is issued.

   PARTICIPANT -- A Participant under a Qualified Plan.

   PURCHASE PAYMENT -- An amount paid to the Company as consideration for the Contract.

   SEPARATE ACCOUNT -- The Variable Annuity Account A, a separate account of the Company that consists of accounts, referred to as Subaccounts, each of which invests in a corresponding Underlying Fund.

   SUBACCOUNT -- A division of the Separate Account of the Company which invests in a corresponding Underlying Fund.

   UNDERLYING FUND -- A mutual fund or series thereof that serves as an investment vehicle for its corresponding Subaccount.

   VALUATION DATE -- Each date on which the Separate Account is valued, which currently includes each day that the New York Stock Exchange is open for trading. The New York Stock Exchange is closed on weekends and on observation of the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

   VALUATION PERIOD -- A period used in measuring the investment experience of each Subaccount of the Separate Account. The Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

   WITHDRAWAL VALUE -- The amount you will receive upon full withdrawal of the Contract. It is equal to Contract Value less any applicable withdrawal charges and any uncollected premium taxes. If the Extra Credit Rider is in effect, Contract Value will also be reduced by any Credit Enhancements that have not yet vested. The Withdrawal Value during the Annuity Period for variable annuity payments (or a combination of variable and fixed annuity payments) under Option 5 is the present value of future annuity payments commuted at the assumed interest rate, less any applicable withdrawal charges and any uncollected premium taxes.

SUMMARY

   This summary provides a brief overview of the more significant aspects of the Contract. Further detail is provided in this Prospectus and the Statement of Additional Information.

PURPOSE OF THE CONTRACT -- The Contract is designed to give you flexibility in planning for retirement and other financial goals.

   You may purchase the Contract as a non-tax qualified retirement plan for an individual ("Non-Qualified Plan"). You may also purchase the Contract, on an individual basis, in connection with a retirement plan qualified under Section 403(b), 408, or 408A of the Internal Revenue Code of 1986, as amended ("Qualified Plan"). Please see the discussion under "The Contract" for more detailed information.

SELECTION OF WITHDRAWAL CHARGE SCHEDULE -- When you purchase the Contract, you must select either a 0-year or 5-year withdrawal charge schedule. Whether we assess a contingent deferred sales charge (which may also be referred to as a "withdrawal charge") or a mortality and expense risk charge will depend on the schedule that you select.


o Under the 5-year schedule, we may deduct a withdrawal charge of up to 5% if you withdraw Contract Value during the first 5 years after you make a Purchase Payment. We will not assess any mortality and expense risk charge if you select the 5-year schedule, although a mortality and expense risk charge may apply during the Annuity Period.


o Under the 0-year schedule, we will not deduct any withdrawal charge if you withdraw Contract Value. However, we will assess a daily mortality and expense risk charge of 0.20%, on an annual basis, of each Subaccount's average daily net assets (a different mortality and expense risk charge may apply during the Annuity Period).

   PLEASE TALK TO YOUR SALES REPRESENTATIVE ABOUT WHICH WITHDRAWAL CHARGE SCHEDULE MAY BE MOST APPROPRIATE FOR YOU, TAKING INTO ACCOUNT FACTORS SUCH AS YOUR INVESTMENT TIME HORIZON, LIQUIDITY NEEDS, AND HOW YOU INTEND TO USE THE CONTRACT. YOU MAY NOT CHANGE THE WITHDRAWAL CHARGE SCHEDULE AFTER THE CONTRACT HAS BEEN ISSUED.

   If you do not select a withdrawal charge schedule, we will consider your application to be incomplete. This means that we will hold your Purchase Payment in our General Account and will notify you that we do not have the necessary information to issue a Contract and apply the Purchase Payment to your Contract. Please see "Purchase Payments" for more information about our process for handling incomplete applications.

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THE SEPARATE ACCOUNT AND THE FUNDS -- The Separate Account is currently divided into accounts, each referred to as a Subaccount. See "Separate Account." Each Subaccount invests exclusively in shares of an Underlying Fund, each of which has a different investment objective and policies. The Subaccounts currently available under the contract are as follows:


o  AIM V.I. Capital Appreciation
o  AIM V.I. International Growth
o  AIM V.I. Mid Cap Core Equity
o  Direxion Dynamic VP HY Bond (formerly Potomac Dynamic VP HY Bond)
o  Dreyfus VIF International Value
o  Federated High Income Bond II
o  Federated Fund for U.S. Government Securities II
o  Fidelity(R) VIP Contrafund(R)
o  Fidelity(R) VIP Growth Opportunities
o  Fidelity(R) VIP Index 500
o  Fidelity(R) VIP Investment-Grade Bond
o  Neuberger Berman AMT Guardian
o  Neuberger Berman AMT Partners
o  Oppenheimer Main Street Small Cap Fund(R)/VA
o  PIMCO VIT Low Duration
o  PIMCO VIT Real Return
o  PIMCO VIT StocksPLUS(R) Growth & Income
o  PIMCO VIT Total Return
o  RVT CLS AdvisorOne Amerigo
o  RVT CLS AdvisorOne Berolina
o  RVT CLS AdvisorOne Clermont
o  Rydex VT Absolute Return Strategies
o  Rydex VT Banking
o  Rydex VT Basic Materials
o  Rydex VT Biotechnology
o  Rydex VT Commodities Strategy (formerly Rydex VT Commodities)
o  Rydex VT Consumer Products
o  Rydex VT Russell 2000(R) 2x Strategy
     (formerly Rydex VT Dynamic Russell 2000(R))
o  Rydex VT Strengthening Dollar 2x Strategy
     (formerly Rydex VT Dynamic Strengthening Dollar)
o  Rydex VT Weakening Dollar 2x Strategy
     (formerly Rydex VT Dynamic Weakening Dollar)
o  Rydex VT Electronics
o  Rydex VT Energy
o  Rydex VT Energy Services
o  Rydex VT EP Aggressive
o  Rydex VT EP Conservative
o  Rydex VT EP Moderate
o  Rydex VT Europe 1.25x Strategy (formerly Rydex VT Europe Advantage)
o  Rydex VT Financial Services
o  Rydex VT Government Long Bond 1.2x Strategy
     (formerly Rydex VT Government Long Bond Advantage)
o  Rydex VT Health Care
o  Rydex VT Hedged Equity
o  Rydex VT Internet
o  Rydex VT Inverse Government Long Bond Strategy
     (formerly Rydex VT Inverse Government Long Bond)
o  Rydex VT Inverse Mid-Cap Strategy
     (formerly Rydex VT Inverse Mid Cap)
o  Rydex VT Inverse OTC Strategy (formerly Rydex VT Inverse OTC)
o  Rydex VT Inverse Russell 2000(R) Strategy
     (formerly Rydex VT Inverse Russell 2000(R))
o  Rydex VT Inverse S&P 500 Strategy (formerly Rydex Inverse S&P 500)
o  Rydex VT Japan 1.25x Strategy (formerly Rydex VT Japan Advantage)
o  Rydex VT Large Cap Growth
o  Rydex VT Large Cap Value
o  Rydex VT Leisure
o  Rydex VT Mid-Cap 1.5x Strategy (formerly Rydex VT Mid Cap Advantage)
o  Rydex VT Mid Cap Growth
o  Rydex VT Mid Cap Value
o  Rydex VT Multi-Cap Core Equity
o  Rydex VT Nova
o  Rydex VT OTC
o  Rydex VT Precious Metals
o  Rydex VT Real Estate
o  Rydex VT Retailing
o  Rydex VT Russell 2000(R) 1.5x Strategy
     (formerly Rydex VT Russell 2000(R) Advantage)
o  Rydex VT Sector Rotation
o  Rydex VT Small Cap Growth
o  Rydex VT Small Cap Value
o  Rydex VT Technology
o  Rydex VT Telecommunications
o  Rydex VT Transportation
o  Rydex VT U.S. Government Money Market
o  Rydex VT Utilities
o  SBL Global
o  SBL Small Cap Value
o  Van Kampen LIT Government
o  Wells Fargo Advantage Opportunity VT


You may allocate your Purchase Payments and Contract Value among the available Subaccounts. Amounts that you allocate to the Subaccounts will increase or decrease in dollar value depending on the investment performance of the Underlying Fund in which such Subaccount invests. You bear the investment risk for amounts allocated to a Subaccount.

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PURCHASE PAYMENTS -- Your initial Purchase Payment must be at least $50,000. Thereafter, you may choose the amount and frequency of Purchase Payments, except that the minimum subsequent Purchase Payment is $500 ($50 under an Automatic Investment Program). See "Purchase Payments."

CONTRACT BENEFITS -- You may transfer Contract Value among the Subaccounts, subject to certain restrictions as described in "The Contract."

   At any time before the Annuity Start Date, you may surrender a Contract for its Withdrawal Value, and may make partial withdrawals, including systematic withdrawals, from Contract Value. See "Full and Partial Withdrawals" and "Federal Tax Matters" for more information about withdrawals, including the 10% penalty tax that may be imposed upon full and partial withdrawals (including systematic withdrawals) made prior to the Owner attaining age 59 1/2.

   The Contract provides for a death benefit upon the death of the Owner prior to the Annuity Start Date. See "Death Benefit" for more information. The Contract provides for several Annuity Options on either a variable basis, a fixed basis, or both. The Company guarantees annuity payments under the fixed Annuity Options. See "Annuity Period."

OPTIONAL RIDERS -- Upon your application for the Contract, you may select one or more of the following riders:

o  Return of Premium Death Benefit;*
o  Extra Credit at 3%.

*Provides a death benefit.

The Company makes each rider available only at issue. You cannot change or cancel the rider(s) that you select after they are issued. See the detailed description of each rider under "Optional Riders."

   The amount of each rider charge is equal to a percentage, on an annual basis, of your Contract Value. See "Optional Rider Charges."

   Please note that any amount that we may pay or make available under any optional rider that is in excess of Contract Value is subject to our financial strength and claims-paying ability.

FREE-LOOK RIGHT -- You may return the Contract within the Free-Look Period, which is generally a ten-day period beginning when you receive the Contract (60 days from the date of receipt if you are purchasing the Contract to replace another life insurance or annuity contract or with the proceeds of another such contract). In this event, the Company will refund to you as of the Valuation Date on which we receive your Contract any Contract Value, plus any charges deducted from such Contract Value, less the Contract Value attributable to any Credit Enhancements. Because the Company will deduct the current value of any Credit Enhancements from the amount of Contract Value refunded to you, the Company will bear the investment risk associated with Credit Enhancements during the Free-Look Period.

CHARGES AND DEDUCTIONS -- The Company does not deduct sales load from Purchase Payments before allocating them to your Contract Value. Certain charges will be deducted in connection with the Contract as described below.

   CONTINGENT DEFERRED SALES CHARGE. You must select a 0-year or 5-year withdrawal charge schedule when you purchase the Contract. Whether we assess a contingent deferred sales charge (which may also be referred to as a "withdrawal charge") and a mortality and expense risk charge will depend on the schedule that you select. You may not change the withdrawal charge schedule after the Contract has been issued. Please see the discussion under "Mortality and Expense Risk Charge" below.

   If you select the 5-year schedule and you withdraw Contract Value, the Company will deduct any applicable withdrawal charge. Any withdrawal charge will be waived on withdrawals to the extent that total withdrawals in a Contract Year, including systematic withdrawals, do not exceed the Free Withdrawal amount. The Free Withdrawal amount is equal in the first Contract Year to 10% of Purchase Payments, excluding any Credit Enhancements, made during the year and, in any subsequent Contract Year, to 10% of Contract Value as of the first Valuation Date of that Contract Year. The withdrawal charge applies to the portion of any withdrawal consisting of the Purchase Payments that exceed the Free Withdrawal amount. Purchase Payments do not include Credit Enhancements for the purpose of calculating the withdrawal charge. The amount of the charge will depend on how long your Purchase Payments have been held under the Contract.

   Each Purchase Payment is considered to have a certain "age," depending on the length of time since the Purchase Payment was effective. A Purchase Payment is "age one" in the year beginning on the date the Purchase Payment is applied by the Company and increases in age each year thereafter. The withdrawal charge is calculated according to the applicable schedule below (as selected at the time of application for the Contract):

           =========================================================
                0-YEAR SCHEDULE                5-YEAR SCHEDULE
           --------------------------     --------------------------
            PURCHASE                        PURCHASE
           PAYMENT AGE     WITHDRAWAL     PAYMENT AGE     WITHDRAWAL
           (IN YEARS)        CHARGE        (IN YEARS)       CHARGE
           ---------------------------------------------------------
           0 and over          0%               1             5%
                                                2             4%
                                                3             3%
                                                4             2%
                                                5             1%
                                           6 and over         0%
           =========================================================

   The amount of total withdrawal charges assessed against your Contract will never exceed 5% of Purchase Payments paid under the Contract if you select the 5-year schedule and will not be assessed if you select the 0-year schedule. In addition, no withdrawal charge will be assessed upon: (1) payment of death benefit proceeds, (2) annuity payments under options that provide for payments for life, or a period of at least seven years, or (3) withdrawals made to pay the fees of your registered investment adviser, provided that your adviser has entered into a variable annuity adviser agreement with the Company. See "Contingent Deferred Sales Charge."

   MORTALITY AND EXPENSE RISK CHARGE. The Company may deduct a charge for mortality and expense risks assumed by the Company under the Contract, depending on the withdrawal charge schedule you have selected. Any mortality and expense risk charge is deducted daily and is equal to the applicable percentage below, on an annual basis, of each Subaccount's average daily net assets:

            ========================================================
                                                ANNUAL MORTALITY AND
            WITHDRAWAL CHARGE SCHEDULE          EXPENSE RISK CHARGE
            --------------------------------------------------------
            5-Year Schedule                            None
            0-Year Schedule                            0.20%
            ========================================================

   We also deduct a mortality and expense risk charge during the Annuity Period in the amount of 0.30%, on an annual basis in lieu of the amounts above and regardless of the withdrawal charge schedule selected. The Company guarantees that the charge for mortality and expense risks will not exceed an annual rate of 0.20% for the 0-year withdrawal charge schedule or 0.00% for the 5-year withdrawal charge schedule (0.30% during the Annuity Period) of each Subaccount's average daily net assets. See "Mortality and Expense Risk Charge."

   OPTIONAL RIDER CHARGES. The Company deducts a monthly charge from Contract Value for certain riders that may be elected by the Owner. The Company will deduct the monthly rider charge from Contract Value beginning on the Contract Date and ending on the Annuity Start Date. The charge for the Extra Credit Rider, however, is deducted only during the seven-year period beginning on the Contract Date.

   The amount of each rider charge is equal to a percentage, on an annual basis, of your Contract Value. See "Optional Rider Charges" for more information, including the specific charge applicable to each optional rider.

   ADMINISTRATION CHARGE. The Company deducts a daily administration charge equal to an annual rate of each Subaccount's average daily net assets. The charge for each of the Subaccounts currently offered through this prospectus is 0.25% annually, and the Company guarantees that this charge will not increase for these Subaccounts; however, the amount of this charge may be higher for Subaccounts that the Company adds in the future. See "Administration Charge."

   PREMIUM TAX CHARGE. The Company may assess a premium tax charge to reimburse itself for any premium taxes that it incurs with respect to this Contract. If assessed, this charge will usually be deducted on the Annuity Start Date or upon a full or partial withdrawal if a premium tax was incurred by the Company and is not refundable. No premium tax is currently imposed in the State of New York.
The Company reserves the right to deduct such taxes when due or anytime thereafter. See "Premium Tax Charge."

   OTHER EXPENSES. Investment advisory fees and operating expenses of each Underlying Fund are paid by the Underlying Fund and are reflected in the net asset value of its shares. The Owner indirectly bears a pro rata portion of such fees and expenses. See the prospectus for each Underlying Fund for more information about Underlying Fund expenses.

   The Company may charge the Separate Account or the Subaccounts for the federal, state, or local taxes incurred by the Company that are attributable to the Separate Account or the Subaccounts, or to the operations of the Company with respect to the Contract, or that are attributable to payment of premiums or acquisition costs under the Contract. No such charge is currently assessed. See "Tax Status of the Company and the Separate Account" and "Charge for the Company's Taxes."

TAX-FREE EXCHANGES -- You can generally exchange one contract for another in a "tax-free exchange" under Section 1035 of the Internal Revenue Code. Before making an exchange, you should compare both contracts carefully. Remember that if you exchange another contract for the one described in this Prospectus, you might have to pay a withdrawal charge and tax, including a possible penalty tax, on your old contract, there may be a new withdrawal charge period for this Contract, other charges may be higher (or lower) and the benefits may be different. You should not exchange another contract for this one unless you determine, after knowing all the facts, that the exchange is in your best interest and not just better for the person trying to sell you this Contract. If you contemplate such an exchange, you should consult a tax adviser to discuss the potential tax effects of such a transaction.

CONTACTING THE COMPANY -- You should direct all written requests, notices, and forms required by the Contract, and any questions or inquiries to First Security Benefit Life Insurance and Annuity Company of New York, P.O. Box 750497, Topeka, Kansas 66675-0497 or by phone by calling 1-800-888-2461.

EXPENSE TABLES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract.

================================================================================
CONTRACT  OWNER  TRANSACTION  EXPENSES  are  fees  and
expenses  that you will  pay  when  you  purchase  the
Contract or make  withdrawals  from the Contract.  The
information  below  does  not  reflect  state  premium
taxes,  which  may be  applicable  to  your  Contract.
During the  Annuity  Period,  the  Company  may impose
different  fees  and  expenses  not  reflected  in the
following  tables  or  Example.   See  "Mortality  and
Expense Risk Charge."
--------------------------------------------------------------------------------
  Sales Load on Purchase Payments                                  None
--------------------------------------------------------------------------------
  Deferred Sales Charge (as a percentage of amount
  withdrawn attributable to Purchase Payments)(1)                   5%
--------------------------------------------------------------------------------
  Transfer Fee (per transfer)                                      None
--------------------------------------------------------------------------------
PERIODIC  EXPENSES are fees and expenses that you will
pay  periodically  during  the  time  that you own the
Contract,  not  including  fees  and  expenses  of the
Underlying Funds.
--------------------------------------------------------------------------------
Separate Account Annual Expenses (as a percentage           5-Year       0-Year
of average Subaccount daily net assets)                    Schedule     Schedule
--------------------------------------------------------------------------------
  Annual Mortality and Expense Risk Charge(2)               0.00%        0.20%
--------------------------------------------------------------------------------
  Annual Administration Charge(3)                           0.25%        0.25%
--------------------------------------------------------------------------------
  Maximum Annual Charge for Optional Riders(4)              0.50%        0.50%
--------------------------------------------------------------------------------
  Total Separate Account Annual Expenses                    0.75%        0.95%
--------------------------------------------------------------------------------
1 You must select a 0-year or 5-year withdrawal charge schedule at the time you purchase the Contract. If you purchase the Contract with the 5-year schedule, the amount of the charge is determined by reference to how long your Purchase Payments have been held under the Contract. A free withdrawal is available in each Contract Year equal to (1) 10% of Purchase Payments, excluding any Credit Enhancements, made in the first Contract Year, and (2) 10% of Contract Value as of the first Valuation Date of the Contract Year in each subsequent Contract Year. If you select the 0-year schedule, the Company will not assess a withdrawal charge. See "Full and Partial Withdrawals" and "Contingent Deferred Sales Charge" for more information.

2 Whether or not we deduct a mortality and expense risk charge depends on the withdrawal charge schedule you select when you purchase your Contract. If you purchase a Contract with the 5-year schedule, we do not deduct a mortality and expense risk charge; if you purchase a Contract with the 0-year schedule, your mortality and expense risk charge is 0.20% annually. During the Annuity Period, the mortality and expense risk charge is 0.30% in lieu of the amounts described above and regardless of the withdrawal charge schedule selected. See the discussion under "Mortality and Expense Risk Charge."

3 The amount of this charge may differ for Subaccounts that the Company adds in the future.

4 You may select optional riders. If you select one or more of such riders, the charge will be deducted from your Contract Value. (See the applicable rider charges in the table below.) The "Maximum Annual Charge for Optional Riders" assumes that you purchase all available riders for a combined cost of 0.50% annually.
================================================================================


================================================================================
OPTIONAL RIDER EXPENSES (as a percentage of Contract Value)
--------------------------------------------------------------------------------
                                                                      Annual
                                                        Rate(1)     Rider Charge
--------------------------------------------------------------------------------
Return of Premium Death Benefit                           ---          0.10%
--------------------------------------------------------------------------------
Extra Credit Rider(2)                                     3%           0.40%
--------------------------------------------------------------------------------
1 Rate refers to the applicable interest rate for the Credit Enhancement rate for the Extra Credit Rider.

2 The Company will deduct the charge for this rider during the seven-year period beginning on the Contract Date.
================================================================================

The table below shows the minimum and maximum total operating expenses charged by the Underlying Funds. You will pay the expenses of the Underlying Funds corresponding to the Subaccounts in which you invest during the time that you own the Contract. More detail concerning each Underlying Fund's fees and expenses is contained in its prospectus.

================================================================================
                                                             MINIMUM     MAXIMUM
--------------------------------------------------------------------------------
Total Annual Underlying Fund Operating Expenses(1)            0.35%       5.12%
--------------------------------------------------------------------------------
1 Expenses deducted from Underlying Fund assets include management fees, distribution (12b-1) fees, service fees and other expenses. The maximum expenses above represent the total annual operating expenses of that Underlying Fund with the highest total operating expenses for the period ended December 31, 2006, and the minimum expenses represent the total annual operating expenses of that Underlying Fund with the lowest total operating expenses for the period ended December 31, 2006.
================================================================================

EXAMPLE -- This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, separate account annual expenses (including the maximum rider charge) and Underlying Fund fees and expenses but do not include state premium taxes, which may be applicable to your Contract.

   The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expense of the Contract and any of the Underlying Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

================================================================================
                                                  5-YEAR CDSC SCHEDULE
                                         ---------------------------------------
                                           1          3          5          10
                                          YEAR      YEARS      YEARS      YEARS
--------------------------------------------------------------------------------
If you surrender your Contract at the $1,032 $2,002 $2,958 $5,621 end of the applicable time period
--------------------------------------------------------------------------------
If you do not surrender or                 $584     $1,738     $2,872     $5,621
you annuitize your Contract
================================================================================


================================================================================
                                                   0-YEAR CDSC SCHEDULE
                                         ---------------------------------------
                                           1          3          5          10
                                          YEAR      YEARS      YEARS      YEARS
--------------------------------------------------------------------------------
If you surrender your Contract at the $604 $1,792 $2,955 $5,755 end of the applicable time period
--------------------------------------------------------------------------------
If you do not surrender or                 $604     $1,792     $2,955     $5,755
you annuitize your Contract
================================================================================

CONDENSED FINANCIAL INFORMATION

Because no Contract had been sold as of December 31, 2006, accumulation unit values and ending accumulation units outstanding for the Subaccounts have not been provided.

INFORMATION ABOUT THE COMPANY, THE SEPARATE ACCOUNT, AND THE FUNDS


FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK -- The Company is a stock life insurance company organized under the insurance laws of the State of New York on November 8, 1994. The Company offers fixed and variable annuity contracts in New York and is admitted to do business in that state. On September 8, 1995, the Company merged with and is the successor corporation of Pioneer National Life Insurance Company, a stock life insurance company organized under the laws of the State of Kansas. The Company is a wholly-owned subsidiary of Security Benefit Corporation ("Security Benefit"), a financial services holding company, organized under the laws of the State of Kansas. Security Benefit is wholly owned by Security Benefit Mutual Holding Company, a Kansas mutual holding company.


   The Principal Underwriter for the Contract is Security Distributors, Inc. ("SDI"), One Security Benefit Place, Topeka, Kansas 66636-0001. SDI, an affiliate of the Company, is registered as a broker-dealer with the SEC and is a wholly-owned subsidiary of Security Benefit.

PUBLISHED RATINGS -- The Company may from time to time publish in advertisements, sales literature and reports to Owners, the ratings and other information assigned to it by one or more independent rating organizations such as A. M. Best Company and Standard & Poor's. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of the Company and should not be considered as bearing on the investment performance of assets held in the Separate Account. Each year A. M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. In addition, the claims-paying ability of the Company as measured by Standard & Poor's Insurance Ratings Services may be referred to in advertisements or sales literature or in reports to Owners. These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance and annuity policies in accordance with their terms. Such ratings do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.

SEPARATE ACCOUNT -- The Company established the Separate Account under New York law on January 22, 1996. The Contract provides that the income, gains, or losses of the Separate Account, whether or not realized, are credited to or charged against the assets of the Separate Account without regard to other income, gains, or losses of the Company. The Contract contains a provision stating that assets held in the Separate Account may not be charged with liabilities arising from other business that the Company conducts. The Company owns the assets in the Separate Account and is required to maintain sufficient assets in the Separate Account to meet all Separate Account obligations under the Contract. Such Separate Account assets are not subject to claims of the Company's creditors. The Company may transfer to its General Account assets that exceed anticipated obligations of the Separate Account. All obligations arising under the Contract are general corporate obligations of the Company. The Company may invest its own assets in the Separate Account for other purposes, but not to support contracts other than variable annuity contracts, and may accumulate in the Separate Account proceeds from Contract charges and investment results applicable to those assets.

   The Contract provides that the income, gains and losses, whether or not realized, are credited to, or charged against, the assets of each Subaccount without regard to the income, gains or losses in the other Subaccounts. Each Subaccount invests exclusively in shares of a corresponding Underlying Fund. The Company may in the future establish additional Subaccounts of the Separate Account, which may invest in other Underlying Funds or in other securities or investment vehicles. See "Substitution of Investments."

   The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). Registration with the SEC does not involve supervision by the SEC of the administration or investment practices of the Separate Account or the Company.

UNDERLYING FUNDS -- Each Underlying Fund is an open-end management investment company of the series type and is registered with the SEC under the 1940 Act. Such registration does not involve supervision by the SEC of the investments or investment policy of the Underlying Funds. Each Underlying Fund pursues different investment objectives and policies.

   Shares of the Underlying Funds currently are not publicly traded mutual funds. They are available only as investment options in variable annuity or variable life insurance policies issued by life insurance companies or in some cases, through participation in certain qualified pension or retirement plans. Certain Underlying Funds have similar investment objectives and policies to other mutual funds managed by the same adviser. The investment results of the Underlying Funds, however, may be higher or lower than the results of such other funds. There can be no assurance, and no representation is made, that the investment results of any of the Underlying Funds will be comparable to the investment results of any other fund, even if both the Underlying Fund and the other fund are managed by the same adviser.

   Because the Underlying Funds may serve as investment vehicles for both variable life insurance policies and variable annuity contracts ("mixed funding") and shares of the Underlying Funds also may be sold to separate accounts of other insurance companies ("shared funding"), material conflicts could occur. The Company currently does not foresee any disadvantages to Owners arising from either mixed or shared funding; however, due to differences in tax treatment or other considerations, it is possible that the interests of Owners of various contracts for which the Underlying Funds serve as investment media might at some time be in conflict. However, the Company, each Underlying Fund's Board of Directors, and any other insurance companies that participate in the Underlying Funds are required to monitor events in order to identify any material conflicts that arise from mixed and/or shared funding. If such a conflict were to occur, the Company would take steps necessary to protect Owners including withdrawal of the Separate Account from participation in the Underlying Fund(s) involved in the conflict. This might force the Underlying Fund to sell securities at disadvantageous prices.

   The investment objective of each of the Underlying Funds is set forth at the end of this Prospectus. We cannot assure that any Underlying Fund will achieve its objective. More detailed information is contained in the prospectus of each Underlying Fund, including information on the risks associated with its investments and investment techniques.

   PROSPECTUSES FOR THE UNDERLYING FUNDS SHOULD BE CAREFULLY READ IN CONJUNCTION WITH THIS PROSPECTUS BEFORE INVESTING. YOU MAY OBTAIN PROSPECTUSES FOR THE UNDERLYING FUNDS BY CONTACTING THE COMPANY.


   CERTAIN PAYMENTS THE COMPANY AND ITS AFFILIATES RECEIVE WITH REGARD TO THE UNDERLYING FUNDS. The Company (and its affiliates) may receive payments from the Underlying Funds, their advisers, sub-advisers, and distributors, or affiliates thereof. The Company negotiates these payments and thus they differ by Underlying Fund (sometimes substantially), and the amounts the Company (or its affiliates) receive may be significant. Making these payments may provide an adviser, sub-adviser, or distributor (or affiliate thereof) with increased access to the Company and its affiliates involved in the distribution of the Contract. Proceeds from these payments may be used for any corporate purpose, including payment of expenses that the Company and its affiliates incur in promoting, marketing, and administering the Contract and, in its role as intermediary, the Underlying Funds. The Company and its affiliates may profit from these payments.

   12B-1 FEES. The Company and/or its affiliate, Security Distributors, Inc. ("SDI"), the principal underwriter for the Contract, receive 12b-1 fees from certain of the Underlying Funds that are based on a percentage of the average daily net assets of the particular Underlying Fund attributable to the Contract and certain other variable insurance contracts issued or administered by the Company (or its affiliates). Rule 12b-1 fees are paid out of Underlying Fund assets as part of the Underlying Fund's total annual underlying fund operating expenses. Payments made out of Underlying Fund assets will reduce the amount of assets that would otherwise be available for investment, and will reduce the Underlying Funds' investment return. The Company and SDI anticipate they will receive 12b-1 fees ranging from 0% to 0.25% of the average net assets of the Contract (and certain other variable insurance contracts issued or administered by the Company (or its affiliates)) invested in the Underlying Fund.

   PAYMENTS FROM UNDERLYING FUND SERVICE PROVIDERS. The Company (or its affiliates) also receives payments from the investment advisers, sub-advisers, or distributors (or affiliates thereof) of certain of the Underlying Funds (including affiliated Underlying Funds). These may be derived, in whole or in part, from the investment advisory fee deducted from Underlying Fund assets. Owners, through their indirect investment in the Underlying Funds, bear the costs of these investment advisory fees (see the Underlying Funds' prospectuses for more information). These payments usually are based on a percentage of the average daily net assets of the particular Underlying Fund attributable to the Contract and to certain other variable insurance contracts issued or administered by the Company (or its affiliates). Currently, the Company and its affiliates receive payments that range from 0.05% to 0.50% of the average net assets of the Contract (and certain other variable insurance contracts issued or administered by the Company (or its affiliates)) invested in the Underlying Fund. The Company may also receive payments from certain of the investment advisers, sub-advisers, or distributors (or affiliates thereof) of certain of the Underlying Funds that is a pre-determined fee and not based on the average net assets of the Contract (or other variable insurance contracts issued or administered by the Company or its affiliates) invested in the Underlying Fund.


   OTHER PAYMENTS. An Underlying Fund's adviser, sub-adviser, distributor, or affiliates may provide the Company (or its affiliates) and/or broker-dealers that sell the Contract ("selling firms") with wholesaling services to assist the Company in the distribution of the Contract, may pay the Company (or its affiliates) and/or selling firms amounts to participate in national and regional sales conferences and meetings with the sales desks, and may provide the Company (or its affiliates) and/or selling firms with occasional gifts, meals, tickets, or other compensation as an incentive to market the Underlying Funds and to cooperate with their promotional efforts.

   For details about the compensation payments the Company makes in connection with the sale of the Contract, see "Sale of the Contract."


   TOTAL PAYMENTS. Currently, the Company and its affiliates, including SDI, receive payments from the Underlying Funds, their advisers, sub-advisers, and distributors, or affiliates thereof, in the form of 12b-1 fees and/or other payments that range in total from 0.25% to a maximum of 0.50% of the average net assets of the Contract (certain other variable insurance contracts issued or administered by the Company (or its affiliates)) invested in the Underlying Funds. This does not include the arrangements with certain of the investment advisers, sub-advisers, or distributors (or affiliates thereof) of certain of the Underlying Funds in which the payment is not based on the average net assets of the Contract invested in the Underlying Fund. Please see the Statement of Additional Information for more detailed information on such payments.

   SELECTION OF UNDERLYING FUNDS. The Company selects the Underlying Funds offered through the Contract based on several criteria, including asset class coverage, the strength of the investment adviser's (or sub-adviser's) reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor the Company considers during the selection process is whether the Underlying Fund, its adviser, its sub-adviser, or an affiliate will make payments to the Company or its affiliates, as described above. The Company also considers whether the Underlying Fund's adviser is one of its affiliates, and whether the Underlying Fund, its adviser, sub-adviser, or distributor (or an affiliate) can provide marketing and distribution support for sale of the Contract. The Company reviews each Underlying Fund periodically after it is selected. Upon review, the Company may remove an Underlying Fund or restrict allocation of additional purchase payments and/or transfers of Contract Value to an Underlying Fund if it determines the Underlying Fund no longer meets one or more of the criteria and/or if the Underlying Fund has not attracted significant contract owner assets. The Company does not recommend or endorse any particular Underlying Fund, and does not provide investment advice.


THE CONTRACT

GENERAL -- The Company issues the Contract offered by this Prospectus. It is a flexible purchase payment deferred variable annuity. The Contract is significantly different from a fixed annuity contract in that it is the Owner under a Contract who assumes the risk of investment gain or loss rather than the Company. When you are ready to begin receiving annuity payments, the Contract provides several Annuity Options under which the Company will pay periodic annuity payments on a variable basis, a fixed basis or both, beginning on the Annuity Start Date. The amount that will be available for annuity payments will depend on the investment performance of the Subaccounts to which you have allocated Purchase Payments.

   The Contract is available for purchase by an individual as a non-tax qualified retirement plan ("Non-Qualified Plan"). The Contract is also eligible for purchase in connection with certain tax qualified retirement plans that meet the requirements of Section 403(b), 408, or 408A of the Internal Revenue Code ("Qualified Plan"). Certain federal tax advantages are currently available to retirement plans that qualify as (1) annuity purchase plans of public school systems and certain tax-exempt organizations under Section 403(b), or (2) traditional and Roth individual retirement accounts or annuities, including traditional IRAs established by an employer under a simplified employee pension plan, or a SIMPLE IRA plan, under Section 408. Joint Owners are permitted only on a Contract issued pursuant to a Non-Qualified Plan. If you are purchasing the contract as an investment vehicle for a Section 403(b), 408 or 408A Qualified Plan, you should consider that the Contract does not provide any additional tax advantages beyond those already available through the Qualified Plan. However, the Contract does offer features and benefits in addition to providing tax deferral that other investments may not offer, including death benefit protection for your beneficiaries and annuity options which guarantee income for life. You should consult with your financial professional as to whether the overall benefits and costs of the Contract are appropriate considering your circumstances.

APPLICATION FOR A CONTRACT -- If you wish to purchase a Contract, you may submit an application and an initial Purchase Payment to the Company, as well as any other form or information that the Company may require. The Company reserves the right to reject an application or Purchase Payment for any reason, subject to the Company's underwriting standards and guidelines and any applicable state or federal law relating to nondiscrimination.

   The maximum age of an Owner or Annuitant for which a Contract will be issued is age 90. If there are Joint Owners or Annuitants, the maximum issue age will be determined by reference to the older Owner or Annuitant.

OPTIONAL RIDERS -- Upon your application for the Contract, you may select one or both of the following riders:

o  Return of Premium Death Benefit;*
o  Extra Credit at 3%.

*Provides a death benefit.

The Company makes each rider available only at issue. You cannot change or cancel the rider(s) that you select after they are issued. See the detailed description of each rider below.

RETURN OF PREMIUM DEATH BENEFIT -- Under this rider, we will pay an enhanced death benefit upon the death of the Owner or any Joint Owner prior to the Annuity Start Date. If the rider is not purchased, the death benefit will be the Contract Value on the Valuation Date we receive due proof of death and instructions regarding payment for each Designated Beneficiary. See the discussion under "Death Benefit."

   HOW DO YOU CALCULATE THE DEATH BENEFIT?  On the Valuation Date we receive due
proof  of  death  and  instructions   regarding   payment  for  each  Designated
Beneficiary, the death benefit equals the greater of:

1. The sum of all Purchase Payments (NOT including any Credit Enhancements) less an adjustment for any withdrawals and withdrawal charges.

    >> In the event of a withdrawal, we reduce the above amount as last adjusted in the same proportion that the withdrawal and any withdrawal charge reduce Contract Value immediately prior to the withdrawal.

2.  Contract Value.

See the next question for information on potential reductions in the amount of the death benefit to collect any premium tax due or recapture Credit
Enhancements that were applied within 12 months of the date of the Owner's death.

   WILL THERE BE ANY ADJUSTMENTS TO THE ENHANCED DEATH BENEFIT? We will reduce the death benefit offered under this rider by:

o  any uncollected premium tax; and

o if the Extra Credit Rider was in effect, any Credit Enhancements applied during the 12 months preceding the Owner's date of death (however, if the death benefit is 1 above, we will not reduce the death benefit by any Credit Enhancements).

   Note: If we do not receive due proof of death and instructions regarding payment for each Designated Beneficiary at our Administrative Office within six months of the date of the Owner's death, the death benefit will be the Contract Value on the Valuation Date we receive due proof of death and instructions regarding payment. If the Designated Beneficiary(ies) can show that it was not reasonably possible to furnish due proof of death and instruction regarding payment within 6 months of the date of the Owner's death and the Designated Beneficiary(ies) furnish such proof of death and instructions as soon as reasonably possible, the Company shall not so reduce the death benefit and shall calculate it as set forth above.

   ARE THERE AGE RESTRICTIONS ON PURCHASING THIS RIDER? The Owner and any Joint Owner must be 80 or younger on the Contract Date. See the discussion under "Death Benefit."

EXTRA CREDIT -- Under this rider, we will add a bonus, or "Credit Enhancement," of 3% of each Purchase Payment you make during the first Contract Year to your Contract Value.

   There are several important points for you to consider before purchasing this rider:

o As discussed below, we will recapture all or part of any Credit Enhancement that has not yet vested if you make a full or partial withdrawal.

o We may exclude all or part of any Credit Enhancements from death benefit proceeds. See "Death Benefit" and "Return of Premium Death Benefit."

o You must select an Annuity Start Date that is at least seven years after the effective date of the rider. This rider may not be appropriate for you if you want to annuitize sooner or if you are over age 63 at issue and will be required to annuitize the Contract at age 70 1/2 to meet federal minimum distribution requirements for IRAs.

o We expect to make a profit from the charge for this rider, and we pay for the Credit Enhancements through the rider charge and recapture of Credit Enhancements under the vesting schedule.

o We will allocate any Credit Enhancement among the Subaccounts in the same proportion as your Purchase Payment.

   WHAT HAPPENS IF I RETURN THE CONTRACT? If you exercise your right to return the Contract during the Free-Look period, we will reduce your Contract Value by the value of any Credit Enhancements applied. See "Free-Look Right."

   WHAT HAPPENS IF I MAKE WITHDRAWALS? If you make a full or partial withdrawal, we will recapture all or part of any Credit Enhancement that has not yet "vested." An amount equal to 1/7 of each Credit Enhancement will vest as of each Contract Anniversary and the Credit Enhancement will be fully vested at the end of seven Contract Years.

   We will recapture Credit Enhancements on withdrawals only to the extent that total withdrawals in a Contract Year, including systematic withdrawals, exceed the Free Withdrawal amount available under the Contract. In addition, the Company does not recapture Credit Enhancements on withdrawals made to pay the fees of your registered investment adviser, provided that your adviser has entered into a variable annuity adviser agreement with the Company. See "Contingent Deferred Sales Charge."

   The amount we will recapture upon withdrawal is equal to a percentage of the Credit Enhancement that has not yet vested. As of the date of the withdrawal, this percentage equals:

1. The amount of the withdrawal, including any withdrawal charges, less the Free Withdrawal amount, divided by

2.  Contract Value immediately prior to the withdrawal.

   HOW DO I KNOW IF THIS RIDER IS RIGHT FOR ME? The Extra Credit Rider would make sense for you only if:

o you do not expect to make Purchase Payments to the Contract after the first Contract Year, and

o you expect your average annual return (net of expenses of the Contract and the Underlying Funds) to exceed -5.00%.

   This return represents the amount that must be earned each year during the seven-year period beginning on the Contract Date to break even on the rider. The return is net of Contract and Underlying Fund expenses. This means that you would need to earn the amount in the table plus the amount of applicable expenses to break even on the rider.

   The rate of return assumes that all Purchase Payments are made during the first Contract Year when the Credit Enhancement is applied to Purchase Payments. If Purchase Payments are made in subsequent Contract Years, the applicable rider charge will be higher and no offsetting Credit Enhancement will be available. As a result, the rate of return required to break even would be higher.

   What this all means is:

o if your actual returns are greater than the amount set forth above and you make no Purchase Payments after the first Contract Year, you will profit from the purchase of the rider.

o if your actual returns are less, for example, in a down market, or if you make additional Purchase Payments that are not eligible for the Credit Enhancement, you will be worse off than if you had not purchased the rider.

o The Internal Revenue Code generally requires that interests in a Qualified Contract be nonforfeitable, and it is unclear whether the Credit Enhancement feature is consistent with those requirements. Consult a tax advisor before purchasing this rider as part of a Qualified Contract.

   ARE THERE AGE RESTRICTIONS ON PURCHASING THIS RIDER? The Owner must be 80 or younger on the Contract Date.

PURCHASE PAYMENTS -- The minimum initial Purchase Payment for the purchase of a Contract is $50,000. Thereafter, you may choose the amount and frequency of Purchase Payments, except that the minimum subsequent Purchase Payment is $500. The minimum subsequent Purchase Payment if you elect an Automatic Investment Program is $50. The Company may reduce the minimum Purchase Payment requirement under certain circumstances. The Company will not accept without prior Company approval aggregate Purchase Payments in an amount that exceeds $2,000,000 under any variable annuity contract(s) issued by the Company for which you are an Owner and/or Joint Owner.

   The Company will apply the initial Purchase Payment not later than the end of the second Valuation Date after the Valuation Date it is received by the Company; provided that the Purchase Payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Purchase Payment. The application form will be provided by the Company. If you submit your application and/or initial Purchase Payment to your registered representative, the Company will not begin processing the application and initial Purchase Payment until the Company receives them from your representative's broker-dealer. If the Company does not receive a complete application, the Company will hold your Purchase Payment in its General Account and will notify you that it does not have the necessary information to issue a Contract and/or apply the Purchase Payment to your Contract. If you do not provide the necessary information to the Company within five Valuation Dates after the Valuation Date on which the Company first receives the initial Purchase Payment or if the Company determines it cannot otherwise issue the Contract and/or apply the Purchase Payment to your Contract, the Company will return the initial Purchase Payment to you unless you consent to the Company retaining the Purchase Payment until the application is made complete.

   The Company will credit subsequent Purchase Payments as of the end of the Valuation Period in which they are received by the Company at its Administrative Office; however, subsequent Purchase Payments received at or after 3:00 p.m. Central time will be effected at the Accumulation Unit value determined on the following Valuation Date. Purchase Payments after the initial Purchase Payment may be made at any time prior to the Annuity Start Date, so long as the Owner is living. Subsequent Purchase Payments under a Qualified Plan may be limited by the terms of the plan and provisions of the Internal Revenue Code. Subsequent Purchase Payments may be paid under an Automatic Investment Program. The initial Purchase Payment must be paid before the Automatic Investment Program will be accepted by the Company. If you submit a subsequent Purchase Payment to your registered representative, the Company will not begin processing the Purchase Payment until the Company receives it from your representative's broker-dealer.

   If mandated under applicable law, the Company may be required to reject a Purchase Payment. The Company also may be required to provide additional information about an Owner's account to government regulators. In addition, the Company may be required to block an Owner's account and thereby refuse to pay any request for transfers, full or partial withdrawals, or death benefits until instructions are received from the appropriate regulator.

ALLOCATION OF PURCHASE PAYMENTS -- In an application for a Contract, you select the Subaccounts to which Purchase Payments will be allocated. Purchase Payments will be allocated according to your instructions contained in the application or more recent instructions received, if any, except that no Purchase Payment allocation is permitted that would result in less than $25.00 per payment being allocated to any one Subaccount. The allocations may be a whole dollar amount or a whole percentage. Available allocation alternatives include the Subaccounts.

   You may change the Purchase Payment allocation instructions by submitting a proper written request to the Company's Administrative Office. A proper change in allocation instructions will be effective upon receipt by the Company at its Administrative Office and will continue in effect until you submit a change in instructions to the Company. You may make changes in your Purchase Payment allocation and changes to an existing Dollar Cost Averaging or Asset Reallocation Option by telephone provided the proper form is completed, signed, and filed at the Company's Administrative Office. Changes in the allocation of future Purchase Payments have no effect on existing Contract Value. You may, however, transfer Contract Value among the Subaccounts in the manner described in "Transfers of Contract Value."

DOLLAR COST AVERAGING OPTION -- Prior to the Annuity Start Date, you may dollar cost average your Contract Value by authorizing the Company to make periodic transfers of Contract Value from any one Subaccount to one or more of the other Subaccounts. Dollar cost averaging is a systematic method of investing in which securities are purchased at regular intervals in fixed dollar amounts so that the cost of the securities gets averaged over time and possibly over various market cycles. The option will result in the transfer of Contract Value from one Subaccount to one or more of the other Subaccounts. Amounts transferred under this option will be credited at the price of the Subaccount as of the end of the Valuation Dates on which the transfers are effected. Since the price of a Subaccount's Accumulation Units will vary, the amounts transferred to a Subaccount will result in the crediting of a greater number of units when the price is low and a lesser number of units when the price is high. Similarly, the amounts transferred from a Subaccount will result in a debiting of a greater number of units when the price is low and a lesser number of units when the price is high. Dollar cost averaging does not guarantee profits, nor does it assure that you will not have losses.

   A Dollar Cost Averaging form is available upon request. On the form, you must designate whether Contract Value is to be transferred on the basis of a specific dollar amount, a fixed period or earnings only, the Subaccount or Subaccounts to and from which the transfers will be made, the desired frequency of the transfers, which may be on a monthly, quarterly, semiannual or annual basis, and the length of time during which the transfers shall continue or the total amount to be transferred over time. The minimum amount that may be transferred to any one Subaccount is $25.00. The Company does not require that transfers be continued over any minimum period of time, although typically dollar cost averaging would extend over a period of at least one year.

   After the Company has received a Dollar Cost Averaging Request in proper form at its Administrative Office, the Company will transfer Contract Value in the amounts you designate from the Subaccount from which transfers are to be made to the Subaccount or Subaccounts you have chosen. The Company will effect each transfer on the date you specify or if no date is specified, on the monthly, quarterly, semiannual or annual anniversary, whichever corresponds to the period selected, of the date of receipt at the Administrative Office of a Dollar Cost Averaging Request in proper form. Transfers will be made until the total amount elected has been transferred, or until Contract Value in the Subaccount from which transfers are made has been depleted. Amounts periodically transferred under this option are not included in the six transfers per Contract Year that generally are allowed as discussed under "Transfers of Contract Value."

   You may make changes to the option by writing to the Company's Administrative Office or by telephone provided the proper form is completed, signed, and filed at the Company's Administrative Office. You may instruct the Company at any time to terminate the option by written request to the Company's Administrative Office. In that event, the Contract Value in the Subaccount from which transfers were being made that has not been transferred will remain in that Subaccount unless you instruct us otherwise. If you wish to continue transferring on a dollar cost averaging basis after the expiration of the applicable period, the total amount elected has been transferred, or the Subaccount has been depleted, or after the Dollar Cost Averaging Option has been canceled, a new Dollar Cost Averaging Request must be completed and sent to the Administrative Office. The Company requires that you wait at least a month if transfers were made on a monthly basis, a quarter if transfers were made on a quarterly basis, six months if transfers were made on a semiannual basis or one year if transfers were made on an annual basis, before reinstating Dollar Cost Averaging after it has been terminated for any reason. The Company may discontinue, modify, or suspend the Dollar Cost Averaging Option at any time. The Company does not currently charge a fee for this option.

ASSET REALLOCATION OPTION -- Prior to the Annuity Start Date, you may authorize the Company to automatically transfer Contract Value on a monthly, quarterly, semiannual or annual basis to maintain a particular percentage allocation among the Subaccounts. The Contract Value allocated to each Subaccount will grow or decline in value at different rates during the selected period, and Asset Reallocation automatically reallocates the Contract Value in the Subaccounts to the allocation you selected on a monthly, quarterly, semiannual or annual basis, as you select. Asset Reallocation is intended to transfer Contract Value from those Subaccounts that have increased in value to those Subaccounts that have declined in value. Over time, this method of investing may help you buy low and sell high. This investment method does not guarantee profits, nor does it assure that you will not have losses.

   To elect this option an Asset Reallocation Request in proper form must be received by the Company at its Administrative Office. An Asset Reallocation form is available upon request. On the form, you must indicate the applicable Subaccounts, the applicable time period and the percentage of Contract Value to be allocated to each Subaccount.

   Upon receipt of the Asset Reallocation Request, the Company will effect a transfer among the Subaccounts based upon the percentages that you selected. Thereafter, the Company will transfer Contract Value to maintain that allocation on each monthly, quarterly, semiannual or annual anniversary, as applicable, of the date of the Company's receipt of the Asset Reallocation Request in proper form. The amounts transferred will be credited at the price of the Subaccount as of the end of the Valuation Date on which the transfer is effected. Amounts periodically transferred under this option are not included in the six transfers per Contract Year that generally are allowed as discussed under "Transfers of Contract Value."

   You may make changes to the option by writing to the Company's Administrative Office or by telephone provided the proper form is completed, signed, and filed at the Company's Administrative Office. You may instruct the Company at any time to terminate this option by written request to the Company's Administrative Office. In that event, the Contract Value in the Subaccounts that has not been transferred will remain in those Subaccounts regardless of the percentage allocation unless you instruct us otherwise. If you wish to continue Asset Reallocation after it has been canceled, a new Asset Reallocation form must be completed and sent to the Company's Administrative Office. The Company may discontinue, modify, or suspend, and reserves the right to charge a fee for the Asset Reallocation Option at any time. The Company does not currently charge a fee for this option.

TRANSFERS OF CONTRACT VALUE -- You may transfer Contract Value among the Subaccounts upon proper written request to the Company's Administrative Office both before and after the Annuity Start Date. You may make transfers (other than transfers pursuant to the Dollar Cost Averaging and Asset Reallocation Options) by telephone if the Electronic Transfer Privilege section of the application or the proper form has been completed, signed and filed at the Company's
Administrative Office. The minimum transfer amount is $500, or the amount remaining in a given Subaccount. The minimum transfer amount does not apply to transfers under the Dollar Cost Averaging or Asset Reallocation Options.


   The Company generally effects transfers between Subaccounts at their respective Accumulation Unit values as of the close of the Valuation Period during which the transfer request is received; however, transfer requests received at or after the cut-off time of 2:00 p.m. Central time (1:00 p.m. Central time for requests that include a transfer in whole or in part to or from the Direxion Dynamic VP HY Bond Subaccount (formerly Potomac Dynamic VP HY
Bond)) on any Valuation Date will be effected at the Accumulation Unit value determined on the following Valuation Date. See "Cut-Off Times."

   The Company reserves the right to limit the number of transfers to six in a Contract Year, although the Company does not limit the frequency of transfers with regard to the RVT CLS AdvisorOne Berolina or Rydex Subaccounts (excluding the Rydex VT Absolute Return Strategies, Rydex VT Commodities Strategy (formerly Rydex VT Commodities), Rydex VT EP Aggressive, Rydex VT EP Conservative, Rydex VT EP Moderate, Rydex VT Hedged Equity, Rydex VT Multi-Cap Core Equity, and Rydex VT Sector Rotation Subaccounts), which are designed for frequent transfers. The Company will so limit your transfers if we determine that you are engaging in a pattern of transfers that is disruptive to the Underlying Funds or potentially disadvantageous to other Owners and Participants with Contract Value allocated to the applicable Subaccount(s) and we believe that suspension of your electronic transfer privileges, as discussed below, does not adequately address your transfer activity. The Company does not assess a transfer fee on transfers.


   FREQUENT TRANSFER RESTRICTIONS. The Contract is not designed for organizations or individuals engaging in a market timing strategy, or making programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the Underlying Fund. These kinds of strategies and transfer activities may disrupt portfolio management of the Underlying Funds in which the Subaccounts invest (such as requiring the Underlying Fund to maintain a high level of cash or causing the Underlying Fund to liquidate investments prematurely to pay withdrawals), hurt Underlying Fund performance, and drive Underlying Fund expenses (such as brokerage and administrative expenses) higher. In addition, because other insurance companies and/or retirement plans may invest in the Underlying Funds, the risk exists that the Underlying Funds may suffer harm from programmed, frequent, or large transfers among subaccounts of variable contracts issued by other insurance companies or among investment options available to retirement plan participants. These risks and costs are borne by all shareholders of the affected Underlying Fund, Owners and Participants with Contract Value allocated to the corresponding Subaccount (as well as their Designated Beneficiaries and Annuitants) and long-term investors who do not generate these costs.

   The Company has in place policies and procedures designed to restrict transfers if we determine that you are engaging in a pattern of transfers that is disruptive to the Underlying Funds or potentially disadvantageous to other Owners and Participants with Contract Value allocated to the applicable Subaccount (regardless of the number of previous transfers the Owner or Participant has made during the Contract Year). In making this determination, we monitor transfers among the Subaccounts and consider, among other things, the following factors:

o  the total dollar amount being transferred;

o  the number of transfers you made within the previous 12 months;

o  transfers to and from (or from and to) the same Subaccount;

o whether your transfers appear to follow a pattern designed to take advantage of short-term market fluctuations; and

o whether your transfers appear to be part of a group of transfers made by a third party on behalf of the individual Owners in the group.

   If the Company determines that your transfer patterns among the Subaccounts are disruptive to the Underlying Funds or potentially disadvantageous to Owners and Participants, the Company may send you a letter notifying you that it is prohibiting you from making telephone transfers or other electronic transfers and instead requiring that you submit transfer requests in writing via regular U.S. mail for a specified period beginning on the date of the letter. In addition, if you make a certain number of transfers from a Subaccount followed by a transfer to that Subaccount (or to a Subaccount followed by a transfer from that Subaccount) ("round trip transfers") during the prior 12-month period (or such shorter period as specified in the chart below), the Company will prohibit further transfers to that Subaccount until such transfer may be made without violating the number of round trip transfers permitted (please see the chart below).


================================================================================
                                                                      NUMBER OF
                                                                     ROUND TRIPS
SUBACCOUNT                                                           TRANSFERS*
--------------------------------------------------------------------------------
RVT CLS AdvisorOne Berolina; All Rydex Subaccounts, EXCEPT Rydex      Unlimited
VT Absolute  Return  Strategies,  Rydex VT Commodities  Strategy
(formerly Rydex VT Commodities),  Rydex VT EP Aggressive,  Rydex
VT EP  Conservative,  Rydex  VT EP  Moderate,  Rydex  VT  Hedged
Equity,  Rydex VT  Multi-Cap  Core  Equity,  and Rydex VT Sector
Rotation
--------------------------------------------------------------------------------
Rydex VT Sector Rotation                                                  6
--------------------------------------------------------------------------------
AIM V.I. Capital Appreciation,  PIMCO VIT Real Return, PIMCO VIT          4
Total Return,  RVT CLS  AdvisorOne  Amerigo,  RVT CLS AdvisorOne
Clermont,   Rydex  VT  Absolute  Return  Strategies,   Rydex  VT
Commodities  Strategy (formerly Rydex VT Commodities),  Rydex VT
EP Aggressive,  Rydex VT EP Conservative,  Rydex VT EP Moderate,
Rydex VT Hedged  Equity,  Rydex VT Multi-Cap  Core  Equity,  SBL
Global, SBL Small Cap Value, Van Kampen LIT Government
--------------------------------------------------------------------------------
Wells Fargo Advantage Opportunity VT                                      2
--------------------------------------------------------------------------------
AIM V.I.  International  Growth,  AIM V.I.  Mid Cap Core Equity,          1**
Direxion  Dynamic  VP HY Bond  (formerly  Potomac  Dynamic VP HY
Bond), Dreyfus VIF International Value,  Federated Fund for U.S.
Government   Securities  II,  Federated  High  Income  Bond  II,
Fidelity  VIP  Contrafund,  Fidelity  VIP Growth  Opportunities,
Fidelity  VIP  Index  500,   Fidelity   Investment  Grade  Bond,
Neuberger  Berman AMT Guardian,  Neuberger  Berman AMT Partners,
Oppenheimer  Main  Street  Small  Cap  Fund/VA,  PIMCO  VIT  Low
Duration,  PIMCO VIT StocksPLUS(R)  Growth & Income,  Van Kampen
LIT Government

--------------------------------------------------------------------------------
 *Number of round trip transfers that can be made in any 12-month period before the Company will prohibit further transfers to that Subaccount. Transfers to the Subaccount will be prohibited until such transfer may be made without violating the number of round trip transfers set forth above.

**Number of round  trip  transfers  that can be made in any three  month  period before the Company will prohibit further transfers to that Subaccount. Transfers to the Subaccount will be prohibited until such transfer may be made without violating the number of round trip transfers set forth above.
================================================================================


   In addition to the Company's own frequent transfer procedures, the Underlying Funds may have adopted their own policies and procedures with respect to frequent transfer of their respective shares, and the Company reserves the right to enforce these policies and procedures. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures the Company has adopted. In particular, some of the Underlying Funds have reserved the right to temporarily or permanently refuse payments or transfer requests from the Company if, in the judgment of the Underlying Fund's manager, the Underlying Fund would be unable to invest effectively in accordance with its investment objective or policies, or would otherwise potentially be adversely affected.


   Under SEC rules, the Company is required to: (1) enter into a written agreement with each Underlying Fund or its principal underwriter that obligates the Company to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Owners, and (2) execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Owners who violate the frequent transfer policies established by the Underlying Fund.


   Managers of the Underlying Funds may contact the Company if they believe or suspect that there is market timing or other potentially harmful trading, and, if so, the Company will take appropriate action to protect others. In particular, the Company may, and the Company reserves the right to, reverse a potentially harmful transfer. If the Company reverses a potentially harmful transfer, it will effect such reversal not later than the close of business on the second Valuation Date following the Valuation Date in which the original transfer was effected, and the Company will inform the Owner in writing at his or her address of record.

   To the extent permitted by applicable law, the Company also reserves the right to reject a transfer request at any time that the Company is unable to purchase or redeem shares of any of the Underlying Funds because of any refusal or restriction on purchases or redemptions of their shares as a result of the Underlying Fund's policies and procedures on market timing activities or other potentially abusive transfers. The Company also reserves the right to implement, administer, and collect redemption fees imposed by one or more of the Underlying Funds in the future. You should read the prospectuses of the Underlying Funds for more details on their ability to refuse or restrict purchases or redemptions of their shares.

   In its sole discretion, the Company may revise its market timing procedures at any time without prior notice as the Company deems necessary or appropriate to better detect and deter programmed, frequent, or large transfers that may adversely affect other Owners, Participants, or Underlying Fund shareholders, to comply with state or federal regulatory requirements, or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). The Company may change its parameters to monitor for factors other than the number of "round trip transfers" into and out of particular Subaccounts. For purposes of applying the parameters used to detect potential market timing and other potentially harmful activity, the Company may aggregate transfers made in two or more Contracts that it believes are connected (for example, two Contracts with the same Owner, or owned by spouses, or owned by different partnerships or corporations that are under common control, etc.).

   The Company does not include transfers made pursuant to Dollar Cost Averaging and Asset Reallocation Options in these limitations. The Company may vary its market timing procedures from Subaccount to Subaccount, and may be more restrictive with regard to certain Subaccounts than others. The Company may not always apply these detection methods to Subaccounts investing in Underlying Funds that, in its judgment, would not be particularly attractive to market timers or otherwise susceptible to harm by frequent transfers.

   Contract owners seeking to engage in programmed, frequent, or large transfer activity may deploy a variety of strategies to avoid detection. The Company's ability to detect and deter such transfer activity is limited by operational systems and technological limitations. In addition, the terms of the Contract may also limit the Company's ability to restrict or deter harmful transfers. Furthermore, the identification of Owners determined to be engaged in transfer activity that may adversely affect other Owners, Participants, or Underlying Fund shareholders involves judgments that are inherently subjective. Accordingly, despite its best efforts, the Company cannot guarantee that its market timing procedures will detect every potential market timer, but the Company applies its market timing procedures consistently to all Owners without special arrangement, waiver, or exception, aside from allocations to certain of the Rydex Subaccounts, which do not limit or restrict transfers. Because other insurance companies and/or retirement plans may invest in the Underlying Funds, the Company cannot guarantee that the Underlying Funds will not suffer harm from programmed, frequent, or large transfers among subaccounts of variable contracts issued by other insurance companies or among investment options available to retirement plan participants.


   The Company does not limit or restrict transfers TO OR FROM THE RVT CLS ADVISORONE BEROLINA OR THE RYDEX Subaccounts (excluding the Rydex VT Absolute Return Strategies, Rydex VT Commodities Strategy (formerly Rydex VT Commodities), Rydex VT EP Aggressive, Rydex VT EP Conservative, Rydex VT EP Moderate, Rydex VT Hedged Equity, Rydex VT Multi-Cap Core Equity, and Rydex VT Sector Rotation Subaccounts), which are designed for frequent transfers. As stated above, market timing and frequent transfer activities may disrupt portfolio management of the Underlying Funds, hurt Underlying Fund performance, and drive Underlying Fund expenses higher.


   Because the Company cannot guarantee that it can restrict or deter all harmful transfer activity, Owners bear the risks associated with such activity, including potential disruption of portfolio management of the Underlying Funds and potentially lower Underlying Fund performance and higher Underlying Fund expenses. In addition, there is a risk that the Company will not detect harmful transfer activity on the part of some Owners and, as a result, the Company will inadvertently treat those Owners differently than Owners it does not permit to engage in harmful transfer activity. Moreover, due to the Company's operational and technological limitations, as well as possible variations in the market timing policies of other insurance companies and/or retirement plans that may also invest in the Underlying Funds, some Owners may be treated differently than others. Consequently, there is a risk that some Owners may be able to engage in market timing while others suffer the adverse effects of such trading activities.

CONTRACT VALUE -- The Contract Value is the sum of the amounts under the Contract held in each Subaccount as of any Valuation Date.

   On each Valuation Date, the amount of Contract Value allocated to any particular Subaccount will be adjusted to reflect the investment experience of that Subaccount. See "Determination of Contract Value." Contract Value is not guaranteed by the Company. You bear the entire investment risk relating to the investment performance of Contract Value allocated to the Subaccounts.

DETERMINATION OF CONTRACT VALUE -- Your Contract Value will vary to a degree that depends upon several factors, including

o Investment performance of the Subaccounts to which you have allocated Contract Value,

o  Payment of Purchase Payments,

o  Full and partial withdrawals, and

o Charges assessed in connection with the Contract, including charges for any optional riders selected.

The amounts allocated to a Subaccount will be invested in shares of the corresponding Underlying Fund. The investment performance of each Subaccount will reflect increases or decreases in the net asset value per share of the corresponding Underlying Fund and any dividends or distributions declared by the Underlying Fund. Any dividends or distributions from any Underlying Fund will be automatically reinvested in shares of the same Underlying Fund, unless the Company, on behalf of the Separate Account, elects otherwise.

   Assets in the Subaccounts are divided into Accumulation Units, which are accounting units of measure used to calculate the value of an Owner's interest in a Subaccount. When you allocate Purchase Payments to a Subaccount, your Contract is credited with Accumulation Units. The number of Accumulation Units to be credited is determined by dividing the dollar amount, including any Credit Enhancements, allocated to the particular Subaccount by the price for the Subaccount's Accumulation Units as of the end of the Valuation Period in which the Purchase Payment is credited.


   In addition to Purchase Payments, other transactions including full or partial withdrawals, transfers, and assessment of certain charges against the Contract affect the number of Accumulation Units credited to a Contract. The number of units credited or debited in connection with any such transaction is determined by dividing the dollar amount of such transaction by the price of the Accumulation Unit of the affected Subaccount next determined after receipt of the transaction. The price of each Subaccount is determined on each Valuation Date as of the close of the New York Stock Exchange, normally 3:00 p.m. Central time. Full and partial withdrawal requests and subsequent Purchase Payments received at or after 3:00 p.m. Central time will be effected at the Accumulation Unit value determined on the following Valuation Date. See "Purchase Payments" and "Full and Partial Withdrawals." Requests to transfer Contract Value received at or after the cut-off time of 2:00 p.m. Central time on any Valuation Date (1:00 p.m. Central time for any transaction that includes in whole or in part the Direxion Dynamic VP HY Bond Subaccount (formerly Potomac Dynamic VP HY
Bond)) will be effected at the Accumulation Unit value determined on the following Valuation Date. See "Cut-Off Times." The price of each Subaccount may be determined earlier if trading on the New York Stock Exchange is restricted or as permitted by the SEC.


   The number of Accumulation Units credited to a Contract shall not be changed by any subsequent change in the value of an Accumulation Unit, but the dollar value of an Accumulation Unit may vary from Valuation Date to Valuation Date depending upon the investment experience of the Subaccount and charges against the Subaccount.

   The price of each Subaccount's units initially was $10. The price of a Subaccount on any Valuation Date takes into account the following: (1) the investment performance of the Subaccount, which is based upon the investment performance of the corresponding Underlying Fund, (2) any dividends or distributions paid by the corresponding Underlying Fund, (3) the charges, if any, that may be assessed by the Company for taxes attributable to the operation of the Subaccount, (4) the mortality and expense risk charge under the Contract of 0.00% or 0.20% annually, as applicable, and (5) the administration charge under the Contract.

   The mortality and expense risk charge of 0.00% or 0.20% as applicable and the administration charge of 0.25%, are factored into the Accumulation Unit value or "price" of each Subaccount on each Valuation Date. The Company deducts the charge for any optional riders (the "Excess Charge") on a monthly basis. Each Subaccount declares a monthly dividend and the Company deducts the Excess Charge from this monthly dividend upon its reinvestment in the Subaccount. The Excess Charge is a percentage of your Contract Value allocated to the Subaccount as of the reinvestment date. The monthly dividend is paid only for the purpose of collecting the Excess Charge. Assuming that you owe a charge above the mortality and expense risk charge and the administration charge, your Contract Value will be reduced in the amount of your Excess Charge upon reinvestment of the Subaccount's monthly dividend. The Company deducts the Excess Charge only upon reinvestment of the monthly dividend and does not assess an Excess Charge upon a full or partial withdrawal from the Contract. The Company reserves the right to compute and deduct the Excess Charge from each Subaccount on each Valuation Date. See the Statement of Additional Information for a more detailed discussion of how the Excess Charge is deducted.


CUT-OFF TIMES -- Any written, electronic, or telephonic transactions involving your Contract, other than requests to transfer Contract Value among the Subaccounts, must be received by us prior to any announced closing of the New York Stock Exchange to be processed on the current Valuation Date. The New York Stock Exchange normally closes at 3:00 p.m. Central time, so financial transactions (other than transfers) must be received by 3:00 p.m. Central time (the "cut-off" time). Financial transactions (other than transfers) received at or after 3:00 Central time will be processed on the following Valuation Date. Financial transactions include full and partial withdrawals, death benefit payments, and Purchase Payments.

   Any request to transfer Contract Value among the Subaccounts, including those submitted by telephone, must be received by us no later than one hour (two hours for any transfer that includes in whole or in part the Direxion Dynamic VP HY Bond Subaccount (formerly Potomac Dynamic VP HY Bond)) prior to any announced closing of the New York Stock Exchange to be processed on the current Valuation Date. This means transfer requests must be received by 2:00 p.m. Central time (1:00 p.m. Central time for any transfer that includes in whole or in part the Direxion Dynamic VP HY Bond Subaccount (formerly Potomac Dynamic VP HY Bond)). Transfer requests received at or after the applicable cut-off time will be processed on the following Valuation Date. The Company may extend the cut-off time to 25 minutes prior to any announced closing (generally 2:35 p.m. Central time) for transfers submitted electronically through the Company's Internet web site. The cut-off time will not be extended, however, for transfers that include in whole or in part the Direxion Dynamic VP HY Bond Subaccount (formerly Potomac Dynamic VP HY Bond), and the Internet functionality is available only to Owners who have authorized their financial representatives to make financial transactions on their behalf.


FULL AND PARTIAL WITHDRAWALS -- An Owner may make a partial withdrawal of Contract Value, or surrender the Contract for its Withdrawal Value. A full or partial withdrawal, including a systematic withdrawal, may be taken from Contract Value at any time while the Owner is living and before the Annuity Start Date, subject to limitations under the applicable plan for Qualified Plans and applicable law. Withdrawals (other than systematic withdrawals) after the Annuity Start Date are permitted only under Annuity Option 5 (and only if the Owner has elected variable annuity payments under Option 5). See "Annuity Period" for a discussion of withdrawals after the Annuity Start Date. A full or partial withdrawal request will be effective as of the end of the Valuation Period that a proper Withdrawal Request form is received by the Company at its Administrative Office; however, if a Withdrawal Request form is received on a Valuation Date at or after 3:00 p.m. Central time, the withdrawal will be effected at the Accumulation Unit value determined on the following Valuation Date. See "Cut-Off Times." A proper written request must include the written consent of any effective assignee or irrevocable Beneficiary, if applicable.

   The proceeds received upon a full withdrawal will be the Contract's Withdrawal Value. The Withdrawal Value is equal to the Contract Value as of the end of the Valuation Period during which a proper Withdrawal Request form is received by the Company at its Administrative Office, less any applicable withdrawal charges (if the withdrawal is made from Purchase Payments that have been held in the Contract for less than five years and the Company issued the Contract with a 5-year withdrawal charge schedule) and any uncollected premium taxes to reimburse the Company for any tax on premiums on a Contract that may be imposed by various states and municipalities. See "Contingent Deferred Sales Charge" and "Premium Tax Charge." If the Extra Credit Rider is in effect, Contract Value will also be reduced by any Credit Enhancements that have not yet vested. See the discussion of vesting of Credit Enhancements under "Extra Credit." The Withdrawal Value during the Annuity Period for variable annuity payments (or a combination of variable and fixed annuity payments) under Option 5 is the present value of future annuity payments commuted at the assumed interest rate, less any applicable withdrawal charges and any uncollected premium taxes.

   The Company requires the signature of all Owners on any request for withdrawal, and a guarantee of all such signatures to effect the transfer or exchange of all or part of the Contract for another investment. The signature guarantee must be provided by an eligible guarantor, such as a bank, broker, credit union, national securities exchange or savings association. The Company further requires that any request to transfer or exchange all or part of the Contract for another investment be made upon a transfer form provided by the Company which is available upon request.

   A partial withdrawal may be requested for a specified percentage or dollar amount of Contract Value. Each partial withdrawal must be at least $500 except systematic withdrawals discussed below. A request for a partial withdrawal will result in a payment by the Company of the amount specified in the partial withdrawal request less any applicable withdrawal charge or premium tax charge and a percentage of any Credit Enhancements that have not yet vested. Any withdrawal charge on partial withdrawals (including systematic withdrawals) will be deducted from the requested payment amount as will any premium tax charge and/or a percentage of Credit Enhancements that have not yet vested. Alternatively, you may request that any withdrawal charge or premium tax charge and unvested Credit Enhancements be deducted from your remaining Contract Value, provided there is sufficient Contract Value available. Upon payment, your Contract Value will be reduced by an amount equal to the payment, or if you requested that any charges be deducted from your remaining Contract Value, your Contract Value also will be reduced by the amount of any such withdrawal charge or premium tax charge and a percentage of any Credit Enhancements that have not yet vested. See "Premium Tax Charge" and "Extra Credit." If a partial withdrawal is requested that would leave the Withdrawal Value in the Contract less than $2,000 and no Purchase Payments have been paid for three years, the Company reserves the right to treat the partial withdrawal as a request for a full withdrawal.

   The Company will deduct the amount of a partial withdrawal from the Contract Value in the Subaccounts, according to the Owner's instructions to the Company. If you do not specify the allocation, the Company will deduct the withdrawal in the same proportion that Contract Value is allocated among the Subaccounts.

   A full or partial withdrawal, including a systematic withdrawal, may result in receipt of taxable income to the Owner and, if made prior to the Owner attaining age 59 1/2, may be subject to a 10% penalty tax. In the case of Contracts issued in connection with retirement plans that meet the requirements of Section 403(b) or 408 of the Internal Revenue Code, reference should be made to the terms of the particular Qualified Plan for any limitations or restrictions on withdrawals. For more information, see "Restrictions on Withdrawals from Qualified Plans." The tax consequences of a withdrawal under the Contract should be carefully considered. See "Federal Tax Matters."

SYSTEMATIC WITHDRAWALS -- The Company currently offers a feature under which you may select systematic withdrawals. Under this feature, an Owner may elect to receive systematic withdrawals while the Owner is living and before the Annuity Start Date by sending a properly completed Scheduled Systematic Withdrawal form to the Company at its Administrative Office. This option may be elected at any time. An Owner may designate the systematic withdrawal amount as a percentage of Contract Value allocated to the Subaccounts, as a fixed period, as level payments, as a specified dollar amount, as all earnings in the Contract, or based upon the life expectancy of the Owner or the Owner and a beneficiary. An Owner also may designate the desired frequency of the systematic withdrawals, which may be monthly, quarterly, semiannually or annually. The Owner may stop or modify systematic withdrawals upon proper written request received by the Company at its Administrative Office at least 30 days in advance of the requested date of termination or modification. A proper request must include the written consent of any effective assignee or irrevocable beneficiary, if applicable.

   Each systematic withdrawal must be at least $100. Upon payment, your Contract Value will be reduced by an amount equal to the payment proceeds plus any applicable withdrawal charge and premium tax. Contract Value will also be reduced by a percentage of any Credit Enhancements that have not yet vested. See "Extra Credit."

   In no event will the amount of a systematic withdrawal exceed the Contract Value less any applicable withdrawal charges, any uncollected premium taxes, and any reduction for Credit Enhancements that have not yet vested (the "Withdrawal Value"). The Contract will automatically terminate if a systematic withdrawal causes the Contract's Withdrawal Value to equal zero.

   The Company will effect each systematic withdrawal as of the end of the Valuation Period during which the withdrawal is scheduled. The deduction caused by the systematic withdrawal, including any applicable withdrawal charge, will be allocated to your Contract Value in the Subaccounts, as you have directed. If you do not specify the allocation, the Company will deduct the systematic withdrawal in the same proportion that Contract Value is allocated among the Subaccounts.

   The Company may, at any time, discontinue, modify, suspend or charge a fee for systematic withdrawals. You should consider carefully the tax consequences of a systematic withdrawal, including the 10% penalty tax which may be imposed on withdrawals made prior to the Owner attaining age 59 1/2. See "Restrictions on Withdrawals from Qualified Plans" and "Federal Tax Matters."

FREE-LOOK RIGHT -- You may return a Contract within the Free-Look Period, which is generally a ten-day period beginning when you receive the Contract (60 days from the date of receipt if you are purchasing the Contact to replace another life insurance or annuity contract or with the proceeds of another such contract). Purchase Payments received during the Free-Look period will be allocated according to your instructions contained in the application or more recent instructions, if any. If you return your Contract during the Free-Look Period, the Company will then deem void the returned Contract and will refund to you Contract Value based upon the value of Accumulation Units next determined after we receive your Contract, plus any charges deducted from such Contract Value, less the Contract Value attributable to any Credit Enhancements. Because the Company will deduct the current value of any Credit Enhancements from the amount of Contract Value refunded to you, the Company will bear the investment risk associated with Credit Enhancements during the Free-Look Period.

DEATH BENEFIT -- You should consider the following provisions carefully when choosing the Designated Beneficiary, Annuitant, any Joint Annuitant, and any Joint Owner, as well as before changing any of these parties. Naming different persons as Owner(s), Annuitant(s) and Designated Beneficiary(ies) can have important impacts on whether the death benefit is paid, and on who would receive it.

   If an Owner dies prior to the Annuity Start Date while this Contract is in force, the Company will calculate the death benefit proceeds payable to the Designated Beneficiary as of the Valuation Date the Company receives due proof of the Owner's death and instructions regarding payment to the Designated Beneficiary. If there are Joint Owners, the death benefit proceeds will be calculated upon receipt of due proof of death of either Owner and instructions regarding payment.

   If the surviving spouse of the deceased Owner is the sole Designated Beneficiary, such spouse may elect to continue the Contract in force, subject to certain limitations. See "Distribution Requirements." If any Owner is not a natural person, the death benefit proceeds will be payable upon receipt of due proof of death of the Annuitant prior to the Annuity Start Date and instructions regarding payment. If the death of an Owner occurs on or after the Annuity Start Date, any death benefit will be determined according to the terms of the Annuity Option. See "Annuity Options."

   The death benefit proceeds will be the death benefit reduced by any uncollected premium tax. If an Owner dies (or the Annuitant dies, if any Owner is not a natural person) prior to the Annuity Start Date while this Contract is in force, the amount of the death benefit will be the Contract Value on the Valuation Date due proof of death and instructions regarding payment are received by the Company (less any Credit Enhancements applied during the 12 months prior to the date of the Owner's death).

   If you purchased the Return of Premium Death Benefit rider, your death benefit will be determined in accordance with the terms of the rider. Please note that, under the rider, if we do not receive due proof of death and instructions regarding payment for each Designated Beneficiary at our Administrative Office within six months of the date of the Owner's death, the death benefit will be the Contract Value on the Valuation Date we receive due proof of death and instructions regarding payment. See the discussion of the Return of Premium Death Benefit. Your death benefit proceeds under the rider will be the death benefit reduced by any uncollected premium tax, and, if the proceeds are based upon Contract Value, any Credit Enhancements applied during the 12 months preceding the Owner's date of death.

   The death benefit proceeds will be paid to the Designated Beneficiary in a single sum or under one of the Annuity Options, as elected by the Designated Beneficiary. However, if the Participant has completed a restricted beneficiary designation form, the death benefit proceeds will be paid to the Designated Beneficiary in the manner specified on the form. If the Designated Beneficiary is to receive annuity payments under an Annuity Option, there may be limits under applicable law on the amount and duration of payments that the Beneficiary may receive, and requirements respecting timing of payments. A tax adviser should be consulted in considering Annuity Options. See "Federal Tax Matters" and "Distribution Requirements" for a discussion of the tax consequences in the event of death.

DISTRIBUTION REQUIREMENTS -- For Contracts issued in connection with a Non-Qualified Plan, if the surviving spouse of the deceased Owner is the sole Designated Beneficiary, such spouse may elect to continue this Contract in force until the earliest of the spouse's death or the Annuity Start Date or receive the death benefit proceeds. If the surviving spouse elects to continue the Contract, no death benefit will be paid and Contract Value will not be adjusted to reflect the amount of any death benefit; provided, however, that the Designated Beneficiary will be entitled to receive the death benefit proceeds in accordance with the terms of the Contract upon the death of the surviving spouse.

   For any Designated Beneficiary other than a surviving spouse, only those options may be chosen that provide for complete distribution of such Owner's interest in the Contract within five years of the death of the Owner. If the Designated Beneficiary is a natural person, that person alternatively can elect to begin receiving annuity payments within one year of the Owner's death over a period not extending beyond his or her life or life expectancy. If the Owner of the Contract is not a natural person, these distribution rules are applicable upon the death of or a change in the primary Annuitant.

   For Contracts issued in connection with a Qualified Plan, the terms of the particular Qualified Plan and the Internal Revenue Code should be reviewed with respect to limitations or restrictions on distributions following the death of the Owner or Annuitant. Because the rules applicable to Qualified Plans are extremely complex, a competent tax adviser should be consulted.

DEATH OF THE ANNUITANT -- If the Annuitant dies prior to the Annuity Start Date, and the Owner is a natural person and is not the Annuitant, no death benefit proceeds will be payable under the Contract. The Owner may name a new Annuitant within 30 days of the Annuitant's death. If a new Annuitant is not named, the Company will designate the Owner as Annuitant. On the death of the Annuitant after the Annuity Start Date, any guaranteed payments remaining unpaid will continue to be paid to the Designated Beneficiary pursuant to the Annuity Option in force at the date of death.


   Please note that any death benefit we may pay that is in excess of Contract Value is subject to our financial strength and claims-paying ability.


CHARGES AND DEDUCTIONS

CONTINGENT DEFERRED SALES CHARGE -- The Company does not deduct sales charges from Purchase Payments before allocating them to Contract Value. However, the Company may assess a contingent deferred sales charge (which may also be referred to as a "withdrawal charge") on a full or partial withdrawal, including systematic withdrawals, as described below.

   You may select a 0-Year or 5-Year withdrawal charge schedule at the time of purchase of the Contract. Whether we assess a withdrawal charge and a mortality and expense risk charge will depend on the schedule that you select. You may not change the withdrawal charge schedule after the Contract has been issued. Please see the discussion under "Mortality and Expense Risk Charge" below.

   The Company will waive any withdrawal charge on withdrawals to the extent that total withdrawals in a Contract Year, including systematic withdrawals, do not exceed the Free Withdrawal amount. The Free Withdrawal amount is equal in the first Contract Year, to 10% of Purchase Payments, excluding any Credit Enhancements, made during the year and for any subsequent Contract Year, to 10% of Contract Value as of the first Valuation Date of that Contract Year. In addition, the Company will waive the withdrawal charge on withdrawals made to pay the fees of your registered investment adviser, provided that your adviser has entered into a variable annuity adviser agreement with the Company or an affiliate thereof. Such a withdrawal to pay advisory fees will not reduce the Free Withdrawal amount.

   If you select the 5-year schedule, the withdrawal charge applies to the portion of any withdrawal consisting of Purchase Payments that exceed the Free Withdrawal amount. Purchase Payments do not include Credit Enhancements for the purpose of calculating the withdrawal charge. For purposes of determining the withdrawal charge, withdrawals are considered to come first from Purchase Payments and then from earnings. The withdrawal charge does not apply to withdrawals of earnings. Free withdrawal amounts and free advisory fee withdrawals do not reduce Purchase Payments for the purpose of determining future withdrawal charges.

   The amount of the charge will depend on how long your Purchase Payments have been held under the Contract. Each Purchase Payment is considered to have a certain "age," depending on the length of time since the Purchase Payment was effective. A Purchase Payment is "age one" in the year beginning on the date the Purchase Payment is applied by the Company and increases in age each year thereafter. The withdrawal charge is calculated according to the applicable schedule below:

           =========================================================
                0-YEAR SCHEDULE                5-YEAR SCHEDULE
           --------------------------     --------------------------
            PURCHASE                        PURCHASE
           PAYMENT AGE     WITHDRAWAL     PAYMENT AGE     WITHDRAWAL
           (IN YEARS)        CHARGE        (IN YEARS)       CHARGE
           ---------------------------------------------------------
           0 and over          0%               1             5%
                                                2             4%
                                                3             3%
                                                4             2%
                                                5             1%
                                           6 and over         0%
           =========================================================

   The Company will deduct any withdrawal charge from the withdrawal payment, unless you request that the charge be deducted from your remaining Contract Value, provided there is sufficient Contract Value available. If the Company deducts the withdrawal charge from your remaining Contract Value, the amount of the withdrawal will be increased by an amount sufficient to pay any withdrawal charges associated with the withdrawal request, plus withdrawal charges associated with the additional amount withdrawn to cover such charges. In no event will the amount of any withdrawal charge, when added to such charge previously assessed against any amount withdrawn from the Contract, exceed 5% of Purchase Payments paid under the Contract if you select the 5-year schedule. If you select the 0-year schedule, the Company will not assess a withdrawal charge. In addition, no withdrawal charge will be imposed upon: (1) payment of death benefit proceeds; (2) annuity payments under options that provide for payments for life, or a period of at least seven years; or (3) withdrawals made to pay the fees of your registered investment adviser, provided that your adviser has entered into a variable annuity adviser agreement with the Company. The Company will assess any withdrawal charge against the Subaccounts in the same proportion as the withdrawal proceeds are allocated.

   The withdrawal charge is designed to reimburse the Company for costs and other expenses associated with the promotion and sales of the Contract. It is expected that actual expenses will be greater than the amount of the withdrawal charge. To the extent that all sales expenses are not recovered from the charge, such expenses may be recovered from other charges, including amounts derived indirectly from the charge for mortality and expense risk.

MORTALITY AND EXPENSE RISK CHARGE -- The Company may deduct a charge for mortality and expense risks assumed by the Company under the Contract, depending on the withdrawal charge schedule you have selected. Any mortality and expense risk charge is deducted daily and is equal to the applicable percentage below, on an annual basis, of each Subaccount's average daily net assets.

            ========================================================
                                                ANNUAL MORTALITY AND
            WITHDRAWAL CHARGE SCHEDULE          EXPENSE RISK CHARGE
            --------------------------------------------------------
            5-Year Schedule                            None
            0-Year Schedule                            0.20%
            ========================================================

We also deduct a mortality and expense risk charge during the Annuity Period in the amount of 0.30%, on an annual basis, in lieu of the amounts above and regardless of the withdrawal charge schedule selected. The mortality and expense risk charge is intended to compensate the Company for certain mortality and expense risks the Company assumes in offering and administering the Contract and in operating the Subaccounts.

   The Company guarantees that the charge for mortality and expense risks will not exceed an annul rate of 0.20% for the 0-year withdrawal charge schedule or 0.00% for the 5-year withdrawal charge schedule (0.30% during the Annuity Period) of each Subaccount's average daily net assets.

   The expense risk is the risk that the Company's actual expenses in issuing and administering the Contract and operating the Subaccounts will be more than the charges assessed for such expenses. The mortality risk borne by the Company is the risk that Annuitants, as a group, will live longer than the Company's actuarial tables predict. In this event, the Company guarantees that annuity payments will not be affected by a change in mortality experience that results in the payment of greater annuity income than assumed under the Annuity Options in the Contract. The Company also assumes a mortality risk in connection with the death benefit under the Contract.

   The Company may ultimately realize a profit from this charge to the extent it is not needed to cover mortality and administrative expenses, but the Company may realize a loss to the extent the charge is not sufficient. The Company may use any profit derived from this charge for any lawful purpose, including distribution expenses. See "Determination of Contract Value" for more information about how the Company deducts the mortality and expense risk charge.

ADMINISTRATION CHARGE -- The Company deducts a daily administration charge equal to an annual rate of each Subaccount's average daily net assets. The charge for each of the Subaccounts currently offered through this prospectus is 0.25%, and the Company guarantees that this charge will not increase for these Subaccounts; however, the amount of this charge may be higher for Subaccounts that the Company adds in the future. The purpose of this charge is to compensate the Company for the expenses associated with administration of the Contract and operation of the Subaccounts.

PREMIUM TAX CHARGE -- Various states and municipalities impose a tax on premiums on annuity contracts received by insurance companies. Whether or not a premium tax is imposed will depend upon, among other things, the Owner's state of residence, the Annuitant's state of residence, and the insurance tax laws and the Company's status in a particular state. The Company may assess a premium tax charge to reimburse itself for premium taxes that it incurs in connection with a Contract. If assessed, the Company will deduct this charge when due, typically upon the Annuity Start Date or payment of a Purchase Payment. The Company may deduct premium tax upon a full or partial withdrawal if a premium tax has been incurred and is not refundable. No premium tax is currently imposed in the State of New York. The Company reserves the right to deduct premium taxes when due or any time thereafter.

OTHER CHARGES -- The Company may charge the Separate Account or the Subaccounts for the federal, state, or local taxes incurred by the Company that are attributable to the Separate Account or the Subaccounts, or to the operations of the Company with respect to the Contract, or that are attributable to payment of premiums or acquisition costs under the Contract. No such charge is currently assessed. See "Tax Status of the Company and the Separate Account" and "Charge for the Company's Taxes."

VARIATIONS IN CHARGES -- The Company may reduce or waive the amount of the withdrawal charge and certain other charges for a Contract where the expenses associated with the sale of the Contract or the administrative and maintenance costs associated with the Contract are reduced for reasons such as the amount of the initial Purchase Payment or projected Purchase Payments or the Contract is sold in connection with a group or sponsored arrangement.

OPTIONAL RIDER CHARGES -- In addition to the charges and deductions discussed above, you may purchase certain optional riders under the Contract. The Company makes each rider available only at issue.

   The Company deducts a monthly charge from Contract Value for any riders elected by the Owner. The Company will deduct the monthly rider charge from Contract Value beginning on the Contract Date (or Contract Anniversary Date if applicable) and ending on the Annuity Start Date. Thus, the Company may deduct certain rider charges during periods where no benefits are provided or payable. The charge for the Extra Credit Rider, however, is deducted only during the seven-year period beginning on the Contract Date. The amount of each rider charge is equal to a percentage, on an annual basis, of your Contract Value. Each rider and its charge are listed below.

================================================================================
OPTIONAL RIDER EXPENSES (as a percentage of Contract Value)
--------------------------------------------------------------------------------
                                                                      Annual
                                                        Rate(1)     Rider Charge
--------------------------------------------------------------------------------
Return of Premium Death Benefit                           ---          0.10%
--------------------------------------------------------------------------------
Extra Credit(2)                                           3%           0.40%
--------------------------------------------------------------------------------
1 Rate refers to the applicable interest rate for the Credit Enhancement rate for the Extra Credit Rider.

2 The Company will deduct the charge for this rider during the seven-year period beginning on the Contract Date.
================================================================================

GUARANTEE OF CERTAIN CHARGES -- The Company guarantees that: (1) the charge for mortality and expense risks will not exceed an annual rate of 0.20% for the 0-year withdrawal charge schedule or 0.00% for the 5-year withdrawal charge schedule (0.30% during the Annuity Period) of each Subaccount's average daily net assets; and (2) the administration charge will not exceed an annual rate of 0.25% of each current Subaccount's average daily net assets.

UNDERLYING FUND EXPENSES -- Each Subaccount of the Separate Account purchases shares at the net asset value of the corresponding Underlying Fund. Each Underlying Fund's net asset value reflects the investment advisory fee and other expenses that are deducted from the assets of the Underlying Fund. These fees and expenses are not deducted from the Subaccounts, but are paid from the assets of the corresponding Underlying Fund. As a result, the Owner indirectly bears a pro rata portion of such fees and expenses. The advisory fees and other expenses, if any, which are more fully described in each Underlying Fund's prospectus, are not specified or fixed under the terms of the Contract, and may vary from year to year.

ANNUITY PERIOD

GENERAL -- You select the Annuity Start Date at the time of application. The Annuity Start Date may not be prior to the first Contract Anniversary and may not be deferred beyond the Annuitant's 90th birthday, although the terms of a Qualified Plan and the laws of certain states may require that you start annuity payments at an earlier age. If you do not select an Annuity Start Date, the Annuity Start Date will be the later of the Annuitant's 70th birthday or the tenth annual Contract Anniversary. If you do not select an Annuity Option, annuity payments will not begin until you make a selection, which may be after the Annuity Start Date. See "Selection of an Option." If there are Joint Annuitants, the birthdate of the older Annuitant will be used to determine the latest Annuity Start Date.

   On the Annuity Start Date, the proceeds under the Contract will be applied to provide an Annuity under one of the options described below. Each option is available in two forms--either as a variable Annuity for use with the Subaccounts or as a fixed Annuity. A combination variable and fixed Annuity is also available. Variable annuity payments will fluctuate with the investment performance of the applicable Subaccounts while fixed annuity payments will not. The proceeds under the Contract will be equal to your Contract Value as of the Annuity Start Date, reduced by any applicable premium taxes.

   The Contract provides for six Annuity Options. The Company may make other Annuity Options available upon request. Annuity payments are based upon annuity rates that vary with the Annuity Option selected. In the case of Options 1 through 4 and 6, the annuity rates will vary based on the age and sex of the Annuitant, except that unisex rates are available where required by law. The annuity rates reflect the Annuitant's life expectancy based upon the Annuitant's age as of the Annuity Start Date and the Annuitant's gender, unless unisex rates apply. The annuity rates are based upon the 1983(a) mortality table with mortality improvement under projection scale G and are adjusted to reflect an assumed interest rate of 3.5%, compounded annually.

   Annuity Options 1 through 4 and 6 provide for payments to be made during the lifetime of the Annuitant. Annuity payments under such options cease in the event of the Annuitant's death, unless the option provides for a guaranteed minimum number of payments, for example a life income with guaranteed payments of 5, 10, 15 or 20 years. The level of annuity payments will be greater for shorter guaranteed periods and less for longer guaranteed periods. Similarly, payments will be greater for life annuities than for joint and survivor annuities, because payments for life annuities are expected to be made for a shorter period.

   You  may  elect  to  receive  annuity  payments  on  a  monthly,   quarterly,
semiannual, or annual basis, although no payments will be made for less than $20. If the Company refuses to make payments of less than $20, the Company reserves the right to permit surrender of the Contract with no withdrawal charges in lieu of making such payments.

   You may designate or change an Annuity Start Date, Annuity Option, or Annuitant, provided proper written notice is received by the Company at its Administrative Office at least 30 days prior to the Annuity Start Date set forth in the Contract. The date selected as the new Annuity Start Date must be at least 30 days after the date written notice requesting a change of Annuity Start Date is received at the Company's Administrative Office.

   Once annuity payments have commenced under Annuity Options 1 through 4 and 6, an Annuitant or Owner cannot change the Annuity Option and cannot make partial withdrawals or surrender his or her annuity for the Withdrawal Value. An Owner also cannot change the Annuity Option or make partial withdrawals or surrender his or her annuity for the Withdrawal Value if he or she has elected fixed annuity payments under Option 5.

   If an Owner has elected variable annuity payments or a combination of variable and fixed annuity payments under Option 5, an Owner may elect to withdraw the present value of future annuity payments, commuted at the assumed interest rate, subject to a reduction for any applicable withdrawal charge and any uncollected premium tax. If the Owner elects a partial withdrawal under Option 5, future variable annuity payments will be reduced as a result of such withdrawal. The Company will make payment in the amount of the partial withdrawal requested and will reduce the amount of future annuity payments by a percentage that is equal to the ratio of (i) the partial withdrawal, plus any applicable withdrawal charge and any uncollected premium tax, over (ii) the present value of future annuity payments, commuted at the assumed interest rate. The number of Annuity Units used in calculating future variable annuity payments is reduced by the applicable percentage. The tax treatment of partial withdrawals taken after the annuity starting date is uncertain. Consult a tax advisor before requesting a withdrawal after the annuity starting date. The Owner may not make systematic withdrawals under Option 5. See "Value of Variable Annuity Payments: Assumed Interest Rate" for more information with regard to how the Company calculates variable annuity payments.

   An Owner or Annuitant may transfer Contract Value among the Subaccounts during the Annuity Period.

   The Contract specifies annuity tables for the Annuity Options described below. The tables contain the guaranteed minimum dollar amount (per $1,000 applied) of the first annuity payment for a variable Annuity and each annuity payment for a fixed Annuity.

ANNUITY OPTIONS --

   OPTION 1 -- LIFE INCOME. Periodic annuity payments will be made during the lifetime of the Annuitant. It is possible under this Option for any Annuitant to receive only one annuity payment if the Annuitant's death occurred prior to the due date of the second annuity payment, two if death occurred prior to the due date of the third annuity payment, etc. THERE IS NO MINIMUM NUMBER OF PAYMENTS GUARANTEED UNDER THIS OPTION. PAYMENTS WILL CEASE UPON THE DEATH OF THE ANNUITANT REGARDLESS OF THE NUMBER OF PAYMENTS RECEIVED.

   OPTION 2 -- LIFE INCOME WITH GUARANTEED PAYMENTS OF 5, 10, 15 OR 20 YEARS. Periodic annuity payments will be made during the lifetime of the Annuitant with the promise that if, at the death of the Annuitant, payments have been made for less than a stated period, which may be five, ten, fifteen or twenty years, as elected by the Owner, annuity payments will be continued during the remainder of such period to the Designated Beneficiary. Upon the Annuitant's death after the period certain, no further annuity payments will be made.

   OPTION 3 -- LIFE WITH INSTALLMENT OR UNIT REFUND OPTION. Periodic annuity payments will be made during the lifetime of the Annuitant with the promise that, if at the death of the Annuitant, the number of payments that has been made is less than the number determined by dividing the amount applied under this Option by the amount of the first payment, annuity payments will be continued to the Designated Beneficiary until that number of payments has been made.

   OPTION 4 --

   A. JOINT AND LAST SURVIVOR. Annuity payments will be made as long as either Annuitant is living. Upon the death of one Annuitant, annuity payments continue to the surviving Annuitant at the same or a reduced level of 75%, 66 2/3% or 50% of annuity payments as elected by the Owner at the time the Annuity Option is selected. With respect to fixed annuity payments, the amount of the annuity payment, and with respect to variable annuity payments, the number of Annuity Units used to determine the annuity payment, is reduced as of the first annuity payment following the Annuitant's death. It is possible under this Option for only one annuity payment to be made if both Annuitants died prior to the second annuity payment due date, two if both died prior to the third annuity payment due date, etc. AS IN THE CASE OF OPTION 1, THERE IS NO MINIMUM NUMBER OF PAYMENTS GUARANTEED UNDER THIS OPTION 4A. PAYMENTS CEASE UPON THE DEATH OF THE LAST SURVIVING ANNUITANT, REGARDLESS OF THE NUMBER OF PAYMENTS RECEIVED.

   B. JOINT AND LAST SURVIVOR WITH GUARANTEED PAYMENTS OF 5, 10, 15 OR 20 YEARS. You may also select Option 4 with guaranteed payments. Annuity payments will be made as long as either Annuitant is living. Upon the death of one Annuitant, Annuity Payments continue to the surviving Annuitant at the same level with the promise that if, at the death of the both Annuitants, payments have been made for less than a stated period, which may be five, ten, fifteen or twenty years, as elected by the Owner, annuity payments will be continued during the remainder of such period to the Designated Beneficiary. Upon the last death of the Annuitants after the period certain, no further annuity payments will be made.

   OPTION 5 -- PERIOD CERTAIN. Periodic annuity payments will be made for a stated period, which may be 5, 10, 15 or 20 years, as elected by the Owner. Annuity Payments are calculated on the basis of Annuity Units. If the Annuitant dies prior to the end of the period, the remaining payments will be made to the Designated Beneficiary.

   OPTION 6 -- JOINT AND CONTINGENT SURVIVOR OPTION. Periodic annuity payments will be made during the life of the primary Annuitant. Upon the death of the primary Annuitant, payments will be made to the contingent Annuitant during his or her life. If the contingent Annuitant is not living upon the death of the primary Annuitant, no payments will be made to the contingent Annuitant. It is possible under this Option for only one annuity payment to be made if both Annuitants died prior to the second annuity payment due date, two if both died prior to the third annuity payment due date, etc. AS IN THE CASE OF OPTIONS 1 AND 4A, THERE IS NO MINIMUM NUMBER OF PAYMENTS GUARANTEED UNDER THIS OPTION. PAYMENTS CEASE UPON THE DEATH OF THE LAST SURVIVING ANNUITANT, REGARDLESS OF THE NUMBER OF PAYMENTS RECEIVED.

   VALUE OF VARIABLE ANNUITY PAYMENTS: ASSUMED INTEREST RATE. The annuity tables in the Contract which are used to calculate variable annuity payments for the Annuity Options are based on an "assumed interest rate" of 3 1/2%, compounded annually. Variable annuity payments generally increase or decrease from one annuity payment date to the next based upon the performance of the applicable Subaccounts during the interim period adjusted for the assumed interest rate. If the performance of the Subaccount selected is equal to the assumed interest rate, the annuity payments will remain constant. If the performance of the Subaccounts is greater than the assumed interest rate, the annuity payments will increase and if it is less than the assumed interest rate, the annuity payments will decline. A higher assumed interest rate would mean a higher initial annuity payment but the amount of the annuity payment would increase more slowly in a rising market (or the amount of the annuity payment would decline more rapidly in a declining market). A lower assumption would have the opposite effect.

   The Company calculates variable annuity payments using Annuity Units. The value of an Annuity Unit for each Subaccount is determined as of each Valuation Date and was initially $1.00. The Annuity Unit value of a Subaccount as of any subsequent Valuation Date is determined by adjusting the Annuity Unit value on the previous Valuation Date for (1) the interim performance of the corresponding Underlying Fund; (2) any dividends or distributions paid by the corresponding Underlying Fund; (3) the mortality and expense risk and administration charges;
(4) the charges, if any, that may be assessed by the Company for taxes attributable to the operation of the Subaccount; and (5) the assumed interest rate.

   The Company determines the number of Annuity Units used to calculate each variable annuity payment as of the Annuity Start Date. As discussed above, the Contract specifies annuity rates for the Annuity Options for each $1,000 applied to an Annuity Option. The proceeds under the Contract as of the Annuity Start Date, are divided by $1,000 and the result is multiplied by the rate per $1,000 specified in the annuity tables to determine the initial annuity payment for a variable annuity and the guaranteed monthly annuity payment for a fixed annuity.

   On the Annuity Start Date, the Company divides the initial variable annuity payment by the value as of that date of the Annuity Unit for the applicable Subaccount to determine the number of Annuity Units to be used in calculating subsequent annuity payments. If variable annuity payments are allocated to more than one Subaccount, the number of Annuity Units will be determined by dividing the portion of the initial variable annuity payment allocated to a Subaccount by the value of that Subaccount's Annuity Unit as of the Annuity Start Date. The initial variable annuity payment is allocated to the Subaccounts in the same proportion as the Contract Value is allocated as of the Annuity Start Date. The number of Annuity Units will remain constant for subsequent annuity payments, unless the Owner transfers Annuity Units among Subaccounts or makes a withdrawal under Option 5.

   Subsequent variable annuity payments are calculated by multiplying the number of Annuity Units allocated to a Subaccount by the value of the Annuity Unit as of the date of the annuity payment. If the annuity payment is allocated to more than one Subaccount, the annuity payment is equal to the sum of the payment amount determined for each Subaccount.

SELECTION OF AN OPTION -- You should carefully review the Annuity Options with your financial or tax adviser. For Contracts used in connection with a Qualified Plan, reference should be made to the terms of the particular plan and the requirements of the Internal Revenue Code for pertinent limitations respecting annuity payments and other matters. For instance, Qualified Plans generally require that annuity payments begin no later than April 1 of the calendar year following the year in which the Annuitant reaches age 70 1/2. In addition, under a Qualified Plan, the period elected for receipt of annuity payments under Annuity Options (other than Life Income) generally may be no longer than the joint life expectancy of the Annuitant and beneficiary in the year that the Annuitant reaches age 70 1/2, and must be shorter than such joint life expectancy if the beneficiary is not the Annuitant's spouse and is more than ten years younger than the Annuitant. The Company does not allow the Annuity Start Date to be deferred beyond the Annuitant's 95th birthday.

MORE ABOUT THE CONTRACT

OWNERSHIP -- The Owner is the person named as such in the application or in any later change shown in the Company's records. While living, the Owner alone has the right to receive all benefits and exercise all rights that the Contract grants or the Company allows. The Owner may be an entity that is not a living person such as a trust or corporation referred to herein as "Non-natural Persons." See "Federal Tax Matters."

   JOINT OWNERS. The Joint Owners will be joint tenants with rights of survivorship and upon the death of an Owner, the surviving Owner shall be the sole Owner. Any Contract transaction requires the signature of all persons named jointly.

DESIGNATION AND CHANGE OF BENEFICIARY -- The Designated Beneficiary is the person having the right to the death benefit, if any, payable upon the death of the Owner or Joint Owner prior to the Annuity Start Date. The Designated Beneficiary is the first person on the following list who, if a natural person, is alive on the date of death of the Owner or the Joint Owner: the Owner; the Joint Owner; the Primary Beneficiary; the Secondary Beneficiary; the Annuitant; or if none of the above are alive, the Owner's estate. The Primary Beneficiary is the individual named as such in the application or any later change shown in the Company's records. The Primary Beneficiary will receive the death benefit of the Contract only if he or she is alive on the date of death of both the Owner and any Joint Owner prior to the Annuity Start Date. Because the death benefit of the Contract goes to the first person on the above list who is alive on the date of death of any Owner, careful consideration should be given to the manner in which the Contract is registered, as well as the designation of the Primary Beneficiary. The Owner may change the Primary Beneficiary at any time while the Contract is in force by written request on forms provided by the Company and received by the Company at its Administrative Office. The change will not be binding on the Company until it is received and recorded at its Administrative Office. The change will be effective as of the date this form is signed subject to any payments made or other actions taken by the Company before the change is received and recorded. A Secondary Beneficiary may be designated. The Owner may designate a permanent Beneficiary whose rights under the Contract cannot be changed without his or her consent.

   Reference should be made to the terms of a particular Qualified Plan and any applicable law for any restrictions or limitations on the designation of a Beneficiary. Many qualified plans do not allow the designation of any primary beneficiary except a spouse unless the spouse consents and the consent is witnessed by a plan representative or a Notary Public.

DIVIDENDS -- The Contract does not share in the surplus earnings of the Company, and no dividends will be paid.

PAYMENTS FROM THE SEPARATE ACCOUNT -- The Company generally will pay any full or partial withdrawal benefit or death benefit proceeds from Contract Value allocated to the Subaccounts, and will transfer Contract Value between Subaccounts, within seven days after a proper request is received at the Company's Administrative Office. However, the Company can postpone the payment of such a payment or transfer of amounts from the Subaccounts to the extent permitted under applicable law, which is currently permissible only for any period:

o During which the New York Stock Exchange is closed other than customary weekend and holiday closings,

o During which trading on the New York Stock Exchange is restricted as determined by the SEC,

o During which an emergency, as determined by the SEC, exists as a result of which (i) disposal of securities held by the Separate Account is not reasonably practicable, or (ii) it is not reasonably practicable to determine the value of the assets of the Separate Account, or

o For such other periods as the SEC may by order permit for the protection of investors.

The Company reserves the right to delay payments of any full or partial withdrawal until all of your Purchase Payment checks have been honored by your bank.

PROOF OF AGE AND SURVIVAL -- The Company may require proof of age or survival of any person on whose life annuity payments depend.

MISSTATEMENTS -- If you misstate the age or sex of an Annuitant or age of an Owner, the correct amount paid or payable by the Company under the Contract shall be such as the Contract Value would have provided for the correct age or sex (unless unisex rates apply).

RESTRICTIONS ON WITHDRAWALS FROM QUALIFIED PLANS -- Generally, a Qualified Plan may not provide for the distribution or withdrawal of amounts accumulated under the Plan until after a fixed number of years, the attainment of a stated age or upon the occurrence of a specific event such as hardship, disability, retirement, death or termination of employment. Therefore, if you own a Contract purchased in connection with a Qualified Plan, you may not be entitled to make a full or partial withdrawal, as described in this Prospectus, unless one of the above-described conditions has been satisfied. For this reason, you should refer to the terms of your particular Qualified Plan, the Internal Revenue Code and other applicable law for any limitation or restriction on distributions and withdrawals, including the 10% penalty tax that may be imposed in the event of a distribution from a Qualified Plan before the participant reaches age 59 1/2. See the discussion under "Tax Penalties."

   Section 403(b) imposes restrictions on certain distributions from tax-sheltered annuity contracts meeting the requirements of Section 403(b). The restrictions apply to tax years beginning on or after January 1, 1989. Section 403(b) requires that distributions from Section 403(b) tax-sheltered annuities that are attributable to employee contributions made after December 31, 1988 under a salary reduction agreement begin only after the employee (i) reaches age 59 1/2, (ii) has a severance from employment, (iii) dies, (iv) becomes disabled, or (v) incurs a hardship. Furthermore, distributions of gains attributable to such contributions accrued after December 31, 1988 may not be made on account of hardship. Hardship, for this purpose, is generally defined as an immediate and heavy financial need, such as paying for medical expenses, the purchase of a residence, paying certain tuition expenses, or paying amounts needed to avoid eviction or foreclosure that may only be met by the distribution. You should also be aware that Internal Revenue Service regulations do not allow you to make any contributions to your 403(b) annuity contract for a period of six months after a hardship withdrawal.

   If you own a Contract purchased as a tax-sheltered Section 403(b) annuity contract, you will not, therefore, be entitled to make a full or partial withdrawal, as described in this Prospectus, in order to receive proceeds from the Contract attributable to contributions under a salary reduction agreement or any gains credited to such Contract after December 31, 1988 unless one of the above-described conditions has been satisfied. In the case of transfers of amounts accumulated in a different Section 403(b) contract to this Contract under a Section 403(b) program, the withdrawal constraints described above would not apply to the amount transferred to the Contract designated as attributable to the Owner's December 31, 1988 account balance under the old contract, provided the amounts transferred between contracts qualified as a tax-free exchange under the Internal Revenue Code. An Owner of a Contract may be able to transfer the Contract's Withdrawal Value to certain other investment alternatives meeting the requirements of Section 403(b) that are available under an employer's Section 403(b) arrangement.

   The distribution or withdrawal of amounts under a Contract purchased in connection with a Qualified Plan may result in the receipt of taxable income to the Owner or Annuitant and in some instances may also result in a penalty tax. Therefore, you should carefully consider the tax consequences of a distribution or withdrawal under a Contract and you should consult a competent tax adviser. See "Federal Tax Matters."

FEDERAL TAX MATTERS

INTRODUCTION -- The Contract described in this Prospectus is designed for use by individuals in retirement plans which may or may not be Qualified Plans under the provisions of the Internal Revenue Code ("Code"). The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefits to the Owner, the Annuitant, and the Beneficiary or other payee will depend upon the type of retirement plan, if any, for which the Contract is purchased, the tax and employment status of the individuals involved and a number of other factors. The discussion contained herein and in the Statement of Additional Information is general in nature and is not intended to be an exhaustive discussion of all questions that might arise in connection with a Contract. It is based upon the Company's understanding of the present federal income tax laws as currently interpreted by the Internal Revenue Service ("IRS"), and is not intended as tax advice. No representation is made regarding the likelihood of continuation of the present federal income tax laws or of the current interpretations by the IRS or the courts. Future legislation may affect annuity contracts adversely. Moreover, no attempt has been made to consider any applicable state or other laws. Because of the inherent complexity of the tax laws and the fact that tax results will vary according to the particular circumstances of the individual involved and, if applicable, the Qualified Plan, a person should consult with a qualified tax adviser regarding the purchase of a Contract, the selection of an Annuity Option under a Contract, the receipt of annuity payments under a Contract or any other transaction involving a Contract. THE COMPANY DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF, OR TAX CONSEQUENCES ARISING FROM, ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACT.

TAX STATUS OF THE COMPANY AND THE SEPARATE ACCOUNT --

   GENERAL.  The Company  intends to be taxed as a life insurance  company under
Part I, Subchapter L of the Code. Because the operations of the Separate Account form a part of the Company, the Company will be responsible for any federal income taxes that become payable with respect to the income of the Separate Account and its Subaccounts.

   CHARGE FOR THE COMPANY'S TAXES. A charge may be made for any federal taxes incurred by the Company that are attributable to the Separate Account, the Subaccounts or to the operations of the Company with respect to the Contracts or attributable to payments, premiums, or acquisition costs under the Contracts. The Company will review the question of a charge to the Separate Account, the Subaccounts or the Contracts for the Company's federal taxes periodically. Charges may become necessary if, among other reasons, the tax treatment of the Company or of income and expenses under the Contracts is ultimately determined to be other than what the Company currently believes it to be, if there are changes made in the federal income tax treatment of variable annuities at the insurance company level, or if there is a change in the Company's tax status.

   Under current laws, the Company may incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes are not significant. If there is a material change in applicable state or local tax laws, the Company reserves the right to charge the Separate Account or the Subaccounts for such taxes, if any, attributable to the Separate Account or Subaccounts.

   DIVERSIFICATION STANDARDS. Each Underlying Fund will be required to adhere to regulations adopted by the Treasury Department pursuant to Section 817(h) of the Code prescribing asset diversification requirements for investment companies whose shares are sold to insurance company separate accounts funding variable contracts. Pursuant to these regulations, on the last day of each calendar quarter (or on any day within 30 days thereafter), no more than 55% of the total assets of an Underlying Fund may be represented by any one investment, no more than 70% may be represented by any two investments, no more than 80% may be represented by any three investments, and no more than 90% may be represented by any four investments. For purposes of Section 817(h), securities of a single issuer generally are treated as one investment but obligations of the U.S. Treasury and each U.S. Governmental agency or instrumentality generally are treated as securities of separate issuers. The Separate Account, through the Underlying Funds, intends to comply with the diversification requirements of
Section 817(h).

   In certain circumstances, owners of variable annuity contracts may be considered the owners, for federal income tax purposes, of the assets of the separate account used to support their contracts. In those circumstances, income and gains from the separate account assets would be includable in the variable contractowner's gross income. The IRS has stated in published rulings that a variable contractowner will be considered the owner of separate account assets if the contractowner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. The Treasury Department also announced, in connection with the issuance of regulations concerning diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor (i.e., the contract owner), rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular subaccounts without being treated as owners of the underlying assets." As of the date of this Prospectus, no such guidance has been issued.

   The ownership rights under the Contract are similar to, but different in certain respects from, those described by the IRS in rulings in which it was determined that policyowners were not owners of separate account assets. For example, the Owner has additional flexibility in allocating Purchase Payments and Contract Values. These differences could result in an Owner being treated as the owner of a pro rata portion of the assets of the Separate Account. In addition, the Company does not know what standards will be set forth, if any, in the regulations or rulings which the Treasury Department has stated it expects to issue. The Company therefore reserves the right to modify the Contract, as it deems appropriate, to attempt to prevent an Owner from being considered the owner of a pro rata share of the assets of the Separate Account. Moreover, in the event that regulations or rulings are adopted, there can be no assurance that the Underlying Funds will be able to operate as currently described in the Prospectus, or that the Underlying Funds will not have to change their investment objective or investment policies.

INCOME TAXATION OF ANNUITIES IN GENERAL--

NON-QUALIFIED PLANS -- Section 72 of the Code governs the taxation of annuities. In general, a contract owner is not taxed on increases in value under an annuity contract until some form of distribution is made under the contract. However, the increase in value may be subject to tax currently under certain circumstances. See "Contracts Owned by Non-Natural Persons" and "Diversification Standards." Withholding of federal income taxes on all distributions may be required unless a recipient who is eligible elects not to have any amounts withheld and properly notifies the Company of that election.

   SURRENDERS OR WITHDRAWALS PRIOR TO THE ANNUITY START DATE. Code Section 72 provides that amounts received upon a total or partial withdrawal (including systematic withdrawals) from a Contract prior to the Annuity Start Date generally will be treated as gross income to the extent that the cash value of the Contract immediately before the withdrawal (determined without regard to any withdrawal charge in the case of a partial withdrawal) exceeds the "investment in the contract." The "investment in the contract" is that portion, if any, of Purchase Payments paid under a Contract less any distributions received previously under the Contract that are excluded from the recipient's gross income. The taxable portion is taxed at ordinary income tax rates. For purposes of this rule, a pledge or assignment of a contract is treated as a payment received on account of a partial withdrawal of a Contract.

   SURRENDERS OR WITHDRAWALS ON OR AFTER THE ANNUITY START DATE. Upon a complete surrender, the receipt is taxable to the extent that the cash value of the Contract exceeds the investment in the Contract. The taxable portion of such payments will be taxed at ordinary income tax rates.

   For fixed annuity payments, the taxable portion of each payment generally is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the Contract bears to the total expected amount of annuity payments for the term of the Contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed at ordinary income rates. For variable annuity payments, the taxable portion of each payment is determined by using a formula known as the "excludable amount," which establishes the non-taxable portion of each payment. The non-taxable portion is a fixed dollar amount for each payment, determined by dividing the investment in the Contract by the number of payments to be made. The remainder of each variable annuity payment is taxable. Once the excludable portion of annuity payments to date equals the investment in the Contract, the balance of the annuity payments will be fully taxable.

   PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS. With respect to amounts withdrawn or distributed before the taxpayer reaches age 59 1/2, a penalty tax is imposed equal to 10% of the portion of such amount which is includable in gross income. However, the penalty tax is not applicable to withdrawals: (i) made on or after the death of the owner (or where the owner is not an individual, the death of the "primary annuitant," who is defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the Contract); (ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans; (v) under a so-called qualified funding asset (as defined in Code Section 130(d));
(vi) under an immediate annuity contract; or (vii) which are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

   If the penalty tax does not apply to a surrender or withdrawal as a result of the application of item (iii) above, and the series of payments are subsequently modified (other than by reason of death or disability), the tax for the first year in which the modification occurs will be increased by an amount (determined by the regulations) equal to the tax that would have been imposed but for item
(iii) above, plus interest for the deferral period, if the modification takes place (a) before the close of the period which is five years from the date of the first payment and after the taxpayer attains age 59 1/2, or (b) before the taxpayer reaches age 59 1/2.

ADDITIONAL CONSIDERATIONS --

   DISTRIBUTION-AT-DEATH RULES. In order to be treated as an annuity contract, a contract must provide the following two distribution rules: (a) if any owner dies on or after the Annuity Start Date, and before the entire interest in the Contract has been distributed, the remainder of the owner's interest will be distributed at least as quickly as the method in effect on the owner's death; and (b) if any owner dies before the Annuity Start Date, the entire interest in the Contract must generally be distributed within five years after the date of death, or, if payable to a designated beneficiary, must be annuitized over the life of that designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, commencing within one year after the date of death of the owner. If the sole designated beneficiary is the spouse of the deceased owner, the Contract (together with the deferral of tax on the accrued and future income thereunder) may be continued in the name of the spouse as owner.

   Generally, for purposes of determining when distributions must begin under the foregoing rules, where an owner is not an individual, the primary annuitant is considered the owner. In that case, a change in the primary annuitant will be treated as the death of the owner. Finally, in the case of joint owners, the distribution-at-death rules will be applied by treating the death of the first owner as the one to be taken into account in determining generally when distributions must commence, unless the sole Designated Beneficiary is the deceased owner's spouse.

   GIFT OF ANNUITY CONTRACTS. Generally, gifts of non-tax qualified Contracts prior to the Annuity Start Date will trigger tax on the gain on the Contract, with the donee getting a stepped-up basis for the amount included in the donor's income. The 10% penalty tax and gift tax also may be applicable. This provision does not apply to transfers between spouses or incident to a divorce.

   CONTRACTS OWNED BY NON-NATURAL PERSONS. If the Contract is held by a non-natural person (for example, a corporation) the income on that Contract (generally the increase in net surrender value less the Purchase Payments) is includable in taxable income each year. The rule does not apply where the Contract is acquired by the estate of a decedent, where the Contract is held by certain types of retirement plans, where the Contract is a qualified funding asset for structured settlements, where the Contract is purchased on behalf of an employee upon termination of a qualified plan, and in the case of an immediate annuity. An annuity contract held by a trust or other entity as agent for a natural person is considered held by a natural person.

   MULTIPLE CONTRACT RULE. For purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all Non-Qualified deferred annuity contracts issued by the same insurer to the same contract owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract's Annuity Start Date, such as a partial surrender, dividend, or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

   In addition, the Treasury Department has broad regulatory authority in applying this provision to prevent avoidance of the purposes of this rule. It is possible that, under this authority, the Treasury Department may apply this rule to amounts that are paid as annuities (on and after the Annuity Start Date) under annuity contracts issued by the same company to the same owner during any calendar year. In this case, annuity payments could be fully taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts and regardless of whether any amount would otherwise have been excluded from income because of the "exclusion ratio" under the contract.

   POSSIBLE TAX CHANGES. In recent years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, and judicial decisions). Moreover, although unlikely, it is also possible that any legislative change could be retroactive (that is, effective prior to the date of such change).

   TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT. A transfer of ownership of a Contract, the designation of an Annuitant, Payee or other Beneficiary who is not also the Owner, the selection of certain Annuity Start Dates or the exchange of a Contract may result in certain tax consequences to the Owner that are not discussed herein. An Owner contemplating any such transfer, assignment, selection or exchange should contact a competent tax adviser with respect to the potential effects of such a transaction.

   OPTIONAL BENEFIT RIDERS. It is possible that the Internal Revenue Service may take the position that fees deducted for certain optional benefit riders are deemed to be taxable distributions to you. In particular, the Internal Revenue Service may treat fees deducted for the optional benefits as taxable withdrawals, which might also be subject to a tax penalty if withdrawn prior to age 59 1/2. Although we do not believe that the fees associated or any optional benefit provided under the Contract should be treated as taxable withdrawals, you should consult your tax advisor prior to selecting any optional benefit under the Contract.

QUALIFIED PLANS -- The Contract may be used with Qualified Plans that meet the requirements of Section 403(b), 408 or 408A of the Code. If you are purchasing the Contract as an investment vehicle for one of these Qualified Plans, you should consider that the Contract does not provide any additional tax advantage to that already available through the Qualified Plan. However, the Contract does offer features and benefits in addition to providing tax deferral that other investments may not offer, including death benefit protection for your beneficiaries and annuity options which guarantee income for life. You should consult with your financial professional as to whether the overall benefits and costs of the Contract are appropriate considering your circumstances.

   The tax rules applicable to participants in such Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made herein to provide more than general information about the use of the Contract with the various types of Qualified Plans. These Qualified Plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits prior to transfer of the Contract. Owners, Annuitants, and Beneficiaries, are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the Contract issued in connection therewith. For example, the Company may accept beneficiary designations and payment instructions under the terms of the Contract without regard to any spousal consents that may be required under the plan or the Employee Retirement Income Security Act of 1974 (ERISA). Consequently, an Owner's Beneficiary designation or elected payment option may not be enforceable.

   The amounts that may be contributed to Qualified Plans are subject to limitations that vary depending on the type of Plan. In addition, early distributions from most Qualified Plans may be subject to penalty taxes, or for certain plans, could cause the Plan to be disqualified. Furthermore, distributions from most Qualified Plans are subject to certain minimum distribution rules. Failure to comply with these rules could result in disqualification of the Plan or subject the Owner or Annuitant to penalty taxes. As a result, the minimum distribution rules may limit the availability of certain Annuity Options to certain Annuitants and their beneficiaries. These requirements may not be incorporated into the Company's Contract administration procedures. Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

   The following are brief descriptions of the various types of Qualified Plans and the use of the Contract therewith:

   SECTION 403(B). Code Section 403(b) permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts, and, subject to certain limitations, to exclude the amount of Purchase Payments from gross income for tax purposes. The Contract may be purchased in connection with a Section 403(b) annuity program.

   Section 403(b) annuities must generally be provided under a plan which meets certain minimum participation, coverage, and nondiscrimination requirements. Each employee's interest in a retirement plan qualified under Code Section 403(b) must generally be distributed or begin to be distributed not later than April 1 following the calendar year in which the employee reaches age 70 1/2 or retires ("required beginning date"). Periodic distributions must not extend beyond the life of the employee or the lives of the employee and a designated beneficiary (or over a period extending beyond the life expectancy of the employee or the joint life expectancy of the employee and a designated beneficiary).

   If an employee dies before reaching his or her required beginning date, the employee's entire interest in the plan must generally be distributed beginning before the close of the calendar year following the year of the employee's death to a designated beneficiary over the life of the beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the designated beneficiary is the employee's surviving spouse, distributions may be delayed until the employee would have reached age 70 1/2. If there is no designated beneficiary or if distributions are not timely commenced, the entire interest must be distributed by the end of the fifth calendar year following the year of death.

   If an employee dies after reaching his or her required beginning date, the employee's interest in the plan must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the employee's death.

   A Section 403(b) annuity contract may be purchased with employer contributions, employee contributions or a combination of both. An employee's rights under a Section 403(b) contract must be nonforfeitable. The contribution limit is similar to the limits on contributions to qualified retirement plans and depends upon, among other things, whether the annuity contract is purchased with employer or employee contributions.

   Amounts used to purchase Section 403(b) annuities generally are excludable from the taxable income of the employee. As a result, all distributions from such annuities are normally taxable in full as ordinary income to the employee.

   A Section 403(b) annuity contract must prohibit the distribution of employee contributions (including earnings thereon) until the employee: (i) attains age 59 1/2, (ii) has a severance from employment; (iii) dies; (iv) becomes disabled; or (v) incurs a financial hardship (earnings may not be distributed in the event of hardship).

   Distributions from a Section 403(b) annuity contract may be eligible for a tax-free rollover to another eligible retirement plan, including an individual retirement account or annuity (IRA). See "Rollovers."

   SECTION 408. INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to establish individual retirement programs through the purchase of Individual Retirement Annuities ("traditional IRAs"). The Contract may be purchased as an IRA. The IRAs described in this paragraph are called "traditional IRAs" to distinguish them from "Roth IRAs."

   IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions must commence. Depending upon the circumstances of the individual, contributions to a traditional IRA may be made on a deductible or non-deductible basis. IRAs may not be transferred, sold, assigned, discounted or pledged as collateral for a loan or other obligation. The annual premium for an IRA may not be fixed and may not exceed (except in the case of a rollover contribution) the lesser of 100% of the individual's taxable compensation or the applicable dollar amount as shown in the table below:

              ===================================
                   TAX YEAR                AMOUNT
              -----------------------------------
                   2006-2007               $4,000
              2008 and thereafter          $5,000
              ===================================

Any refund of premium must be applied to the payment of future premiums or the purchase of additional benefits. If an individual is age 50 or over, the individual may make an additional catch-up contribution to a traditional IRA of $1,000 for each tax year. However, if the individual is covered by an employer-sponsored retirement plan, the amount of IRA contributions the individual may deduct in a year may be reduced or eliminated based on the individual's adjusted gross income for the year ($80,000 for 2007 for a married couple filing a joint return and $50,000 for a single taxpayer in 2007). If the individual's spouse is covered by an employer-sponsored retirement plan but the individual is not, the individual may be able to deduct those contributions to a traditional IRA; however, the deduction will be reduced or eliminated if the adjusted gross income on a joint return is between $150,000 and $160,000. Nondeductible contributions to traditional IRAs must be reported to the IRS in the year made on Form 8606.

   Sale of the Contract for use with IRAs may be subject to special requirements imposed by the Internal Revenue Service. Purchasers of the Contract for such purposes will be provided with such supplementary information as may be required by the Internal Revenue Service or other appropriate agency, and will have the right to revoke the Contract under certain circumstances. See the IRA Disclosure Statement that accompanies this Prospectus.

   In general, traditional IRAs are subject to minimum distribution requirements similar to those applicable to retirement plans qualified under Section 403(b) of the Code; however, the required beginning date for traditional IRAs is generally the date that the contract owner reaches age 70 1/2--the contract owner's retirement date, if any, will not affect his or her required beginning date. See "Section 403(b)." Distributions from IRAs are generally taxed under Code Section 72. Under these rules, a portion of each distribution may be excludable from income. The amount excludable from the individual's income is the amount of the distribution that bears the same ratio as the individual's nondeductible contributions bears to the expected return under the IRA.

   Distributions of deductible, pre-tax contributions and earnings from a traditional IRA may be eligible for a tax-free rollover to any kind of eligible retirement plan, including another traditional IRA. In certain cases, a distribution of non-deductible contributions or other after-tax amounts from a traditional IRA may be eligible to be rolled over to another traditional IRA. See "Rollovers."

   SECTION 408A. ROTH IRAS. Section 408A of the Code permits eligible individuals to establish a Roth IRA. The Contract may be purchased as a Roth IRA. Regular contributions may be made to a Roth IRA up to the same contribution limits that apply to traditional IRA contributions. The regular contribution limits are phased out for taxpayers with $95,000 to $110,000 in adjusted gross income ($150,000 to $160,000 for married filing joint returns). Also the taxable balance in a traditional IRA may be rolled over or converted into a Roth IRA for taxpayers with adjusted gross income of up to $100,000. Distributions from Roth 401(k) plans and Roth 403(b)s can be rolled over to a Roth IRA regardless of income.

   Regular contributions to a Roth IRA are not deductible, and rollovers and conversions from a traditional IRA are taxable when completed, but withdrawals that meet certain requirements are not subject to federal income tax on either the original contributions or any earnings. Rollovers of Roth contributions were already taxed when made and are not generally subject to tax when rolled over to a Roth IRA. Sale of the Contract for use with Roth IRAs may be subject to special requirements imposed by the IRS. Purchasers of the Contract for such purposes will be provided with such supplementary information as may be required by the IRS or other appropriate agency, and will have the right to revoke the Contract under certain requirements. Unlike a traditional IRA, Roth IRAs are not subject to minimum required distribution rules during the contract owner's lifetime. Generally, however, the amount remaining in a Roth IRA after the contract owner's death must begin to be distributed by the end of the first calendar year after death, and made in amounts that satisfy IRS required minimum distribution regulations. If there is no beneficiary, or if the beneficiary elects to delay distributions, the account must be distributed by the end of the fifth full calendar year after death of the contract owner.

   ROLLOVERS. A "rollover" is the tax-free transfer of a distribution from one "eligible retirement plan" to another. Distributions which are rolled over are not included in the employee's gross income until some future time.

   If any portion of the balance to the credit of an employee in a Section 403(b) plan (other than Roth sources) is paid to the employee in an "eligible rollover distribution" and the employee transfers any portion of the amount received to an eligible retirement plan, then the amount so transferred is not includable in income. Also, pre-tax distributions from an IRA may be rolled over to another eligible retirement plan. An "eligible rollover distribution" generally means any distribution that is not one of a series of periodic payments made for the life of the distributee or for a specified period of at least ten years. In addition, a required minimum distribution, death distributions (except to a surviving spouse) and certain corrective distributions will not qualify as an eligible rollover distribution. A rollover must be made directly between plans or indirectly within 60 days after receipt of the distribution.


   An "eligible retirement plan" will be another Section 403(b) plan, a traditional individual retirement account or annuity described in Code Section 408.

   In early 2006, the rules for rollovers of Roth distributions have not been made final by the Internal Revenue Service. Anyone attempting to rollover 403(b) contributions should seek competent tax advice.


   A Section 403(b) plan must generally provide a participant receiving an eligible rollover distribution, the option to have the distribution transferred directly to another eligible retirement plan.

   TAX PENALTIES. PREMATURE DISTRIBUTION TAX. Distributions from a Qualified Plan before the participant reaches age 59 1/2 are generally subject to an additional tax equal to 10% of the taxable portion of the distribution. The 10% penalty tax does not apply to distributions: (i) made on or after the death of the employee; (ii) attributable to the employee's disability; (iii) which are part of a series of substantially equal periodic payments made (at least annually) for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and a designated beneficiary and which, for Qualified Plans other than IRAs, begin after the employee terminates employment; (iv) made to an employee after termination of employment after reaching age 55; (v) made to pay for certain medical expenses; (vi) that are exempt withdrawals of an excess contribution; (vii) that are rolled over or transferred in accordance with Code requirements; or (viii) that are transferred pursuant to a decree of divorce or separate maintenance or written instrument incident to such a decree.

   The exception to the 10% penalty tax described in item (iv) above is not applicable to IRAs. However, distributions from an IRA to unemployed individuals can be made without application of the 10% penalty tax to pay health insurance premiums in certain cases. There are two additional exceptions to the 10% penalty tax on withdrawals from IRAs before age 59 1/2: withdrawals made to pay "qualified" higher education expenses and withdrawals made to pay certain "eligible first-time home buyer expenses."

   MINIMUM DISTRIBUTION TAX. If the amount distributed from a Qualified Plan is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. The value of any enhanced death benefits or other optional contract provisions such as the Guaranteed Minimum Income Benefit may need to be taken into account when calculating the minimum required distribution. Consult a tax advisor.

   WITHHOLDING. Periodic distributions (e.g., annuities and installment payments) from a Qualified Plan that will last for a period of ten or more years are generally subject to voluntary income tax withholding. The amount withheld on such periodic distributions is determined at the rate applicable to wages. The recipient of a periodic distribution may generally elect not to have withholding apply.

   Nonperiodic distributions (e.g., lump sums and annuities or installment payments of less than ten years) from a Qualified Plan (other than IRAs) are generally subject to mandatory 20% income tax withholding. However, no withholding is imposed if the distribution is transferred directly to another eligible retirement plan. Nonperiodic distributions from an IRA are subject to income tax withholding at a flat 10% rate. The recipient of such a distribution may elect not to have withholding apply.

   The above description of the federal income tax consequences of the different types of Qualified Plans which may be funded by the Contract offered by this Prospectus is only a brief summary and is not intended as tax advice. The rules governing the provisions of Qualified Plans are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective Owner considering adoption of a Qualified Plan and purchase of a Contract in connection therewith should first consult a qualified and competent tax adviser, with regard to the suitability of the Contract as an investment vehicle for the Qualified Plan.

OTHER TAX CONSIDERATIONS -

   FEDERAL ESTATE TAXES. While no attempt is being made to discuss the Federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

   GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

   ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

   FOREIGN TAX CREDITS. We may benefit from any foreign tax credits attributable to taxes paid by certain Funds to foreign jurisdictions to the extent permitted under Federal tax law.

OTHER INFORMATION

INVESTMENT ADVISORY FEES -- You may enter into a separate investment advisory agreement with an investment adviser that provides asset allocation services in connection with your Contract. We are not affiliated with those investment advisers (except our affiliate, Brecek & Young Advisors, Inc.), and we do not supervise or perform due diligence on investment advisers who may provide such asset allocation services. By entering into an agreement with the investment adviser for asset allocation services and executing the Company's investment adviser authorization form, you authorize the investment adviser to allocate your Contract Value among certain Subaccounts and make changes in your allocations from time to time. You also authorize us to deduct amounts from your Contract Value to pay the investment adviser's fee in the amounts and at the times directed by the investment adviser in writing. The investment advisory fee is paid to the investment adviser and is not a Contract charge retained by us. For Non-Qualified Contracts, charges deducted from your Contract Value to pay the investment adviser's fees are taxable distributions to you and may subject you to an additional 10% tax penalty. The investment advisory fee is described more fully in the disclosure statement provided by the investment adviser. You should consult with your representative for details regarding the investment advisory services, including fees and expenses.

VOTING OF UNDERLYING FUND SHARES -- The Company is the legal owner of the shares of Underlying Funds held by the Subaccounts. The Company will exercise voting rights attributable to the shares of each Underlying Fund held in the Subaccounts at any regular and special meetings of the shareholders of the Underlying Funds on matters requiring shareholder voting under the 1940 Act. In accordance with its view of presently applicable law, the Company will exercise its voting rights based on instructions received from persons having the voting interest in corresponding Subaccounts. However, if the 1940 Act or any regulations thereunder should be amended, or if the present interpretation thereof should change, and as a result the Company determines that it is permitted to vote the shares of the Underlying Funds in its own right, it may elect to do so.

   The person having the voting interest under a Contract is the Owner. Unless otherwise required by applicable law, the number of shares of a particular Underlying Fund as to which voting instructions may be given to the Company is determined by dividing your Contract Value in the corresponding Subaccount on a particular date by the net asset value per share of the Underlying Fund as of the same date. Fractional votes will be counted. The number of votes as to which voting instructions may be given will be determined as of the same date established by the Underlying Fund for determining shareholders eligible to vote at the meeting of the Underlying Fund. If required by the SEC, the Company reserves the right to determine in a different fashion the voting rights attributable to the shares of the Underlying Funds. Voting instructions may be cast in person or by proxy.

   It is important that each Owner provide voting instructions to us because we vote all Underlying Fund shares proportionately in accordance with instructions received from Owners. This means that we will vote shares for which no timely instructions are received in the same proportion as those shares for which we do receive voting instructions. As a result, a small number of Owners may control the outcome of a vote.

SUBSTITUTION OF INVESTMENTS -- The Company reserves the right, subject to compliance with the law as then in effect, to make additions to, deletions from, substitutions for, or combinations of the securities that are held by the Separate Account or any Subaccount or that the Separate Account or any Subaccount may purchase. If shares of any or all of the Underlying Funds should no longer be available for investment, or if the Company management believes further investment in shares of any or all of the Underlying Funds should become inappropriate in view of the purposes of the Contract, the Company may substitute shares of another Underlying Fund or of a different fund for shares already purchased, or to be purchased in the future under the Contract. Substituted fund shares may have higher fees and expenses. The Company may also purchase, through the Subaccount, other securities for other classes or contracts, or permit a conversion between classes of contracts on the basis of requests made by Owners.

   In connection with a substitution of any shares attributable to an Owner's interest in a Subaccount or the Separate Account, the Company will, to the extent required under applicable law, provide notice, seek Owner approval, seek prior approval of the SEC, and comply with the filing or other procedures established by applicable state insurance regulators.

   The Company also reserves the right to establish additional Subaccounts of the Separate Account that would invest in a new Underlying Fund or in shares of another investment company, a series thereof, or other suitable investment vehicle. The Company may establish new Subaccounts in its sole discretion, and will determine whether to make any new Subaccount available to existing Owners. The Company may also eliminate or combine one or more Subaccounts to all or only certain classes of Owners if, in its sole discretion, marketing, tax, or investment conditions so warrant.

   Subject to compliance with applicable law, the Company may transfer assets to the General Account. The Company also reserves the right, subject to any required regulatory approvals, to transfer assets of the Separate Account or any Subaccount to another separate account or Subaccount.

   In the event of any such substitution or change, the Company may, by appropriate endorsement, make such changes in these and other contracts as may be necessary or appropriate to reflect such substitution or change. If the Company believes it to be in the best interests of persons having voting rights under the Contract, the Separate Account may be operated as a management investment company under the 1940 Act or any other form permitted by law. The Separate Account may be de-registered under that Act in the event such registration is no longer required, or it may be combined with other separate accounts of the Company or an affiliate thereof. Subject to compliance with applicable law, the Company also may establish a committee, board, or other group to manage one or more aspects of the operation of the Separate Account.

CHANGES TO COMPLY WITH LAW AND AMENDMENTS -- The Company reserves the right, without the consent of Owners, to suspend sales of the Contract as presently offered and to make any change to the provisions of the Contract to comply with, or give Owners the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for annuity contracts and retirement plans under the Internal Revenue Code and regulations thereunder or any state statute or regulation.

REPORTS TO OWNERS -- The Company will send you annually a statement setting forth a summary of the transactions that occurred during the year, and indicating the Contract Value as of the end of each year. In addition, the statement will indicate the allocation of Contract Value among the Subaccounts and any other information required by law. The Company will also send confirmations upon Purchase Payments, transfers, and full and partial withdrawals. The Company may confirm certain transactions on a quarterly basis. These transactions include purchases under an Automatic Investment Program, transfers under the Dollar Cost Averaging and Asset Reallocation Options, systematic withdrawals and annuity payments.

   You will also receive annual and semiannual reports containing financial statements for those Underlying Funds corresponding to the Subaccounts to which you have allocated your Contract Value. Such reports will include a list of the portfolio securities of the Underlying Fund, as required by the 1940 Act, and/or such other reports the federal securities laws may require.

ELECTRONIC PRIVILEGES -- If the Electronic Privileges section of the application or the proper form has been completed, signed, and filed at the Company's
Administrative Office, you may: (1) request a transfer of Contract Value and make changes in your Purchase Payment allocation and to an existing Dollar Cost Averaging or Asset Reallocation option by telephone; (2) request a transfer of Contract Value electronically via facsimile; and (3) request a transfer of Contract Value through the Company's Internet web site. If you elect Electronic Privileges, you automatically authorize your financial representative to make transfers of Contract Value and changes in your purchase payment allocation or Dollar Cost Averaging or Asset Allocation option, on your behalf.

   Any telephone or electronic device, whether it is the Company's, yours, your service provider's, or your registered representative's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent the Company's processing of your transfer request. Although we have taken precautions to limit these problems, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your transfer request by writing to our Administrative Office.

   The Company has established procedures to confirm that instructions communicated by telephone are genuine and will not be liable for any losses due to fraudulent or unauthorized instructions provided it complies with its procedures. The Company's procedures require that any person requesting a transfer by telephone provide the account number and the Owner's tax identification number and such instructions must be received on a recorded line. The Company reserves the right to deny any telephone transfer request. If all telephone lines are busy (which might occur, for example, during periods of substantial market fluctuations) or are otherwise unavailable, you may not be able to request transfers by telephone and would have to submit written requests.

   By authorizing telephone transfers, you authorize the Company to accept and act upon telephonic instructions for transfers involving your Contract. There are risks associated with telephone transactions that do not occur if a written request is submitted. Anyone authorizing or making telephone requests bears those risks. You agree that neither the Company, any of its affiliates, nor any Underlying Fund, will be liable for any loss, damages, cost, or expense (including attorneys' fees) arising out of any telephone requests; provided that the Company effects such request in accordance with its procedures. As a result of this policy on telephone requests, you bear the risk of loss arising from the telephone transfer privilege. The Company may discontinue, modify, or suspend the telephone transfer privilege at any time.

LEGAL PROCEEDINGS -- The Company and its subsidiaries, like other life insurance companies, may be involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, the Company believes that at the present time there are no legal proceedings pending or threatened to which the Company, the Separate Account, or Security Distributors, Inc. ("SDI") is a party that are reasonably likely to materially affect the Separate Account or the Company's ability to meet its obligations under the Contract, or SDI's ability to perform its contract with the Separate Account.

   In 2003 and 2004, the SEC requested information from the Company relating to market timing and late trading of mutual funds and variable insurance products. The Company believes that these inquiries were similar to those made to many financial service companies as part of an industry-wide investigation by the SEC into the practices, policies, and procedures relating to trading in mutual fund shares. The Company responded to the information requests and is not aware of any problems with respect to such matters involving the Company, SDI, or the Separate Account.


SALE OF THE CONTRACT -- The Company currently offers the Contract on a continuous basis. The Company anticipates continuing to offer the Contract but reserves the right to discontinue the offering.

   PRINCIPAL UNDERWRITER. The Company has entered into a principal underwriting agreement with its affiliate, Security Distributors, Inc. ("SDI"), for the distribution and sale of the Contract. SDI's home office is located at One Security Benefit Place, Topeka, Kansas 66636-0001. SDI, a wholly-owned subsidiary of Security Benefit Corporation, is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of NASD, Inc.


   SDI does not sell the Contract directly to purchasers. The Contract is offered to the public through registered representatives of broker-dealers (including Brecek & Young Advisors, Inc., an affiliate of the Company and SDI) that have entered into selling agreements with SDI for the sale of the Contract (collectively, "Selling Broker-Dealers"). Registered representatives must be licensed as insurance agents by the state of New York insurance authorities and appointed agents of the Company in order to sell the Contract. The Company pays commissions to Selling Broker-Dealers through SDI. During fiscal years 2006, 2005 and 2004, the amounts paid to SDI in connection with all contracts sold through the Separate Account were $1,163,892.46, 1,580,985.93, and $1,216,916.50, respectively. SDI passes through commissions it receives to Selling Broker-Dealers for their sales and does not retain any portion of commissions in return for its services as principal underwriter for the Contract. However, the Company may pay some or all of SDI's operating and other expenses, including the following sales expenses: compensation and bonuses for SDI's management team, advertising expenses, and other expenses of distributing the Contract.


   SELLING BROKER-DEALERS. The Company may pay commissions to Selling Broker-Dealers in connection with the promotion and sale of the Contract according to one or more schedules. A portion of any payments made to Selling Broker-Dealers may be passed on to their registered representatives in accordance with their internal compensation programs. The Company may use any of its corporate assets to pay commissions and other costs of distributing the Contract, including any profit from the mortality and expense risk charge or other fees and charges imposed under the Contract. Commissions and other incentives or payments described below are not charged directly to Owners or the Separate Account. The Company intends to recoup commissions and other sales expenses through fees and charges deducted under the Contract or from its General Account.

   COMPENSATION PAID TO ALL SELLING BROKER-DEALERS. The Company does not expect to pay commissions as a percentage of initial and subsequent Purchase Payments at the time it receives them. It may pay the Selling Broker-Dealer a percentage of Contract Value on an ongoing basis in consideration of the Selling Broker-Dealers' obligation to supervise their registered representatives that sell the Contract. While the amount and timing of compensation may vary depending on the selling agreement, the Company does not expect compensation to exceed 0.15% annually of average Contract Value and does not expect to pay any commissions as a percentage of initial and subsequent purchase payments. The Company also pays non-cash compensation in connection with the sale of the Contract, including conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items. The Company may periodically establish commission specials; however, unless otherwise stated, commissions paid under these specials will not exceed an additional 0.10% annually of average Contract Value.

   The registered representative who sells you the Contract may receive a portion of the compensation the Company pays to his or her Selling Broker-Dealer, depending on the agreement between the Selling Broker-Dealer and your registered representative and the Selling Broker-Dealer's internal compensation program. These programs may include other types of cash and non-cash compensation and other benefits. ASK YOUR REGISTERED REPRESENTATIVE FOR FURTHER INFORMATION ABOUT WHAT HE OR SHE AND THE SELLING BROKER-DEALER FOR WHOM HE OR SHE WORKS MAY RECEIVE IN CONNECTION WITH YOUR PURCHASE OF A CONTRACT.

   ADDITIONAL COMPENSATION PAID TO SELECTED SELLING BROKER-DEALERS. In addition to ordinary commissions and non-cash compensation, the Company may pay additional compensation to selected Selling Broker-Dealers. These payments may be: (1) trail commissions or persistency payments, which are periodic payments based on contract values of the Company's variable insurance contracts (including Contract Values of the Contract) or other persistency standards; (2) preferred status fees (which may be in the form of a higher percentage of ordinary commission) paid to obtain preferred treatment of the Contract in
Selling Broker-Dealers' marketing programs, including enhanced marketing services and increased access to their registered representatives; (3) one-time bonus payments for their participation in sales promotions with regard to the Contract; (4) periodic bonus payments calculated as a percentage of the average contract value of the Company's variable insurance contracts (including the Contract) sold by the Selling Broker-Dealer during the calendar year of payment; and (5) reimbursement of industry conference fees paid to help defray the costs of sales conferences and educational seminars for the Selling Broker-Dealers' registered representatives. SDI has entered into an arrangement with Vantage Securities, Inc., whereby Vantage is eligible for such payments.

   These additional compensation arrangements are not offered to all Selling Broker-Dealers and the terms of such arrangements and the payments made thereunder may differ substantially among Selling Broker-Dealers. The payments may be significant and may be calculated in different ways by different Selling Broker-Dealers. These arrangements are designed to specially encourage the sale of the Company's products (and/or its affiliates' products) by such Selling Broker-Dealers. The prospect of receiving, or the receipt of, additional compensation may provide Selling Broker-Dealers and/or their registered representatives with an incentive to favor sales of the Contract over other variable annuity contracts (or other investments) with respect to which a Selling Broker-Dealer does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the Contract. ASK YOUR REGISTERED REPRESENTATIVE FOR FURTHER INFORMATION ABOUT WHAT HE OR SHE AND THE SELLING BROKER-DEALER FOR WHOM HE OR SHE WORKS MAY RECEIVE IN CONNECTION WITH YOUR PURCHASE OF A CONTRACT.

   ADDITIONAL COMPENSATION PAID TO AFFILIATED SELLING BROKER-DEALERS. In addition to ordinary commissions, non-cash compensation, and additional compensation, the Company pays some or all of the operating and other expenses of its affiliated Selling Broker-Dealer, Brecek & Young Advisors, Inc. ("Brecek"), such as paid-in-capital, overhead, and legal and accounting fees. SDI also pays Brecek a marketing allowance equal to 0.50% of its aggregate sales of variable annuity contracts issued by the Company (and its affiliates); however, such marketing allowance is not paid with respect to sales of the Contract. Brecek does not pay any portion of such marketing allowance to its registered representatives. Brecek pays its registered representatives a portion of the commissions received for their sales of the Contract in accordance with its respective internal compensation program.

PERFORMANCE INFORMATION

   Performance information for the Subaccounts, including the yield and effective yield of the Rydex VT U.S. Government Money Market Subaccount, and the total return of all Subaccounts may appear in advertisements, reports, and promotional literature to current or prospective Owners.

   Current yield for the Rydex VT U.S. Government Money Market Subaccount will be based on income received by a hypothetical investment over a given 7-day period (less expenses accrued during the period), and then "annualized" (i.e., assuming that the 7-day yield would be received for 52 weeks, stated in terms of an annual percentage return on the investment). "Effective yield" for the Rydex VT U.S. Government Money Market Subaccount is calculated in a manner similar to that used to calculate yield, but reflects the compounding effect of earnings. During extended periods of low interest rates, and due in part to Contract fees and expenses, the yields of the Rydex VT U.S. Government Money Market Subaccount may also become extremely low and possibly negative.

   Quotations of average annual total return for any Subaccount will be expressed in terms of the average annual compounded rate of return on a hypothetical investment in a Contract over a period of one, five, and ten years (or, if less, up to the life of the Subaccount), and will reflect the deduction of the administration charge, mortality and expense risk charge, rider charges, and withdrawal charge and may simultaneously be shown for other periods.

   Quotations of yield and effective yield do not reflect deduction of the withdrawal charge, and total return figures may be quoted that do not reflect deduction of the charge. If reflected, the performance figures quoted would be lower. Such performance information will be accompanied by total return figures that reflect deduction of the withdrawal charge that would be imposed if Contract Value were withdrawn at the end of the period for which total return is quoted.


   Although the Contract was not available for purchase until July 26, 2007, certain of the Underlying Funds were in existence prior to that date. Performance information for the Subaccounts may also include quotations of total return for periods beginning prior to the availability of the Contracts that incorporate the performance of the Underlying Funds.


   Performance information for any Subaccount reflects only the performance of a hypothetical Contract under which Contract Value is allocated to a Subaccount during a particular time period on which the calculations are based. Performance information should be considered in light of the investment objectives and policies, characteristics, and quality of the Underlying Fund in which the Subaccount invests, and the market conditions during the given time period, and should not be considered as a representation of what may be achieved in the future. For a description of the methods used to determine yield and total return for the Subaccounts, see the Statement of Additional Information.

ADDITIONAL INFORMATION

REGISTRATION STATEMENT -- A Registration Statement under the 1933 Act has been filed with the SEC relating to the offering described in this Prospectus. This Prospectus does not include all the information included in the Registration Statement, certain portions of which, including the Statement of Additional Information, have been omitted pursuant to the rules and regulations of the SEC. The omitted information may be obtained at the SEC's principal office in Washington, DC, upon payment of the SEC's prescribed fees and may also be obtained from the SEC's web site (http://www.sec.gov).


FINANCIAL STATEMENTS -- The financial statements of First Security Benefit Life Insurance and Annuity Company of New York at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and the financial statements of Variable Annuity Account A at December 31, 2006, and for each of the specified periods ended December 31, 2006, or for portions of such periods as disclosed in the financial statements, are included in the Statement of Additional Information.


TABLE OF CONTENTS FOR STATEMENT OF ADDITIONAL INFORMATION


   The Statement of Additional Information for EliteDesigns Variable Annuity contains more specific information and financial statements relating to the Company and the Separate Account. The Statement of Additional Information is available without charge by calling the Company's toll-free number at 1-800-888-2461 or by detaching this page from the prospectus and mailing it to the Company at P.O. Box 750497, Topeka, KS 66675-0497. Be sure to include your name and address when requesting the Statement of Additional Information. The table of contents of the Statement of Additional Information is set forth below:


GENERAL INFORMATION AND HISTORY
  Safekeeping of Assets


METHOD OF DEDUCTING THE EXCESS CHARGE

LIMITS ON PURCHASE PAYMENTS PAID UNDER TAX-QUALIFIED RETIREMENT PLANS
  Section 403(b)
  Sections 408 and 408A

PERFORMANCE INFORMATION

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FINANCIAL STATEMENTS

OBJECTIVES FOR UNDERLYING FUNDS

--------------------------------------------------------------------------------
There is no guarantee that the investment objective of any Underlying Fund will be met.
--------------------------------------------------------------------------------

MORE DETAILED INFORMATION REGARDING THE INVESTMENT OBJECTIVES, RESTRICTIONS AND RISKS, EXPENSES PAID BY THE UNDERLYING FUNDS, AND OTHER RELEVANT INFORMATION MAY BE FOUND IN THE RESPECTIVE UNDERLYING FUND PROSPECTUS. PROSPECTUSES FOR THE UNDERLYING FUNDS SHOULD BE READ IN CONJUNCTION WITH THIS PROSPECTUS.


------------------------------------------------------------------------------------------------------------
                         SHARE CLASS
UNDERLYING FUND        (IF APPLICABLE)     INVESTMENT OBJECTIVE         INVESTMENT ADVISER
------------------------------------------------------------------------------------------------------------
AIM V.I. Capital          Series I         Growth of capital            AIM Advisors, Inc.
Appreciation Fund                                                       11 Greenway Plaza, Suite 100
                                                                        Houston, TX 77046-1173
------------------------------------------------------------------------------------------------------------
AIM V.I.                  Series II        Long-term growth             AIM Advisors, Inc.
International                              of capital                   11 Greenway Plaza, Suite 100
Growth Fund                                                             Houston, TX 77046-1173
------------------------------------------------------------------------------------------------------------
AIM V.I. Mid Cap          Series II        Long-term growth             AIM Advisors, Inc.
Core Equity Fund                           of capital                   11 Greenway Plaza, Suite 100
                                                                        Houston, TX 77046-1173
------------------------------------------------------------------------------------------------------------
Direxion Dynamic                           To maximize total return     Rafferty Asset Management, LLC
VP HY Bond Fund                                                         500 Fifth Avenue, Suite 415
(formerly Potomac                                                       New York, NY 10110
Dynamic VP HY
Bond)
------------------------------------------------------------------------------------------------------------
Dreyfus VIF                Service         Long-term capital growth     The Dreyfus Corporation
International                                                           200 Park Avenue
Value Portfolio                                                         New York, NY 10166
------------------------------------------------------------------------------------------------------------
Federated Fund for                         Current income               Federated Investment
U.S. Government                                                         Management Company
Securities II                                                           Federated Investors Tower
                                                                        1001 Liberty Avenue
                                                                        Pittsburgh, PA 15222
------------------------------------------------------------------------------------------------------------
Federated High             Service         High current income          Federated Investment
Income Bond                                                             Management Company
Fund II                                                                 Federated Investors Tower
                                                                        1001 Liberty Avenue
                                                                        Pittsburgh, PA 15222
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP        Service Class 2     Long-term capital            Fidelity Management &
Contrafund                                 appreciation                 Research Company
                                                                        82 Devonshire Street
                                                                        Boston, MA 02109
                                                                        (Investment Adviser)

                                                                        FMR Co., Inc.; Fidelity Management
                                                                        Research (U.K.) Inc.; Fidelity
                                                                        Management & Research (Far East)
                                                                        Inc.; and Fidelity Investments Japan
                                                                        Limited (Sub-advisers)
------------------------------------------------------------------------------------------------------------
Fidelity(R)            Service Class 2     Capital growth               Fidelity Management &
VIP Growth                                                              Research Company
Opportunities                                                           82 Devonshire Street
                                                                        Boston, MA 02109
                                                                        (Investment Adviser)

                                                                        FMR Co., Inc.; Fidelity Management
                                                                        Research (U.K.) Inc.; Fidelity
                                                                        Management & Research (Far East)
                                                                        Inc.; and Fidelity Investments Japan
                                                                        Limited (Sub-advisers)
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP        Service Class 2     Investment results that      Fidelity Management &
Index 500                                  correspond to the total      Research Company
                                           return of common stocks      82 Devonshire Street
                                           publicly traded in the       Boston, MA 02109
                                           United States, as            (Investment Adviser)
                                           represented by the
                                           S&P 400(R)                   FMR Co., Inc.
                                                                        (Sub-adviser)

                                                                        Geode
                                                                        53 State Street
                                                                        Boston, MA  02109
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP        Service Class 2     High level of current        Fidelity Management &
Investment                                 income as is consistent      Research Company
Grade Bond                                 with the preservation        82 Devonshire Street
                                           of capital                   Boston, MA 02109
                                                                        (Investment Adviser)

                                                                        Fidelity Investments Money
                                                                        Management, Inc.
                                                                        One Spartan Way
                                                                        Merrimack, NH 03054
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Franklin Small-            Class 2         Long-term capital growth     Franklin Advisers, Inc.
Mid Cap Growth                                                          One Franklin Parkway
Securities Fund                                                         San Mateo, CA 94403
------------------------------------------------------------------------------------------------------------
Neuberger Berman           Class I         Long-term growth of          Neuberger Berman Management Inc.
AMT Guardian                               capital; current income      605 Third Avenue
Portfolio                                  is a secondary goal          New York, NY 10158
                                                                        (Investment Adviser)

                                                                        Neuberger Berman, LLC
                                                                        605 Third Avenue
                                                                        New York, NY 10158
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Neuberger Berman           Class I         Growth of capital            Neuberger Berman Management Inc.
AMT Partners                                                            605 Third Avenue
Portfolio                                                               New York, NY 10158
                                                                        (Investment Adviser)

                                                                        Neuberger Berman, LLC
                                                                        605 Third Avenue
                                                                        New York, NY 10158
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Oppenheimer Main           Service         Capital appreciation         OppenheimerFunds, Inc.
Street Small Cap                                                        Two World Financial Center
Fund(R)/VA                                                              225 Liberty Street, 11th Floor
                                                                        New York, NY 10281
------------------------------------------------------------------------------------------------------------
PIMCO VIT Low          Administrative      Maximum total return         Pacific Investment Management
Duration Portfolio                         consistent with              Company LLC
                                           preservation of capital      840 Newport Center Drive, Suite 100
                                           and prudent investment       Newport Beach, CA 92660
                                           management
------------------------------------------------------------------------------------------------------------
PIMCO VIT Real         Administrative      Maximum real return          Pacific Investment Management
Return Portfolio                           consistent with              Company LLC
                                           preservation of real         840 Newport Center Drive, Suite 100
                                           capital and prudent          Newport Beach, CA 92660
                                           investment management
------------------------------------------------------------------------------------------------------------
PIMCO VIT              Administrative      Total return which           Pacific Investment Management
StocksPLUS(R)                              exceeds that of the                  Company LLC
Growth & Income                            S&P 500.                     840 Newport Center Drive, Suite 100
                                                                        Newport Beach, CA 92660
------------------------------------------------------------------------------------------------------------
PIMCO VIT Total        Administrative      Maximum total return         Pacific Investment Management
Return Portfolio                           consistent with              Company LLC
                                           preservation of              840 Newport Center Drive, Suite 100
                                           capital and prudent          Newport Beach, CA 92660
                                           investment management
------------------------------------------------------------------------------------------------------------
RVT CLS AdvisorOne                         Long-term growth of          Rydex Investments
Amerigo Fund                               capital without regard       9601 Blackwell Rd., Suite 500
                                           to current income            Rockville, MD 20850
                                                                        (Investment Adviser)

                                                                        Clarke Lanzen Skalla
                                                                        Investment Firm, LLC
                                                                        4020 South 147th St.
                                                                        Omaha, NE 68137
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
RVT CLS AdvisorOne                         Growth of capital            Rydex Investments
Berolina                                   and total return.            9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
                                                                        (Investment Adviser)

                                                                        CLS Investment Firm, LLC
                                                                        4020 South 147th St.
                                                                        Omaha, NE 68137
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
RVT CLS AdvisorOne                         Current income and           Rydex Investments
Clermont Fund                              growth of capital            9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
                                                                        (Investment Adviser)

                                                                        CLS Investment Firm, LLC
                                                                        4020 South 147th St.
                                                                        Omaha, NE 68137
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Rydex VT Absolute                          Capital appreciation         Rydex Investments
Return Strategies                          consistent with the          9601 Blackwell Rd., Suite 500
                                           return and risk              Rockville, MD 20850
                                           characteristics of the
                                           hedge fund universe,
                                           and the secondary
                                           objective is to achieve
                                           these returns with low
                                           correlation to and less
                                           volatility than equity
                                           indices.
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Banking Fund                                                            9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Basic                             Capital appreciation         Rydex Investments
Materials Fund                                                          9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Biotechnology Fund                                                      9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Investment results           Rydex Investments
Commodities                                that correlate to            9601 Blackwell Rd., Suite 500
Strategy                                   the performance of           Rockville, MD 20850
(formerly Rydex                            a benchmark for
VT Commodities)                            commodities. The Fund's
                                           current benchmark is the
                                           GSCI(R) Total Return
                                           Index.
------------------------------------------------------------------------------------------------------------
Rydex VT Consumer                          Capital appreciation         Rydex Investments
Products Fund                                                           9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Russell                           Investment results that      Rydex Investments
2000(R) 2x                                 match the performance        9601 Blackwell Rd., Suite 500
Strategy (formerly                         of a specific benchmark      Rockville, MD 20850
Rydex VT Dynamic                           on a daily basis. The
Russell 2000(R))                           Fund's current benchmark
                                           is 200% of the perfor-
                                           mance of the Russell
                                           2000 Index(R) (the
                                           "underlying index").
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Investment results that      Rydex Investments
Strengthening                              will match the perfor-       9601 Blackwell Rd., Suite 500
Dollar 2x Strategy                         mance of a specific          Rockville, MD 20850
Fund (formerly                             benchmark on a daily
Rydex VT Dynamic                           basis
Strengthening
Dollar Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Investment results that      Rydex Investments
Weakening Dollar                           will match the perfor-       9601 Blackwell Rd., Suite 500
2x Strategy Fund                           mance of a specific          Rockville, MD 20850
(formerly Rydex VT                         benchmark on a daily
Dynamic Weakening                          basis
Dollar Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Electronics Fund                                                        9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Energy Fund                                                             9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Energy                            Capital appreciation         Rydex Investments
Services Fund                                                           9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT EP                                Each EPT Fund is a "fund     Rydex Investments
Aggressive                                 of funds," which means       9601 Blackwell Rd., Suite 500
                                           that each Fund seeks to      Rockville, MD 20850
                                           achieve its investment
                                           objective by investing
                                           primarily in other
                                           Rydex mutual funds
                                           (the "underlying funds")
                                           instead of in individual
                                           securities.
------------------------------------------------------------------------------------------------------------
Rydex VT EP                                Each EPT Fund is a "fund     Rydex Investments
Conservative                               of funds," which means       9601 Blackwell Rd., Suite 500
                                           that each Fund seeks to      Rockville, MD 20850
                                           achieve its investment
                                           objective by investing
                                           primarily in other
                                           Rydex mutual funds
                                           (the "underlying funds")
                                           instead of in individual
                                           securities.
------------------------------------------------------------------------------------------------------------
Rydex VT EP                                Each EPT Fund is a "fund     Rydex Investments
Moderate                                   of funds," which means       9601 Blackwell Rd., Suite 500
                                           that each Fund seeks to      Rockville, MD 20850
                                           achieve its investment
                                           objective by investing
                                           primarily in other
                                           Rydex mutual funds
                                           (the "underlying funds")
                                           instead of in individual
                                           securities.
------------------------------------------------------------------------------------------------------------
Rydex VT Europe                            Investment results           Rydex Investments
1.25x Strategy                             that correlate to            9601 Blackwell Rd., Suite 500
Fund (formerly                             the performance of a         Rockville, MD 20850
Rydex VT Europe                            specific benchmark
Advantage Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Financial                         Capital appreciation         Rydex Investments
Services Fund                                                           9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Government                        Investment results that      Rydex Investments
Long Bond 1.2x                             correspond to a bench-       9601 Blackwell Rd., Suite 500
Strategy Fund                              mark for U.S. Government     Rockville, MD 20850
(formerly Rydex VT                         securities
Government Long
Bond Advantage
Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Health                            Capital appreciation         Rydex Investments
Care Fund                                                               9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Hedged Equity                              consistent with the          9601 Blackwell Rd., Suite 500
                                           return and risk charac-      Rockville, MD 20850
                                           teristics of the long/
                                           short hedge fund
                                           universe, and the
                                           secondary objective is
                                           to achieve these returns
                                           with low correlation to
                                           and less volatility than
                                           equity indices.
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Internet Fund                                                           9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Inverse                           Total return                 Rydex Investments
Government Long                                                         9601 Blackwell Rd., Suite 500
Bond Strategy Fund                                                      Rockville, MD 20850
(formerly Rydex VT
Inverse Government
Long Bond Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Inverse                           Investment results that      Rydex Investments
Mid-Cap Strategy                           will match the perfor-       9601 Blackwell Rd., Suite 500
Fund (formerly                             mance of a specific          Rockville, MD 20850
Rydex VT Inverse                           benchmark
Mid Cap Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Inverse                           Investment results that      Rydex Investments
OTC Strategy Fund                          will match the perfor-       9601 Blackwell Rd., Suite 500
(formerly Rydex VT                         mance of a specific          Rockville, MD 20850
Inverse OTC Fund)                          benchmark
------------------------------------------------------------------------------------------------------------
Rydex VT Inverse                           Investment results that      Rydex Investments
Russell 2000(R)                            will match the perfor-       9601 Blackwell Rd., Suite 500
Strategy Fund                              mance of a specific          Rockville, MD 20850
(formerly Rydex VT                         benchmark
Inverse Russell
2000(R) Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Inverse                           Investment results that      Rydex Investments
S&P 500 Strategy                           will inversely correlate     9601 Blackwell Rd., Suite 500
Fund (formerly                             to the performance of        Rockville, MD 20850
Rydex VT Inverse                           the S&P 500 Index (TM)
S&P 500 Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Japan                             Investment results           Rydex Investments
1.25x Strategy                             that correlate to            9601 Blackwell Rd., Suite 500
Fund (formerly                             the performance of a         Rockville, MD 20850
Rydex VT Japan                             specific benchmark
Advantage Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Large                             Investment results that      Rydex Investments
Cap Growth Fund                            will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a benchmark         Rockville, MD 20850
                                           for large cap growth
                                           securities
------------------------------------------------------------------------------------------------------------
Rydex VT Large                             Investment results that      Rydex Investments
Cap Value Fund                             will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a benchmark         Rockville, MD 20850
                                           for large cap value
                                           securities
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Leisure Fund                                                            9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Mid-Cap                           Investment results that      Rydex Investments
1.5x Strategy Fund                         will match the perfor-       9601 Blackwell Rd., Suite 500
(formerly Rydex VT                         mance of a benchmark for     Rockville, MD 20850
Mid Cap Advantage                          mid-cap securities
Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Mid                               Investment results that      Rydex Investments
Cap Growth Fund                            will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a benchmark         Rockville, MD 20850
                                           for mid-cap growth
                                           securities
------------------------------------------------------------------------------------------------------------
Rydex VT Mid                               Investment results that      Rydex Investments
Cap Value Fund                             will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a benchmark for     Rockville, MD 20850
                                           mid-cap value securities
------------------------------------------------------------------------------------------------------------
Rydex VT Multi-Cap                         Long-term capital            Rydex Investments
Core Equity                                appreciation                 9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Nova Fund                         Investment results that      Rydex Investments
                                           will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a specific          Rockville, MD 20850
                                           benchmark on a daily
                                           basis
------------------------------------------------------------------------------------------------------------
Rydex VT OTC Fund                          Investment results that      Rydex Investments
                                           will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a specific          Rockville, MD 20850
                                           benchmark for over-the-
                                           counter securities
------------------------------------------------------------------------------------------------------------
Rydex VT Precious                          Capital appreciation         Rydex Investments
Metals Fund                                                             9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Real                              Capital appreciation         Rydex Investments
Estate Fund                                                             9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Retailing Fund                                                          9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Russell                           Investment results that      Rydex Investments
2000(R) 1.5x                               will match the perfor-       9601 Blackwell Rd., Suite 500
Strategy Fund                              mance of a benchmark for     Rockville, MD 20850
(formerly Rydex VT                         small-cap securities
Russell 2000(R)
Advantage Fund)
------------------------------------------------------------------------------------------------------------
Rydex VT Sector                            Long-term capital            Rydex Investments
Rotation Fund                              appreciation                 9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT Small                             Investment results that      Rydex Investments
Cap Growth Fund                            will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a benchmark         Rockville, MD 20850
                                           for small-cap growth
                                           securities
------------------------------------------------------------------------------------------------------------
Rydex VT Small                             Investment results that      Rydex Investments
Cap Value Fund                             will match the perfor-       9601 Blackwell Rd., Suite 500
                                           mance of a benchmark         Rockville, MD 20850
                                           for small-cap value
                                           securities
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Technology Fund                                                         9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Telecommunications                                                      9601 Blackwell Rd., Suite 500
Fund                                                                    Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Transportation                                                          9601 Blackwell Rd., Suite 500
Fund                                                                    Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT U.S.                              Security of principal,       Rydex Investments
Government Money                           high current income,         9601 Blackwell Rd., Suite 500
Market Fund                                and liquidity                Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
Rydex VT                                   Capital appreciation         Rydex Investments
Utilities Fund                                                          9601 Blackwell Rd., Suite 500
                                                                        Rockville, MD 20850
------------------------------------------------------------------------------------------------------------
SBL Fund Series D                          Long-term growth             6th Avenue Investment
(SBL Global)                               of capital                   Management Company, LLC
                                                                        5801 SW 6th Avenue
                                                                        Topeka, KS 66636-0001
                                                                        (Investment Adviser)

                                                                        OppenheimerFunds, Inc.
                                                                        498 Seventh Avenue
                                                                        New York, NY 10018
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
SBL Fund Series Q                          Capital growth               6th Avenue Investment
(SBL Small                                                              Management Company, LLC
Cap Value)                                                              5801 SW 6th Avenue
                                                                        Topeka, KS 66636-0001
                                                                        (Investment Adviser)

                                                                        Wells Capital Management Inc.
                                                                        525 Market Street
                                                                        San Francisco, CA 94105
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Templeton                  Class 2         Long-term capital            Templeton Asset Management LTD.
Developing Markets                         appreciation                 7 Temasek Boulevard, #38-03
Securities Fund                                                         Suntec Tower 1, Singapore 038987
------------------------------------------------------------------------------------------------------------
Templeton Foreign          Class 2         Long-term capital growth     Templeton Investment Counsel, LLC
Securities Fund                                                         Broward Financial Center, Suite 2100
                                                                        Fort Lauderdale, FL 33394

                                                                        Franklin Templeton Investment
                                                                        Management Limited
                                                                        The Adelphi Building
                                                                        1-11 John Adam Street
                                                                        London WC2N 6HT
                                                                        (Sub-adviser)
------------------------------------------------------------------------------------------------------------
Van Kampen LIT            Class II         High current return          Van Kampen Asset Management
Government                                 consistent with              1221 Avenue of the Americas
Portfolio                                  preservation of capital      New York, NY 10020
------------------------------------------------------------------------------------------------------------
Wells Fargo                                Long-term capital            Wells Capital Management Inc.
Advantage                                  appreciation                 525 Market Street
Opportunity                                                             San Francisco, CA 94105
VT Fund
------------------------------------------------------------------------------------------------------------

                        ELITEDESIGNS(SM) VARIABLE ANNUITY

                           VARIABLE ANNUITY ACCOUNT A

                       STATEMENT OF ADDITIONAL INFORMATION


                               Date: July 26, 2007


                  INDIVIDUAL FLEXIBLE PURCHASE PAYMENT DEFERRED
                            VARIABLE ANNUITY CONTRACT

                                    ISSUED BY
      FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
                         70 WEST RED OAK LANE, 4TH FLOOR
                             WHITE PLAINS, NY 10604
                                 1-800-355-4570

                                MAILING ADDRESS:
      FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
                                 P.O. BOX 750497
                            TOPEKA, KANSAS 66675-0497
                                 1-800-888-2461



This Statement of Additional Information is not a prospectus and should be read in conjunction with the current Prospectus for the EliteDesigns Variable Annuity dated July 26, 2007, as it may be supplemented from time to time. A copy of the Prospectus may be obtained from First Security Benefit Life Insurance and Annuity Company of New York by calling 1-800-888-2461 or by writing P.O. Box 750497, Topeka, Kansas 66675-0497.

                                TABLE OF CONTENTS


                                                                            Page

GENERAL INFORMATION AND HISTORY...........................................    3
   Safekeeping of Assets..................................................    3


METHOD OF DEDUCTING THE EXCESS CHARGE.....................................    3

LIMITS ON PURCHASE PAYMENTS PAID UNDER TAX-QUALIFIED RETIREMENT PLANS.....    4
   Section 403(b).........................................................    4
   Sections 408 and 408A..................................................    4

PERFORMANCE INFORMATION...................................................    4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.............................    5

FINANCIAL STATEMENTS......................................................    5

GENERAL INFORMATION AND HISTORY

For a description of the Flexible Purchase Payment Deferred Variable Annuity Contract (the "Contract"), First Security Benefit Life Insurance and Annuity Company of New York ("the Company"), and the Variable Annuity Account A (the "Separate Account"), see the Prospectus. This Statement of Additional Information contains information that supplements the information in the Prospectus. Defined terms used in this Statement of Additional Information have the same meaning as terms defined in the section entitled "Definitions" in the Prospectus.

SAFEKEEPING OF ASSETS -- The Company is responsible for the safekeeping of the assets of the Subaccounts. These assets, which consist of shares of the Underlying Funds in non-certificated form, are held separate and apart from the assets of the Company's General Account and its other separate accounts.


METHOD OF DEDUCTING THE EXCESS CHARGE

The annual mortality and expense risk charge of 0.20% (0.00% if the 5-year schedule is selected) and the annual administration charge of 0.25% of each Subaccount's average daily net assets, are factored into the accumulation unit value or "price" of each Subaccount on each Valuation Date. The Company deducts the charge for any optional Riders (the "Excess Charge") on a monthly basis.

Each Subaccount declares a monthly subaccount adjustment and the Company deducts the Excess Charge from this monthly subaccount adjustment upon its reinvestment in the Subaccount. The Excess Charge is a percentage of your Contract Value allocated to the Subaccount as of the reinvestment date. The monthly subaccount adjustment is paid only for the purpose of collecting the Excess Charge. If you have elected a Rider, your Contract Value will be reduced in the amount of your Excess Charge upon reinvestment of the Subaccount's monthly subaccount adjustment. The Company reserves the right to compute and deduct the Excess Charge from each Subaccount on each Valuation Date.

The Company will declare a monthly subaccount adjustment for each Subaccount on one Valuation Date of each calendar month ("Record Date"). The Company will pay the monthly subaccount adjustment on a subsequent Valuation Date ("Reinvestment Date") within five Valuation Dates of the Record Date. Such subaccount adjustment will be declared as a dollar amount per Accumulation Unit.

For each Subaccount, any Owner as of the Record Date will receive on the Reinvestment Date a net monthly subaccount adjustment equal to:

1.  the amount of subaccount adjustment per Accumulation Unit; times

2. the number of Accumulation Units allocated to the Subaccount as of the Record Date; less

3. the amount of the Excess Charge for that Subaccount; provided that the Company will not deduct any Excess Charge from the first subaccount adjustment following the Contract Date.

The net monthly subaccount adjustment will be reinvested on the Reinvestment Date at the Accumulation Unit Value determined as of the close of that date in Accumulation Units of the Subaccount.

An example of this process is as follows. Assuming a Contract with Contract Value of $50,000 allocated to the Oppenheimer Funds Global Subaccount and one optional rider, the Return of Premium Death Benefit Rider, the Excess Charge would be computed as follows:

              ====================================================
              Excess Charge on an Annual Basis.............  0.10%
              ====================================================

Further assuming 5,000 Accumulation Units with an Accumulation Unit Value of $10 per unit on December 30 and a gross subaccount adjustment of $0.025 per unit declared on December 31 (Record Date), the net subaccount adjustment amount would be as follows:

================================================================================
Accumulation Unit Value as of Valuation Date before Record Date...     $10.00
Accumulation Unit Value as of Reinvestment Date...................     $ 9.975
                                                                        --------
Gross Subaccount Adjustment Per Unit..............................     $ 0.025
Less:  Excess Charge Per Unit.....................................  -  $ 0.00085
                                                                        --------
Net Subaccount Adjustment Per Unit................................     $ 0.02415
Times:  Number of Accumulation Units..............................  x      5,000
                                                                        --------
Net Subaccount Adjustment Amount..................................     $  120.75
================================================================================

The net monthly subaccount adjustment amount would be reinvested on the Reinvestment Date in Accumulation Units of the Oppenheimer Funds Global Subaccount, as follows: $0.02415 (net monthly subaccount adjustment per unit) divided by $9.975 (Accumulation Unit value as of the Reinvestment Date) times 5,000 Units equals 12.105 Accumulation Units. On the Reinvestment Date, 12.105 Accumulation Units are added to Contract Value for a total of 5,012.105
Accumulation Units after the monthly subaccount adjustment reinvestment. Contract Value on the Reinvestment Date is equal to 5,012.105 Accumulation Units times $9.975 (Accumulation Unit Value as of the Reinvestment Date) for a Contract Value of $49,995.75 after the monthly subaccount adjustment reinvestment.

After the Annuity Start Date, the Company will deduct an annual mortality and expense risk charge of 0.30% during the Annuity Period. This charge is factored into the annuity unit values on each Valuation Date.

LIMITS ON PURCHASE PAYMENTS PAID UNDER TAX-QUALIFIED RETIREMENT PLANS

SECTION 403(B) -- Contributions to 403(b) annuities are excludable from an employee's gross income if they do not exceed the limits under Sections 402(g) and 415 of the Code. The applicable limit will depend upon whether the annuities are purchased with employer or employee contributions. Rollover contributions are not subject to these annual limits. The maximum exclusion allowance (MEA) limit under Section 403(b)(2) of the Code was repealed effective in 2002.

Section 402(g) generally limits an employee's annual elective salary reduction contributions to a 403(b) annuity and any 401(k) arrangement to the applicable dollar amount shown in the table below:

                    =======================================
                         TAX YEAR           DEFERRED AMOUNT
                    ---------------------------------------
                    2006 and thereafter         $15,500
                    =======================================

The $15,000 limit will be adjusted for inflation in $500 increments for tax years beginning after the 2006 tax year. If an individual is age 50 or over, catch up contributions can be made to a 403(b) annuity during each tax year at the rates set forth in the table below:

                    =======================================
                                              ADDITIONAL
                    TAX YEAR                CATCH UP AMOUNT
                    ---------------------------------------
                      2007                      $5,000
                    =======================================


The $5,000 limit may also be adjusted for inflation in $500 increments for future tax years.

The contribution limits will be reduced by salary reduction contributions to other 403(b) or 401(k) arrangements. An employee under a 403(b) annuity with at least 15 years of service for a "qualified employer" (i.e., an educational organization, hospital, home health service agency, health and welfare service agency, church or convention or association of churches) generally may exceed the limit by $3,000 per year, subject to an aggregate limit on the excess of $15,000 for all years.


Section 415(c) also provides an overall limit on the amount of employer and employee elective salary reduction contributions to a Section 403(b) annuity that will be excludable from an employee's gross income in a given year. Generally, the Section 415(c) limit for 2007 is the lesser of (i) $45,000 or
(ii) 100% of the employee's annual compensation.

SECTIONS 408 AND 408A -- Premiums (other than rollover contributions) paid under a Contract used in connection with a traditional or Roth individual retirement annuity (IRA) that is described in Section 408 or Section 408A of the Internal Revenue Code are subject to the limits on contributions to IRAs under Section 219(b) of the Internal Revenue Code. Under Section 219(b) of the Code, contributions (other than rollover contributions) to an IRA are limited to the lesser of 100% of the individual's taxable compensation or the applicable dollar amount as shown in the table below:

                    =======================================
                         TAX YEAR                    AMOUNT
                    ---------------------------------------
                           2007                      $4,000
                    2008 and thereafter              $5,000
                    =======================================

If an individual is age 50 or over, the individual may make an additional catch up contribution to a traditional IRA of $1,000 for each tax year.

Spousal IRAs allow an owner and his or her spouse to contribute up to the applicable dollar amount to their respective IRAs so long as a joint tax return is filed and joint income is $6,000 or more. The maximum amount the higher compensated spouse may contribute for the year is the lesser of the applicable dollar amount as shown in the table above or 100% of that spouse's compensation. The maximum the lower compensated spouse may contribute is the lesser of (i) the applicable dollar amount as shown in the table above or (ii) 100% of that spouse's compensation plus the amount by which the higher compensated spouse's compensation exceeds the amount the higher compensated spouse contributes to his or her IRA. The extent to which an Owner may deduct contributions to a traditional IRA depends on the gross income of the Owner and his or her spouse for the year and whether either is an "active participant" in an employer-sponsored retirement plan.

Premiums under a Contract used in connection with a simplified employee pension plan described in Section 408 of the Internal Revenue Code are subject to limits under Section 402(h) of the Internal Revenue Code. Section 402(h) currently limits employer contributions and salary reduction contributions (if permitted) under a simplified employee pension plan to the lesser of (a) 25% of the compensation of the participant in the Plan, or (b) $45,000. Salary reduction contributions, if any, are subject to additional annual limits.

PERFORMANCE INFORMATION

Performance information for the Subaccounts of the Separate Account, including the yield and effective yield of the Rydex VT U.S. Government Money Market Subaccount, and the average annual total return and the total return of all Subaccounts, may appear in advertisements, reports, and promotional literature provided to current or prospective Owners.

Quotations of yield for the Rydex VT U.S. Government Money Market Subaccount will be based on the change in the value, exclusive of capital changes and income other than investment income, of a hypothetical investment in a Contract over a particular seven day period, less a hypothetical charge reflecting deductions from the Contract during the period (the "base period") and stated as a percentage of the investment at the start of the base period (the "base period return"). The base period return is then annualized by multiplying by 365/7, with the resulting yield figure carried to at least the nearest one hundredth of one percent. Any quotations of effective yield for the Rydex VT U.S. Government Money Market Subaccount assume that all monthly subaccount adjustments received during an annual period have been reinvested. Calculation of "effective yield" begins with the same "base period return" used in the yield calculation, which is then annualized to reflect weekly compounding pursuant to the following formula:

              Effective Yield = [(Base Period Return + 1)365/7] - 1


Quotations of average annual total return for any Subaccount will be expressed in terms of the average annual compounded rate of return of a hypothetical investment in a Contract over a period of one, five and ten years (or, if less, up to the life of the Subaccount), calculated pursuant to the following formula:
P(1 + T)n = ERV (where P = a hypothetical initial payment of $1,000, T = the average annual total return, n = the number of years, and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period).

Average annual total return figures (referred to as "Standardized Total Return") are calculated from the Separate Account inception date of January 12, 2001, and reflect the deduction of the following charges: (1) the maximum mortality and expense risk and optional Rider charges of 0.70%; (2) the annual administration charge of 0.25%; and (3) the contingent deferred sales charge.

Other total return figures (referred to as "Non-Standardized Total Return") may be quoted that do not assume a surrender and do not reflect deduction of the contingent deferred sales charge; provided that such figures do not reflect the addition of any Credit Enhancement. The contingent deferred sales charge if reflected would lower the Non-Standardized Total Return. Total return figures that do not reflect deduction of all charges will be accompanied by Standardized Total Return figures that reflect such charges and which date from the Separate Account inception date.


Total return figures also may be quoted that assume the Owner has purchased an Extra Credit Rider and, as such, will reflect any applicable Credit Enhancements; however, such total return figures will also reflect the deduction of all applicable charges, including any contingent deferred sales charge.


Quotations of total return for any Subaccount will be based on a hypothetical investment in the Subaccount over a certain period and will be computed by subtracting the initial value of the investment from the ending value and dividing the remainder by the initial value of the investment. Such quotations of total return will reflect the deduction of all applicable charges to the contract and the Separate Account (on an annual basis) except the applicable contingent deferred sales charge.

Performance information for any Subaccount reflects only the performance of a hypothetical Contract under which Contract Value is allocated to a Subaccount during a particular time period on which the calculations are based. Performance information should be considered in light of the investment objectives and policies, characteristics and quality of the Underlying Fund in which the Subaccount invests, and the market conditions during the given time period, and should not be considered as a representation of what may be achieved in the future.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The financial statements of First Security Benefit Life Insurance and Annuity Company of New York at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and the financial statements of Variable Annuity Account A at December 31, 2006, and for each of the specified periods ended December 31, 2006, or for portions of such periods as disclosed in the financial statements, appearing in this Statement of Additional Information have been audited by Ernst & Young, LLP, 1200 Main Street, Suite 2000, Kansas City, Missouri, 64105, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


FINANCIAL STATEMENTS


The financial statements of First Security Benefit Life Insurance and Annuity Company of New York at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and the financial statements of Variable Annuity Account A at December 31, 2006, and for each of the specified periods ended December 31, 2006, or for portions of such periods as disclosed in the financial statements are set forth herein, following this section.


The financial  statements of First  Security  Benefit Life Insurance and Annuity
Company of New York, which are included in this Statement of Additional Information, should be considered only as bearing on the ability of the Company to meet its obligations under the Contract. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

FINANCIAL STATEMENTS

Variable Annuity Account A -
AdvisorDesigns Variable Annuity
Year Ended December 31, 2006
With Report of Independent Registered Public Accounting Firm

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity


                              Financial Statements


                          Year Ended December 31, 2006


                                    CONTENTS

Report of Independent Registered Public Accounting Firm.....................   1

Audited Financial Statements

Statements of Net Assets....................................................   3
Statements of Operations....................................................  12
Statements of Changes in Net Assets.........................................  21
Notes to Financial Statements...............................................  39

             Report of Independent Registered Public Accounting Firm

The Contract Owners
AdvisorDesigns Variable Annuity
   and
The Board of Directors
First Security Benefit Life Insurance and
   Annuity Company of New York

We have audited the accompanying statements of net assets of certain of the respective subaccounts of Variable Annuity Account A (the Account), a separate account of First Security Benefit Life Insurance and Annuity Company of New York comprised of the AIM V.I. Capital Appreciation, AIM V.I. International Growth, Direxion Dynamic VP High Yield Bond (formerly Potomac Dynamic VP HY Bond), Dreyfus VIF International Value, Federated High Income Bond II, Federated Fund for U.S. Government Securities II, Fidelity VIP Contrafund, Fidelity VIP Growth Opportunities, Fidelity VIP Index 500, Fidelity VIP Investment Grade Bond, Franklin Small-Mid Cap Growth Securities, Neuberger Berman AMT Guardian, Neuberger Berman AMT Partners, Oppenheimer Main Street Small Cap/VA, PIMCO VIT Low Duration, PIMCO VIT Real Return, PIMCO VIT Total Return, RVT CLS AdvisorOne Amerigo, RVT CLS AdvisorOne Berolina, RVT CLS AdvisorOne Clermont, Rydex VT Banking, Rydex VT Basic Materials, Rydex VT Biotechnology, Rydex VT Commodities, Rydex VT Consumer Products, Rydex VT Dynamic Dow (formerly Rydex VT Long Dynamic
Dow), Rydex VT Dynamic OTC (formerly Rydex VT Velocity 100), Rydex VT Dynamic S&P 500 (formerly Rydex VT Titan 500), Rydex VT Dynamic Strengthening Dollar (formerly Rydex VT Strengthening Dollar), Rydex VT Dynamic Weakening Dollar (formerly Rydex VT Weakening Dollar), Rydex VT Electronics, Rydex VT Energy, Rydex VT Energy Services, Rydex VT Europe Advantage (formerly Rydex VT Large Cap Europe), Rydex VT Financial Services, Rydex VT Government Long Bond (formerly Rydex VT US Government Bond), Rydex VT Health Care, Rydex VT Hedged Equity, Rydex VT Internet, Rydex VT Inverse Dynamic Dow (formerly Rydex VT Inverse Dynamic Dow 30), Rydex VT Inverse Government Long Bond (formerly Rydex VT Juno), Rydex VT Inverse Mid Cap, Rydex VT Inverse OTC (formerly Rydex VT Arktos), Rydex VT Inverse Russell 2000 (formerly Rydex VT Inverse Small Cap), Rydex VT Inverse S&P 500 (Rydex VT Ursa), Rydex VT Japan Advantage (formerly Rydex VT Large Cap Japan), Rydex VT Large Cap Growth, Rydex VT Large Cap Value, Rydex VT Leisure, Rydex VT Mid Cap Advantage (formerly Rydex VT Medius), Rydex VT Mid Cap Growth, Rydex VT Mid Cap Value, Rydex VT Nova, Rydex VT OTC, Rydex VT Precious Metals, Rydex VT Real Estate, Rydex VT Retailing, Rydex VT Russell 2000 Advantage (formerly Rydex VT Mekros), Rydex VT Sector Rotation, Rydex VT Small Cap Growth, Rydex VT Small Cap Value, Rydex VT Technology, Rydex VT Telecommunications, Rydex VT Transportation, Rydex VT U.S. Government Money Market, Rydex VT Utilities, SBL Global, SBL Small Cap Value, Templeton Developing Markets Securities, Templeton Foreign Securities, and Wells Fargo Advantage

Opportunity VT Subaccounts, which are available for investment by contract owners of the AdvisorDesigns Variable Annuity as of December 31, 2006, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended, except for those individual subaccounts operating for portions of such periods as disclosed in the financial statements. These financial statements are the responsibility of the management of First Security Benefit Life Insurance and Annuity Company of New York. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of December 31, 2006, by correspondence with the transfer agent. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts of Variable Annuity Account A that are available for investment by contract owners of the AdvisorDesigns Variable Annuity at December 31, 2006, the results of their operations for the year then ended, and the changes in their net assets for the periods described above, in conformity with U.S. generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

April 9, 2007

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                            Statements of Net Assets

                                December 31, 2006

                                          AIM V.I.       AIM V.I.        DIREXION      DREYFUS VIF
                                          CAPITAL      INTERNATIONAL     DYNAMIC      INTERNATIONAL
                                        APPRECIATION      GROWTH        VP HY BOND        VALUE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $    198,048   $      96,461   $  2,495,049   $      61,910
                                        -----------------------------------------------------------
Total assets                                 198,048          96,461      2,495,049          61,910
                                        -----------------------------------------------------------
Net assets                              $    198,048   $      96,461   $  2,495,049   $      61,910
                                        ===========================================================
Units outstanding                             21,571           9,167        251,606           5,982

Unit value                              $       9.18   $       10.52   $       9.91   $       10.35

Mutual funds, at cost                   $    186,774   $      95,766   $  2,449,721   $      61,751
Mutual fund shares                             7,553           3,309        122,127           3,180

                                                         FEDERATED
                                         FEDERATED     FUND FOR U.S.                  FIDELITY VIP
                                        HIGH INCOME     GOVERNMENT     FIDELITY VIP      GROWTH
                                          BOND II      SECURITIES II    CONTRAFUND    OPPORTUNITIES
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,296,181   $     192,081   $  1,917,247   $     324,819
                                        -----------------------------------------------------------
Total assets                               1,296,181         192,081      1,917,247         324,819
                                        -----------------------------------------------------------
Net assets                              $  1,296,181   $     192,081   $  1,917,247   $     324,819
                                        ===========================================================

Units outstanding                            108,823          19,351        140,177          33,333

Unit value                              $      11.91   $        9.93   $      13.68   $        9.75

Mutual funds, at cost                   $  1,246,977   $     191,452   $  1,809,963   $     301,096
Mutual fund shares                           165,964          16,938         61,628          18,015


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006

                                                                         FRANKLIN
                                                       FIDELITY VIP    SMALL - MID      NEUBERGER
                                        FIDELITY VIP    INVESTMENT      CAP GROWTH     BERMAN AMT
                                         INDEX 500      GRADE BOND      SECURITIES      GUARDIAN
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,600,852   $     568,350   $    290,326   $     132,349
                                        -----------------------------------------------------------
Total assets                               1,600,852         568,350        290,326         132,349
                                        -----------------------------------------------------------
Net assets                              $  1,600,852   $     568,350   $    290,326   $     132,349
                                        ===========================================================
Units outstanding                            155,327          54,259         27,582          11,994

Unit value                              $      10.31   $       10.47   $      10.52   $       11.03

Mutual funds, at cost                   $  1,376,717   $     566,143   $    228,001   $     114,289
Mutual fund shares                            10,012          45,251         13,119           6,715

                                         NEUBERGER      OPPENHEIMER
                                         BERMAN AMT     MAIN STREET     PIMCO VIT       PIMCO VIT
                                          PARTNERS     SMALL CAP/VA    LOW DURATION    REAL RETURN
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $    480,283   $      20,670   $     69,189   $   1,017,774
                                        -----------------------------------------------------------
Total assets                                 480,283          20,670         69,189       1,017,774
                                        -----------------------------------------------------------
Net assets                              $    480,283   $      20,670   $     69,189   $   1,017,774
                                        ===========================================================
Units outstanding                             36,860           2,028          6,931         100,139

Unit value                              $      13.03   $       10.19   $       9.98   $       10.16

Mutual funds, at cost                   $    456,126   $      20,860   $     69,264   $   1,080,429
Mutual fund shares                            22,698           1,089          6,878          85,312


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006

                                                          RVT CLS        RVT CLS         RVT CLS
                                         PIMCO VIT      ADVISORONE      ADVISORONE     ADVISORONE
                                        TOTAL RETURN      AMERIGO        BEROLINA       CLERMONT
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,067,818   $   9,373,319   $    879,051   $   4,372,697
                                        -----------------------------------------------------------
Total assets                               1,067,818       9,373,319        879,051       4,372,697
                                        -----------------------------------------------------------
Net assets                              $  1,067,818   $   9,373,319   $    879,051   $   4,372,697
                                        ===========================================================

Units outstanding                            109,703         690,043         85,971         394,883

Unit value                              $       9.73   $       13.58   $      10.23   $       11.07

Mutual funds, at cost                   $  1,078,461   $   8,478,503   $    877,264   $   4,129,870
Mutual fund shares                           105,516         261,605         34,405         146,244

                                                         RYDEX VT
                                          RYDEX VT         BASIC        RYDEX VT        RYDEX VT
                                          BANKING        MATERIALS    BIOTECHNOLOGY    COMMODITIES
                                         SUBACCOUNT     SUBACCOUNT     SUBACCOUNT      SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,461,259   $   3,635,294   $    186,874   $      31,776
                                        -----------------------------------------------------------
Total assets                               1,461,259       3,635,294        186,874          31,776
                                        -----------------------------------------------------------
Net assets                              $  1,461,259   $   3,635,294   $    186,874   $      31,776
                                        ===========================================================

Units outstanding                            113,931         271,684         28,773           3,996

Unit value                              $      12.82   $       13.38   $       6.50   $        7.95

Mutual funds, at cost                   $  1,451,443   $   3,460,541   $    194,774   $      34,917
Mutual fund shares                            45,045         109,070          9,045           1,751


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006


                                          RYDEX VT       RYDEX VT                       RYDEX VT
                                          CONSUMER        DYNAMIC        RYDEX VT        DYNAMIC
                                          PRODUCTS          DOW        DYNAMIC OTC       S&P 500
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  2,041,544   $   2,157,893   $    128,021   $      90,532
                                        -----------------------------------------------------------
Total assets                               2,041,544       2,157,893        128,021          90,532
                                        -----------------------------------------------------------
Net assets                              $  2,041,544   $   2,157,893   $    128,021   $      90,532
                                        ===========================================================

Units outstanding                            165,087         177,358         24,822           8,891

Unit value                              $      12.36   $       12.17   $       5.16   $       10.18

Mutual funds, at cost                   $  1,911,381   $   2,240,157   $    125,488   $      82,565
Mutual fund shares                            55,856          80,249          5,457           4,170

                                          RYDEX VT
                                          DYNAMIC                                       RYDEX VT
                                         WEAKENING       RYDEX VT        RYDEX VT        ENERGY
                                           DOLLAR       ELECTRONICS       ENERGY        SERVICES
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,687,368   $      33,139   $  2,289,265   $     229,877
                                        -----------------------------------------------------------
Total assets                               1,687,368          33,139      2,289,265         229,877
                                        -----------------------------------------------------------
Net assets                              $  1,687,368   $      33,139   $  2,289,265   $     229,877
                                        ===========================================================
Units outstanding                            150,003           6,939        158,462          19,712

Unit value                              $      11.25   $        4.78   $      14.44   $       11.66

Mutual funds, at cost                   $  1,703,230   $      33,311   $  2,606,627   $     249,650
Mutual fund shares                            61,337           2,364         69,079           7,717


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006

                                                                         RYDEX VT
                                          RYDEX VT       RYDEX VT       GOVERNMENT      RYDEX VT
                                           EUROPE        FINANCIAL      LONG BOND        HEALTH
                                         ADVANTAGE       SERVICES       ADVANTAGE         CARE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,179,146   $   2,150,275   $  4,099,298   $   1,717,044
                                        -----------------------------------------------------------
Total assets                               1,179,146       2,150,275      4,099,298       1,717,044
                                        -----------------------------------------------------------
Net assets                              $  1,179,146   $   2,150,275   $  4,099,298   $   1,717,044
                                        ===========================================================
Units outstanding                             87,082         184,103        393,478         181,617

Unit value                              $      13.53   $       11.68   $      10.42   $        9.46

Mutual funds, at cost                   $  1,112,217   $   2,007,506   $  4,150,951   $   1,625,544
Mutual fund shares                            39,836          66,820        354,612          60,438

                                                                         RYDEX VT
                                          RYDEX VT                       INVERSE        RYDEX VT
                                           HEDGED        RYDEX VT       GOVERNMENT       INVERSE
                                           EQUITY        INTERNET       LONG BOND          OTC
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $     60,459   $       2,518   $     77,428   $      33,639
                                        -----------------------------------------------------------
Total assets                                  60,459           2,518         77,428          33,639
                                        -----------------------------------------------------------
Net assets                              $     60,459   $       2,518   $     77,428   $      33,639
                                        ===========================================================
Units outstanding                              5,974             436          9,982           4,925

Unit value                              $      10.12   $        5.77   $       7.76   $        6.82

Mutual funds, at cost                   $     61,895   $       2,542   $     76,743   $      33,938
Mutual fund shares                             2,295             156          3,593           1,699


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006


                                          RYDEX VT       RYDEX VT        RYDEX VT       RYDEX VT
                                          INVERSE         INVERSE         JAPAN           LARGE
                                        RUSSELL 2000      S&P 500       ADVANTAGE      CAP GROWTH
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $      7,563   $      30,394   $    356,986   $     401,851
                                        -----------------------------------------------------------
Total assets                                   7,563          30,394        356,986         401,851
                                        -----------------------------------------------------------
Net assets                              $      7,563   $      30,394   $    356,986   $     401,851
                                        ===========================================================
Units outstanding                              1,162           5,068         31,981          40,307

Unit value                              $       6.51   $        5.99   $      11.17   $        9.97

Mutual funds, at cost                   $      7,563   $      33,458   $    405,651   $     396,048
Mutual fund shares                               219           6,923         13,158          15,062

                                          RYDEX VT                       RYDEX VT       RYDEX VT
                                           LARGE         RYDEX VT        MID CAP         MID CAP
                                         CAP VALUE        LEISURE       ADVANTAGE        GROWTH
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,535,910   $   3,991,650   $    365,850   $     202,916
                                        -----------------------------------------------------------
Total assets                               1,535,910       3,991,650        365,850         202,916
                                        -----------------------------------------------------------
Net assets                              $  1,535,910   $   3,991,650   $    365,850   $     202,916
                                        ===========================================================
Units outstanding                            124,853         420,687         24,100          18,244

Unit value                              $      12.30   $        9.49   $      15.18   $       11.12

Mutual funds, at cost                   $  1,524,809   $   3,745,045   $    445,373   $     207,448
Mutual fund shares                            48,329         152,411         15,118           6,918


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006

                                          RYDEX VT                                      RYDEX VT
                                          MID CAP                        RYDEX VT       PRECIOUS
                                           VALUE       RYDEX VT NOVA       OTC           METALS
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $    183,011   $   8,397,399   $    618,298   $     181,558
                                        -----------------------------------------------------------
Total assets                                 183,011       8,397,399        618,298         181,558
                                        -----------------------------------------------------------
Net assets                              $    183,011   $   8,397,399   $    618,298   $     181,558
                                        ===========================================================

Units outstanding                             14,046         883,907         74,887           8,077

Unit value                              $      13.03   $        9.49   $       8.25   $       22.48

Mutual funds, at cost                   $    176,835   $   7,503,911   $    594,723   $     168,673
Mutual fund shares                             8,177         832,250         40,175          14,432

                                                                         RYDEX VT         RYDEX
                                          RYDEX VT       RYDEX VT      RUSSELL 2000     VT SECTOR
                                        REAL ESTATE      RETAILING      ADVANTAGE       ROTATION
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  4,929,012   $   2,042,701   $    348,548   $     949,048
                                        -----------------------------------------------------------
Total assets                               4,929,012       2,042,701        348,548         949,048
                                        -----------------------------------------------------------
Net assets                              $  4,929,012   $   2,042,701   $    348,548   $     949,048
                                        ===========================================================

Units outstanding                            256,650         186,739         24,357          82,365

Unit value                              $      19.21   $       10.93   $      14.30   $       11.53

Mutual funds, at cost                   $  4,480,264   $   2,007,137   $    333,767   $     935,832
Mutual fund shares                            98,090          68,593          8,472          70,456


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006

                                          RYDEX VT       RYDEX VT                       RYDEX VT
                                           SMALL           SMALL         RYDEX VT     TELECOMMUNI-
                                         CAP GROWTH      CAP VALUE      TECHNOLOGY       CATIONS
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $    927,362   $   1,366,188   $    258,757   $   1,605,368
                                        -----------------------------------------------------------
Total assets                                 927,362       1,366,188        258,757       1,605,368
                                        -----------------------------------------------------------
Net assets                              $    927,362   $   1,366,188   $    258,757   $   1,605,368
                                        ===========================================================

Units outstanding                             78,516         105,058         40,889         204,184

Unit value                              $      11.82   $       13.00   $       6.33   $        7.86

Mutual funds, at cost                   $    926,935   $   1,387,330   $    248,484   $   1,481,348
Mutual fund shares                            30,995          47,769         17,555          73,271

                                                         RYDEX VT
                                                           U.S.
                                          RYDEX VT      GOVERNMENT       RYDEX VT          SBL
                                       TRANSPORTATION  MONEY MARKET     UTILITIES        GLOBAL
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
   Mutual funds, at market value        $  1,666,581   $   9,683,750   $  4,349,404   $   1,117,082
                                        -----------------------------------------------------------
Total assets                               1,666,581       9,683,750      4,349,404       1,117,082
                                        -----------------------------------------------------------
Net assets                              $  1,666,581   $   9,683,750   $  4,349,404   $   1,117,082
                                        ===========================================================

Units outstanding                            142,328       1,144,022        576,207          77,121

Unit value                              $      11.71   $        8.46   $       7.55   $       14.48

Mutual funds, at cost                   $  1,605,051   $   9,683,750   $  4,019,423   $     976,865
Mutual fund shares                            47,549       9,683,750        194,343         101,277


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Net Assets (continued)

                                December 31, 2006

                                                         TEMPLETON
                                            SBL         DEVELOPING      TEMPLETON      WELLS FARGO
                                         SMALL CAP        MARKETS        FOREIGN        ADVANTAGE
                                           VALUE        SECURITIES      SECURITIES     OPPORTUNITY
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT    VT SUBACCOUNT
                                        -----------------------------------------------------------
Assets:
  Mutual funds, at market value         $    462,117   $     307,510   $    365,455   $     222,862
                                        -----------------------------------------------------------
Total assets                                 462,117         307,510        365,455         222,862
                                        -----------------------------------------------------------
Net assets                              $    462,117   $     307,510   $    365,455   $     222,862
                                        ===========================================================

Units outstanding                             22,876          12,503         29,583          19,539

Unit value                              $      20.21   $       24.60   $      12.35   $       11.41

Mutual funds, at cost                   $    415,325   $     152,185   $    232,395   $     197,893
Mutual fund shares                            17,679          22,299         19,522           9,278

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                            Statements of Operations

                          Year Ended December 31, 2006

                                          AIM V.I.       AIM V.I.        DIREXION      DREYFUS VIF
                                          CAPITAL      INTERNATIONAL     DYNAMIC      INTERNATIONAL
                                        APPRECIATION      GROWTH        VP HY BOND        VALUE
                                         SUBACCOUNT     SUBACCOUNT*     SUBACCOUNT     SUBACCOUNT*
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $        157   $          66   $    107,316   $          --
   Expenses:
     Mortality and expense risk
       fee                                    (2,379)            (18)       (17,118)             (3)
     Administrative fee                       (1,718)             (9)        (8,278)             (1)
                                        -----------------------------------------------------------
Net investment income (loss)                  (3,940)             39         81,920              (4)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --              --             --              --
     Realized capital gain (loss)
       on sales of fund shares                28,376               1            332              --
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                (19,574)            695         45,571             159
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                 8,802             696         45,903             159
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $      4,862   $         735   $    127,823   $         155
                                        ===========================================================

                                                         FEDERATED
                                         FEDERATED     FUND FOR U.S.                  FIDELITY VIP
                                        HIGH INCOME     GOVERNMENT     FIDELITY VIP      GROWTH
                                          BOND II      SECURITIES II    CONTRAFUND    OPPORTUNITIES
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $     60,320   $      11,908   $     18,032   $       2,664
   Expenses:
     Mortality and expense risk
       fee                                   (10,407)         (2,426)       (15,357)         (2,818)
     Administrative fee                       (6,258)         (1,780)        (9,282)         (1,669)
                                        -----------------------------------------------------------
Net investment income (loss)                  43,655           7,702         (6,607)         (1,823)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --              --        149,470              --
     Realized capital gain (loss)
       on sales of fund shares                32,419          (5,078)       100,311             437
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                  28,981           3,366       (96,901)            (515)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                61,400          (1,712)        152,880            (78)
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    105,055   $       5,990   $    146,273   $      (1,901)
                                        ===========================================================

*FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31, 2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                                                         FRANKLIN       NEUBERGER
                                                       FIDELITY VIP    SMALL - MID       BERMAN
                                        FIDELITY VIP    INVESTMENT      CAP GROWTH         AMT
                                         INDEX 500      GRADE BOND      SECURITIES      GUARDIAN
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $     15,480   $      17,296   $         --   $       1,190
   Expenses:
     Mortality and expense risk
       fee                                    (9,878)         (4,252)        (2,414)        (1,703)
     Administrative fee                       (6,573)         (2,553)        (1,714)         (1,230)
                                        -----------------------------------------------------------
Net investment income (loss)                    (971)         10,491         (4,128)         (1,743)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --           1,085             --              --
     Realized capital gain (loss)
       on sales of fund shares                30,554          (4,427)         1,340          22,358
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                138,572           7,537         22,198          (1,327)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               169,126           4,195         23,538          21,031
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    168,155   $      14,686   $     19,410   $      19,288
                                        ===========================================================

                                         NEUBERGER
                                           BERMAN       OPPENHEIMER       PIMCO           PIMCO
                                            AMT         MAIN STREET      VIT LOW        VIT REAL
                                          PARTNERS     SMALL CAP/VA      DURATION        RETURN
                                         SUBACCOUNT     SUBACCOUNT*    SUBACCOUNT*     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $      3,471   $          --   $         65   $      29,313
   Expenses:
     Mortality and expense risk
       fee                                    (3,478)             (7)            (5)         (5,750)
     Administrative fee                       (2,531)             (3)            (4)         (3,773)
                                        -----------------------------------------------------------
Net investment income (loss)                  (2,538)            (10)            56          19,790

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions              53,454              --             --          24,078
     Realized capital gain (loss)
       on sales of fund shares                27,364              --             --          (6,191)
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                (20,186)           (190)           (75)        (51,088)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                60,632            (190)           (75)        (33,201)
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $     58,094   $        (200)  $        (19)  $     (13,411)
                                        ===========================================================

*FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31, 2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                                          RVT CLS        RVT CLS         RVT CLS
                                         PIMCO VIT      ADVISORONE      ADVISORONE     ADVISORONE
                                        TOTAL RETURN      AMERIGO        BEROLINA       CLERMONT
                                         SUBACCOUNT     SUBACCOUNT     SUBACCOUNT*     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $     41,917   $       8,518   $      6,625   $      98,656
   Expenses:
     Mortality and expense risk
       fee                                    (8,026)        (76,669)          (491)        (44,319)
     Administrative fee                       (5,269)        (45,392)          (291)        (26,271)
                                        -----------------------------------------------------------
Net investment income (loss)                  28,622        (113,543)         5,843          28,066

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions               5,734         792,831             --         201,875
     Realized capital gain (loss)
       on sales of fund shares               (15,184)        371,755            363         223,590
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                  8,692         (87,666)         1,787         (88,090)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                  (758)      1,076,920          2,150         337,375
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $     27,864   $     963,377   $      7,993   $     365,441
                                        ===========================================================

                                                         RYDEX VT        RYDEX VT
                                          RYDEX VT         BASIC        BIOTECHNO-      RYDEX VT
                                          BANKING        MATERIALS         LOGY        COMMODITIES
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $     21,277   $      17,233   $         --   $          --
   Expenses:
     Mortality and expense risk
       fee                                    (9,884)        (15,535)       (11,123)         (1,087)
     Administrative fee                       (5,357)         (8,394)        (5,966)           (579)
                                        -----------------------------------------------------------
Net investment income (loss)                   6,036          (6,696)       (17,089)         (1,666)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --          24,957             --              --
     Realized capital gain (loss)
       on sales of fund shares               (47,091)         51,101       (109,959)        (61,115)
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                152,060         251,707        (16,072)         (4,470)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               104,969         327,765       (126,031)        (65,585)
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    111,005   $     321,069   $   (143,120)  $     (67,251)
                                        ===========================================================

*FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31, 2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                          RYDEX VT       RYDEX VT        RYDEX VT       RYDEX VT
                                          CONSUMER        DYNAMIC        DYNAMIC         DYNAMIC
                                          PRODUCTS          DOW            OTC           S&P 500
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $     14,497   $      10,137   $        106   $         812
   Expenses:
     Mortality and expense risk
       fee                                   (16,683)         (6,567)        (1,158)           (817)
     Administrative fee                       (8,969)         (3,590)          (635)           (472)
                                        -----------------------------------------------------------
Net investment income (loss)                 (11,155)            (20)        (1,687)           (477)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions              17,283         208,941             --           3,201
     Realized capital gain (loss)
       on sales of fund shares               152,766         223,766         12,990          16,371
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                120,685         (93,742)        (7,651)          5,785
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               290,734         338,965          5,339          25,357
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    279,579   $     338,945   $      3,652   $      24,880
                                        ===========================================================

                                          RYDEX VT
                                          DYNAMIC        RYDEX VT
                                         STRENGTHE-       DYNAMIC
                                            NING         WEAKENING       RYDEX VT       RYDEX VT
                                           DOLLAR         DOLLAR       ELECTRONICS       ENERGY
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $         --   $       2,415   $         --   $          --
   Expenses:
     Mortality and expense risk
       fee                                       (20)           (754)        (5,139)        (19,302)
     Administrative fee                          (10)           (399)        (2,763)        (10,422)
                                        -----------------------------------------------------------
Net investment income (loss)                     (30)          1,262         (7,902)        (29,724)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --              36             --         571,883
     Realized capital gain (loss)
       on sales of fund shares                  (284)         (1,438)      (148,901)        450,220
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                      1         (15,862)          (315)       (741,476)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                  (283)        (17,264)      (149,216)        280,627
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $       (313)  $     (16,002)  $   (157,118)  $     250,903
                                        ===========================================================

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                                                                        RYDEX VT
                                          RYDEX VT       RYDEX VT        RYDEX VT      GOVERNMENT
                                           ENERGY         EUROPE        FINANCIAL       LONG BOND
                                          SERVICES       ADVANTAGE       SERVICES       ADVANTAGE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $         --   $      40,514   $     24,135   $     183,699
   Expenses:
     Mortality and expense risk
       fee                                   (14,664)         (9,626)       (15,159)       (42,389)
     Administrative fee                       (7,939)         (5,150)        (8,177)        (22,974)
                                        -----------------------------------------------------------
Net investment income (loss)                 (22,603)         25,738            799         118,336

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions              32,451          65,930         86,062              --
     Realized capital gain (loss)
       on sales of fund shares               195,268         148,134        103,147        (195,854)
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                               (316,199)         63,210         87,266         (52,315)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               (88,480)        277,274        276,475        (248,169)
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $   (111,083)  $     303,012   $    277,274   $    (129,833)
                                        ===========================================================

                                          RYDEX VT       RYDEX VT                       RYDEX VT
                                           HEALTH         HEDGED         RYDEX VT        INVERSE
                                            CARE          EQUITY         INTERNET      DYNAMIC DOW
                                         SUBACCOUNT     SUBACCOUNT*     SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $         --   $         717   $         --   $           5
   Expenses:
     Mortality and expense risk
       fee                                   (15,207)            (63)          (689)           (157)
     Administrative fee                       (8,185)            (34)          (368)           (114)
                                        -----------------------------------------------------------
Net investment income (loss)                 (23,392)            620         (1,057)           (266)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions              67,563           1,358             --              --
     Realized capital gain (loss)
       on sales of fund shares               130,410              (2)        (6,541)         41,171
     Change in unrealized
       appreciation/depreciation
       on investments during the

       period                               (105,646)         (1,436)         1,025              --
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                92,327             (80)        (5,516)         41,171
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $     68,935   $         540   $     (6,573)  $      40,905
                                        ===========================================================

*FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31, 2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                          RYDEX VT
                                          INVERSE        RYDEX VT        RYDEX VT       RYDEX VT
                                         GOVERNMENT       INVERSE        INVERSE         INVERSE
                                         LONG BOND        MID CAP          OTC        RUSSELL 2000
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $        546   $          --   $      2,208   $           1
   Expenses:
     Mortality and expense risk
       fee                                    (1,350)            (37)        (2,187)           (257)
     Administrative fee                         (733)            (24)        (1,159)           (139)
                                        -----------------------------------------------------------
Net investment income (loss)                  (1,537)            (61)        (1,138)           (395)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --              --             --              --
     Realized capital gain (loss)
       on sales of fund shares                 1,881          (6,018)       (10,329)        (30,470)
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                  3,525              --           (489)             --
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                 5,406          (6,018)       (10,818)        (30,470)
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $      3,869   $      (6,079)  $    (11,956)  $     (30,865)
                                        ===========================================================

                                          RYDEX VT       RYDEX VT        RYDEX VT       RYDEX VT
                                          INVERSE          JAPAN          LARGE           LARGE
                                          S&P 500        ADVANTAGE      CAP GROWTH      CAP VALUE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $      2,373   $      10,002   $         --   $       3,383
   Expenses:
     Mortality and expense risk
       fee                                    (1,643)         (3,291)        (5,407)         (8,959)
     Administrative fee                         (873)         (1,805)        (2,916)         (4,897)
                                        -----------------------------------------------------------
Net investment income (loss)                    (143)          4,906         (8,323)        (10,473)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                   --          50,671          9,167          10,824
     Realized capital gain (loss)
       on sales of fund shares               (24,184)        (71,705)       106,520         128,387
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                  4,818         (74,508)        17,222            (141)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               (19,366)        (95,542)       132,909         139,070
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    (19,509)  $     (90,636)  $    124,586   $     128,597
                                        ===========================================================

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                                         RYDEX VT        RYDEX VT       RYDEX VT
                                          RYDEX VT        MID CAP        MID CAP         MID CAP
                                          LEISURE        ADVANTAGE        GROWTH          VALUE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $         --   $       1,200   $         --   $       1,446
   Expenses:
     Mortality and expense risk
       fee                                   (15,370)         (2,501)        (1,643)           (990)
     Administrative fee                       (8,285)         (1,419)          (908)           (572)
                                        -----------------------------------------------------------
Net investment income (loss)                 (23,655)         (2,720)        (2,551)           (116)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions             122,425          84,730          9,531              --
     Realized capital gain (loss)
       on sales of fund shares                25,929          20,289          3,873         (12,216)
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                306,002         (74,786)        (4,621)         26,053
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               454,356          30,233          8,783          13,837
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    430,701   $      27,513   $      6,232   $      13,721
                                        ===========================================================

                                                                         RYDEX VT       RYDEX VT
                                          RYDEX VT       RYDEX VT        PRECIOUS         REAL
                                            NOVA            OTC           METALS         ESTATE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $     96,455   $          --   $         --   $      70,001
   Expenses:
     Mortality and expense risk
       fee                                   (57,563)         (3,702)       (10,963)        (24,543)
     Administrative fee                      (31,292)         (1,981)        (5,936)        (13,221)
                                        -----------------------------------------------------------
Net investment income (loss)                   7,600          (5,683)       (16,899)         32,237

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --              --             --         136,040
     Realized capital gain (loss)
       on sales of fund shares             1,530,438         (19,170)       401,653         202,991
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                (48,449)         25,785       (196,425)        407,551
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                             1,481,989           6,615        205,228         746,582
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $  1,489,589   $         932   $    188,329   $     778,819
                                        ===========================================================

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                                         RYDEX VT        RYDEX VT       RYDEX VT
                                          RYDEX VT     RUSSELL 2000       SECTOR       SMALL CAP
                                         RETAILING       ADVANTAGE       ROTATION        GROWTH
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $         --   $         899   $         --   $          --
   Expenses:
     Mortality and expense risk
       fee                                   (13,962)         (3,281)       (10,559)         (7,278)
     Administrative fee                       (7,529)         (1,844)        (5,807)         (3,953)
                                        -----------------------------------------------------------
Net investment income (loss)                 (21,491)         (4,226)       (16,366)        (11,231)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions              51,567              --         44,822          57,235
     Realized capital gain (loss)
       on sales of fund shares               163,081          49,192         60,925          23,305
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                (43,211)         15,453        (30,367)         36,440
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               171,437          64,645         75,380         116,980
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    149,946   $      60,419   $     59,014   $     105,749
                                        ===========================================================

                                          RYDEX VT                       RYDEX VT       RYDEX VT
                                         SMALL CAP      RYDEX VT       TELECOMMU-      TRANSPOR-
                                           VALUE        TECHNOLOGY       NICATIOS        TATION
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $      5,038   $          --   $     17,796   $          --
   Expenses:
     Mortality and expense risk
       fee                                    (9,713)         (2,045)       (12,205)        (15,265)
     Administrative fee                       (5,324)         (1,090)        (6,589)         (8,224)
                                        -----------------------------------------------------------
Net investment income (loss)                  (9,999)         (3,135)          (998)        (23,489)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions              52,748              --         17,425              --
     Realized capital gain (loss)
       on sales of fund shares                41,580         (12,361)        41,041         178,447
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                  5,706           7,027        131,401        (146,941)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                               100,034          (5,334)       189,867          31,506
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $     90,035   $      (8,469)  $    188,869   $       8,017
                                        ===========================================================

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                      Statements of Operations (continued)

                          Year Ended December 31, 2006

                                          RYDEX VT
                                            U.S.                                           SBL
                                         GOVERNMENT      RYDEX VT          SBL          SMALL CAP
                                        MONEY MARKET     UTILITIES        GLOBAL          VALUE
                                         SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
                                        -----------------------------------------------------------
Net investment income (loss):
   Dividend distributions               $    521,629   $      86,016   $         --   $          --
   Expenses:
     Mortality and expense risk
       fee                                  (118,186)        (21,970)        (9,752)         (4,734)
     Administrative fee                      (64,084)        (11,780)        (3,018)         (1,482)
                                        -----------------------------------------------------------
Net investment income (loss)                 339,359          52,266        (12,770)         (6,216)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --          38,130             --              --
     Realized capital gain (loss)
       on sales of fund shares                    --         119,907         76,398          59,485
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                     --         304,580         45,219         (28,780)
                                        -----------------------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                    --         462,617        121,617          30,705
                                        -----------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $    339,359   $     514,883   $    108,847   $      24,489
                                        ===========================================================

                                         TEMPLETON                     WELLS FARGO
                                         DEVELOPING      TEMPLETON      ADVANTAGE
                                           MARKET         FOREIGN      OPPORTUNITY
                                         SECURITIES     SECURITIES        VT SUB
                                         SUBACCOUNT     SUBACCOUNT       -ACCOUNT
                                        -------------------------------------------
Net investment income (loss):
   Dividend distributions               $      2,996   $       4,881   $         --
   Expenses:
     Mortality and expense risk
       fee                                    (2,306)         (3,364)        (1,709)
     Administrative fee                       (1,668)         (2,394)        (1,153)
                                        -------------------------------------------
Net investment income (loss)                    (978)           (877)        (2,862)

Net realized and unrealized capital
  gain (loss) on investments:
     Capital gains distributions                  --              --         20,723
     Realized capital gain (loss)
       on sales of fund shares                44,192          35,760         12,854
     Change in unrealized
       appreciation/depreciation
       on investments during the
       period                                 26,355          36,413         (9,596)
                                        -------------------------------------------
Net realized and unrealized
   capital gain (loss) on
   investments                                70,547          72,173         23,981
                                        -------------------------------------------
Net increase (decrease) in net
   assets resulting from operations     $     69,569   $      71,296   $     21,119
                                        ===========================================

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                       Statements of Changes in Net Assets

                     Years Ended December 31, 2006 and 2005

                                                                                                                        DREYFUS
                                                    AIM V.I.              AIM V.I.               DIREXION                 VIF
                                                    CAPITAL             INTERNATIONAL            DYNAMIC             INTERNATIONAL
                                                  APPRECIATION             GROWTH               VP HY BOND               VALUE
                                                   SUBACCOUNT            SUBACCOUNT             SUBACCOUNT            SUBACCOUNT
                                              2006           2005           2006*          2006          2005**          2006*
                                           ---------------------------------------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (3,940)   $    (2,535)   $        39    $    81,920    $     4,736    $        (4)
     Capital gains distributions                    --             --             --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                     28,376          3,935              1            332         (1,194)            --
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (19,574)        16,720            695         45,571           (240)           159
                                           ---------------------------------------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                             4,862         18,120            735        127,823          3,302            155

   From contractholder transactions:
     Variable annuity deposits                  55,835         25,586             --         19,988        311,330             --
     Contractholder maintenance charges         (1,614)          (877)           (37)       (21,102)        (2,926)           (20)
     Terminations and withdrawals               (4,524)        (3,687)            --       (104,359)      (119,576)            --
     Transfers between subaccounts, net        (97,697)        61,780         95,763      1,689,608        590,961         61,775
                                           ---------------------------------------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          (48,000)        82,802         95,726      1,584,135        779,789         61,755
                                           ---------------------------------------------------------------------------------------
Net increase (decrease) in net assets          (43,138)       100,922         96,461      1,711,958        783,091         61,910
Net assets at beginning of period              241,186        140,264             --        783,091             --             --
                                           ---------------------------------------------------------------------------------------
Net assets at end of period                $   198,048    $   241,186    $    96,461    $ 2,495,049    $   783,091    $    61,910
                                           =======================================================================================


*     FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31,
      2006.

**    FOR THE PERIOD FROM JANUARY 26, 2005 (INCEPTION DATE) TO DECEMBER 31,
      2005.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                   FEDERATED                     FEDERATED
                                                      HIGH                        FUND FOR
                                                     INCOME                   U.S. GOVERNMENT
                                                    BOND II                    SECURITIES II
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    43,655    $    94,598    $     7,702    $     5,862
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                     32,419        (49,179)        (5,078)          (809)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        28,981        (23,813)         3,366         (4,051)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           105,055         21,606          5,990          1,002

   From contractholder transactions:
     Variable annuity deposits                  98,848         85,665         29,659         27,390
     Contractholder maintenance charges        (10,681)        (9,211)        (2,136)        (2,428)
     Terminations and withdrawals              (61,680)       (67,235)        (6,302)       (10,024)
     Transfers between subaccounts, net       (978,677)     1,014,516       (199,616)       129,171
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions         (952,190)     1,023,735       (178,395)       144,109
                                           --------------------------------------------------------
Net increase (decrease) in net assets         (847,135)     1,045,341       (172,405)       145,111
Net assets at beginning of period            2,143,316      1,097,975        364,486        219,375
                                           --------------------------------------------------------
Net assets at end of period                $ 1,296,181    $ 2,143,316    $   192,081    $   364,486
                                           ========================================================

                                                                                FIDELITY VIP
                                                  FIDELITY VIP                     GROWTH
                                                   CONTRAFUND                  OPPORTUNITIES
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (6,607)   $   (13,586)   $    (1,823)   $    (1,829)
     Capital gains distributions               149,470            162             --             --
     Realized capital gain (loss) on
       sales of fund shares                    100,311         63,695            437            489
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (96,901)       140,959           (515)        15,881
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           146,273        191,230         (1,901)        14,541

   From contractholder transactions:
     Variable annuity deposits                 235,403         54,482         82,104         11,806
     Contractholder maintenance charges        (20,095)       (10,964)        (1,633)        (1,022)
     Terminations and withdrawals             (139,955)       (29,306)        (3,672)        (2,622)
     Transfers between subaccounts, net        (60,737)       786,899       (144,823)       259,472
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions           14,616        801,111        (68,024)       267,634
                                           --------------------------------------------------------
Net increase (decrease) in net assets          160,889        992,341        (69,925)       282,175
Net assets at beginning of period            1,756,358        764,017        394,744        112,569
                                           --------------------------------------------------------
Net assets at end of period                $ 1,917,247    $ 1,756,358    $   324,819    $   394,744
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                                                FIDELITY VIP
                                                  FIDELITY VIP                   INVESTMENT
                                                   INDEX 500                     GRADE BOND
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $      (971)   $     2,605    $    10,491    $     9,964
     Capital gains distributions                    --             --          1,085         10,477
     Realized capital gain (loss) on
       sales of fund shares                     30,554         64,419         (4,427)        (5,133)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       138,572        (15,931)         7,537        (13,200)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                    168,155         51,093         14,686          2,108

   From contractholder transactions:
     Variable annuity deposits                 159,450         53,916         42,831         58,800
     Contractholder maintenance charges         (6,799)        (4,948)        (3,275)        (3,090)
     Terminations and withdrawals              (28,148)        (6,089)       (22,966)       (31,325)
     Transfers between subaccounts, net        355,279       (267,660)       102,072        (97,655)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                              479,782       (224,781)       118,662        (73,270)
                                           --------------------------------------------------------
Net increase (decrease) in net assets          647,937       (173,688)       133,348        (71,162)
Net assets at beginning of period              952,915      1,126,603        435,002        506,164
                                           --------------------------------------------------------
Net assets at end of period                $ 1,600,852    $   952,915    $   568,350    $   435,002
                                           ========================================================

                                                    FRANKLIN
                                                  SMALL - MID                    NEUBERGER
                                                   CAP GROWTH                    BERMAN AMT
                                                     SERIES                       GUARDIAN
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (4,128)   $    (3,986)   $    (1,743)   $    (1,898)
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                      1,340            592         22,358          5,240
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        22,198          8,047         (1,327)         9,607
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                     19,410          4,653         19,288         12,949

   From contractholder transactions:
     Variable annuity deposits                     143             --         30,017         23,295
     Contractholder maintenance charges         (2,124)        (2,077)        (2,140)          (913)
     Terminations and withdrawals               (1,196)        (2,556)       (24,370)        (5,426)
     Transfers between subaccounts, net             --        (29,884)       (49,938)        22,466
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                               (3,177)       (34,517)       (46,431)        39,422
                                           --------------------------------------------------------
Net increase (decrease) in net assets           16,233        (29,864)       (27,143)        52,371
Net assets at beginning of period              274,093        303,957        159,492        107,121
                                           --------------------------------------------------------
Net assets at end of period                $   290,326    $   274,093    $   132,349    $   159,492
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                   NEUBERGER             OPPENHEIMER
                                                   BERMAN AMT            MAIN STREET     PIMCO VIT             PIMCO VIT
                                                    PARTNERS             SMALL CAP/VA   LOW DURATION          REAL RETURN
                                                   SUBACCOUNT            SUBACCOUNT      SUBACCOUNT            SUBACCOUNT
                                              2006           2005           2006*          2006*          2006           2005
                                           --------------------------------------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (2,538)   $      (571)   $       (10)   $        56    $    19,790    $     8,123
     Capital gains distributions                53,454             92             --             --         24,078          6,258
     Realized capital gain (loss) on
       sales of fund shares                     27,364         31,425             --             --         (6,191)       (10,541)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (20,186)        17,256           (190)           (75)       (51,088)       (13,709)
                                           --------------------------------------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                     58,094         48,202           (200)           (19)       (13,411)        (9,869)

   From contractholder transactions:
     Variable annuity deposits                  94,330          9,570             --             --         70,059        144,758
     Contractholder maintenance charges         (4,362)        (2,358)           (14)           (27)        (6,237)        (4,669)
     Terminations and withdrawals              (35,211)       (12,924)            --             --         (6,169)        (7,236)
     Transfers between subaccounts, net         28,675        120,755         20,884         69,235        397,734         94,548
                                           --------------------------------------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                               83,432        115,043         20,870         69,208        455,387        227,401
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net assets          141,526        163,245         20,670         69,189        441,976        217,532
Net assets at beginning of period              338,757        175,512             --             --        575,798        358,266
                                           --------------------------------------------------------------------------------------
Net assets at end of period                $   480,283    $   338,757    $    20,670    $    69,189    $ 1,017,774    $   575,798
                                           ======================================================================================


*     FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31,
      2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                                                  RVT CLS
                                                   PIMCO VIT                     ADVISORONE
                                                  TOTAL RETURN                    AMERIGO
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    28,622    $    13,524    $  (113,543)   $   (74,313)
     Capital gains distributions                 5,734         13,865        792,831         73,989
     Realized capital gain (loss) on
       sales of fund shares                    (15,184)        (3,418)       371,755         80,434
     Change in unrealized appreciation/
       depreciation on investments
       during the period                         8,692        (20,346)       (87,666)       468,315
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                     27,864          3,625        963,377        548,425

   From contractholder transactions:
     Variable annuity deposits                  41,209         76,000        159,007        155,710
     Contractholder maintenance charges         (8,975)        (4,888)       (89,018)       (58,350)
     Terminations and withdrawals              (78,041)       (10,204)    (1,022,043)      (404,009)
     Transfers between subaccounts, net        328,126        261,620        757,054      3,817,773
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                              282,319        322,528       (195,000)     3,511,124
                                           --------------------------------------------------------
Net increase (decrease) in net assets          310,183        326,153        768,377      4,059,549
Net assets at beginning of period              757,635        431,482      8,604,942      4,545,393
                                           --------------------------------------------------------
Net assets at end of period                $ 1,067,818    $   757,635    $ 9,373,319    $ 8,604,942
                                           ========================================================

                                             RVT CLS
                                           ADVISORONE              RVT CLS
                                            BEROLINA         ADVISORONE CLERMONT
                                           SUBACCOUNT             SUBACCOUNT
                                              2006*          2006           2005
                                           -----------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $     5,843    $    28,066    $   (32,078)
     Capital gains distributions                    --        201,875         16,002
     Realized capital gain (loss) on
       sales of fund shares                        363        223,590         67,220
     Change in unrealized appreciation/
       depreciation on investments
       during the period                         1,787        (88,090)        76,442
                                           -----------------------------------------
   Net increase (decrease) in net
     assets from operations                      7,993        365,441        127,586

   From contractholder transactions:
     Variable annuity deposits                      75         76,213         72,827
     Contractholder maintenance charges           (534)       (41,190)       (34,918)
     Terminations and withdrawals               (2,781)      (803,070)      (491,747)
     Transfers between subaccounts, net        874,298       (501,424)     1,210,530
                                           -----------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                              871,058     (1,269,471)       756,692
                                           -----------------------------------------
Net increase (decrease) in net assets          879,051       (904,030)       884,278
Net assets at beginning of period                   --      5,276,727      4,392,449
                                           -----------------------------------------
Net assets at end of period                $   879,051    $ 4,372,697    $ 5,276,727
                                           =========================================


*     FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31,
      2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT                      RYDEX VT
                                                    BANKING                   BASIC MATERIALS
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $     6,036    $        (8)   $    (6,696)   $   (17,932)
     Capital gains distributions                    --        202,693         24,957        282,069
     Realized capital gain (loss) on
       sales of fund shares                    (47,091)       (25,859)        51,101         40,804
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       152,060       (256,140)       251,707       (306,489)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           111,005        (79,314)       321,069         (1,548)

   From contractholder transactions:
     Variable annuity deposits                  45,399        200,686         72,249        245,456
     Contractholder maintenance charges        (13,771)       (17,893)       (21,739)       (22,117)
     Terminations and withdrawals             (209,235)      (199,791)      (315,744)      (249,958)
     Transfers between subaccounts, net        234,016       (361,389)     2,055,183       (627,823)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions           56,409       (378,387)     1,789,949       (654,442)
                                           --------------------------------------------------------
Net increase (decrease) in net assets          167,414       (457,701)     2,111,018       (655,990)
Net assets at beginning of period            1,293,845      1,751,546      1,524,276      2,180,266
                                           --------------------------------------------------------
Net assets at end of period                $ 1,461,259    $ 1,293,845    $ 3,635,294    $ 1,524,276
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                 BIOTECHNOLOGY                  COMMODITIES
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006          2005***
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (17,089)   $    (1,632)   $    (1,666)   $       620
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                   (109,959)          (284)       (61,115)            (9)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (16,072)         8,115         (4,470)         1,329
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                          (143,120)         6,199        (67,251)         1,940

   From contractholder transactions:
     Variable annuity deposits                  44,582         57,567             14              1
     Contractholder maintenance charges        (13,837)        (1,151)          (766)          (285)
     Terminations and withdrawals             (191,391)        (3,480)        (9,232)        (1,225)
     Transfers between subaccounts, net         49,483        358,636       (234,605)       343,185
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions         (111,163)       411,572       (244,589)       341,676
                                           --------------------------------------------------------
Net increase (decrease) in net assets         (254,283)       417,771       (311,840)       343,616
Net assets at beginning of period              441,157         23,386        343,616             --
                                           --------------------------------------------------------
Net assets at end of period                $   186,874    $   441,157    $    31,776    $   343,616
                                           ========================================================


***   FOR THE PERIOD FROM NOVEMBER 15, 2005 (INCEPTION DATE) TO DECEMBER 31,
      2005.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT                      RYDEX VT
                                                    CONSUMER                      DYNAMIC
                                                    PRODUCTS                        DOW
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (11,155)   $   (15,015)   $       (20)   $     4,613
     Capital gains distributions                17,283         47,807        208,941         13,545
     Realized capital gain (loss) on
       sales of fund shares                    152,766         50,440        223,766         (5,138)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       120,685       (110,133)       (93,742)        12,094
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                    279,579        (26,901)       338,945         25,114

   From contractholder transactions:
     Variable annuity deposits                  49,595        211,393          5,835              1
     Contractholder maintenance charges        (20,914)       (19,891)        (7,625)        (3,504)
     Terminations and withdrawals             (259,499)      (208,876)       (32,150)       (12,951)
     Transfers between subaccounts, net        365,171        (99,238)       995,923        711,771
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                              134,353       (116,612)       961,983        695,317
                                           --------------------------------------------------------
Net increase (decrease) in net assets          413,932       (143,513)     1,300,928        720,431
Net assets at beginning of period            1,627,612      1,771,125        856,965        136,534
                                           --------------------------------------------------------
Net assets at end of period                $ 2,041,544    $ 1,627,612    $ 2,157,893    $   856,965
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                    DYNAMIC                       DYNAMIC
                                                      OTC                         S&P 500
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (1,687)   $    (1,738)   $      (477)   $      (825)
     Capital gains distributions                    --             --          3,201          1,661
     Realized capital gain (loss) on
       sales of fund shares                     12,990          1,147         16,371        (25,781)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        (7,651)        (5,643)         5,785            928
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                      3,652         (6,234)        24,880        (24,017)

   From contractholder transactions:
     Variable annuity deposits                      --          1,219            228          1,020
     Contractholder maintenance charges         (1,006)          (984)          (578)          (175)
     Terminations and withdrawals                 (146)          (530)        (2,967)          (862)
     Transfers between subaccounts, net        (46,737)        30,183        (66,846)        47,288
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                              (47,889)        29,888        (70,163)        47,271
                                           --------------------------------------------------------
Net increase (decrease) in net assets          (44,237)        23,654        (45,283)        23,254
Net assets at beginning of period              172,258        148,604        135,815        112,561
                                           --------------------------------------------------------
Net assets at end of period                $   128,021    $   172,258    $    90,532    $   135,815
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                            RYDEX VT       RYDEX VT
                                             DYNAMIC        DYNAMIC
                                          STRENGTHENING    WEAKENING              RYDEX VT                      RYDEX VT
                                             DOLLAR         DOLLAR              ELECTRONICS                      ENERGY
                                           SUBACCOUNT     SUBACCOUNT             SUBACCOUNT                    SUBACCOUNT
                                              2006           2006          2006              2005         2006         2005
                                           --------------------------------------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $       (30)   $     1,262    $    (7,902)   $      (654)   $   (29,724)   $   (30,912)
     Capital gains distributions                    --             36             --             --        571,883        124,229
     Realized capital gain (loss) on
       sales of fund shares                       (284)        (1,438)      (148,901)       (15,308)       450,220        394,050
     Change in unrealized appreciation/
       depreciation on investments
       during the period                             1        (15,862)          (315)          (199)      (741,476)       252,652
                                           --------------------------------------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                              (313)       (16,002)      (157,118)       (16,161)       250,903        740,019

   From contractholder transactions:
     Variable annuity deposits                       7          8,550         29,997              2        130,792        386,459
     Contractholder maintenance charges            (18)        (1,751)        (6,525)          (459)       (26,126)       (27,318)
     Terminations and withdrawals                   --         (6,383)      (155,509)        (3,002)      (396,879)      (293,369)
     Transfers between subaccounts, net            324      1,702,954        300,070         13,019        (17,850)      (606,103)
                                           --------------------------------------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions              313      1,703,370        168,033          9,560       (310,063)      (540,331)
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net assets               --      1,687,368         10,915         (6,601)       (59,160)       199,688
Net assets at beginning of period                   --             --         22,224         28,825      2,348,425      2,148,737
                                           --------------------------------------------------------------------------------------
Net assets at end of period                $        --    $ 1,687,368    $    33,139    $    22,224    $ 2,289,265    $ 2,348,425
                                           ======================================================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT                      RYDEX VT
                                                     ENERGY                        EUROPE
                                                    SERVICES                     ADVANTAGE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (22,603)   $   (20,342)   $    25,738    $    (3,326)
     Capital gains distributions                32,451             --         65,930          1,084
     Realized capital gain (loss) on
       sales of fund shares                    195,268        225,922        148,134        (25,435)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                      (316,199)       286,890         63,210         24,842
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                   (111,083)       492,470        303,012         (2,835)

   From contractholder transactions:
     Variable annuity deposits                  94,790        139,102          6,212         19,279
     Contractholder maintenance charges        (19,135)       (17,838)       (11,273)        (2,359)
     Terminations and withdrawals             (344,933)      (178,107)       (40,162)       (19,865)
     Transfers between subaccounts, net     (1,175,152)     1,120,854        720,669       (429,963)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                           (1,444,430)     1,064,011        675,446       (432,908)
                                           --------------------------------------------------------
Net increase (decrease) in net assets       (1,555,513)     1,556,481        978,458       (435,743)
Net assets at beginning of period            1,785,390        228,909        200,688        636,431
                                           --------------------------------------------------------
Net assets at end of period                $   229,877    $ 1,785,390    $ 1,179,146    $   200,688
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                   FINANCIAL                  GOVERNMENT LONG
                                                    SERVICES                   BOND ADVANTAGE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $       799    $    (9,157)   $   118,336    $    90,510
     Capital gains distributions                86,062        103,349             --             --
     Realized capital gain (loss) on
       sales of fund shares                    103,147         54,714       (195,854)       383,169
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        87,266       (147,569)       (52,315)      (158,650)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                    277,274          1,337       (129,833)       315,029

   From contractholder transactions:
     Variable annuity deposits                  69,735        179,367        190,173        648,498
     Contractholder maintenance charges        (19,932)       (19,911)       (55,504)       (48,454)
     Terminations and withdrawals             (280,948)      (222,476)      (934,266)    (1,000,046)
     Transfers between subaccounts, net        323,852       (291,030)       665,193     (2,504,865)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                               92,707       (354,050)      (134,404)    (2,904,867)
                                           --------------------------------------------------------
Net increase (decrease) in net assets          369,981       (352,713)      (264,237)    (2,589,838)
Net assets at beginning of period            1,780,294      2,133,007      4,363,535      6,953,373
                                           --------------------------------------------------------
Net assets at end of period                $ 2,150,275    $ 1,780,294    $ 4,099,298    $ 4,363,535
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT              RYDEX VT
                                                  HEALTH CARE           HEDGED EQUITY
                                                   SUBACCOUNT            SUBACCOUNT
                                              2006           2005           2006*
                                           ------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (23,392)   $   (23,150)   $       620
     Capital gains distributions                67,563             --          1,358
     Realized capital gain (loss) on
       sales of fund shares                    130,410         70,335             (2)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                      (105,646)       108,321         (1,436)
                                           -----------------------------------------
   Net increase (decrease) in net assets
     from operations                            68,935        155,506            540

   From contractholder transactions:
     Variable annuity deposits                  77,294        427,203            200
     Contractholder maintenance charges        (18,931)       (19,860)          (113)
     Terminations and withdrawals             (229,998)      (210,852)           (55)
     Transfers between subaccounts, net       (145,086)       (76,669)        59,887
                                           -----------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions         (316,721)       119,822         59,919
                                           -----------------------------------------
Net increase (decrease) in net assets         (247,786)       275,328         60,459
Net assets at beginning of period            1,964,830      1,689,502             --
                                           -----------------------------------------
Net assets at end of period                $ 1,717,044    $ 1,964,830    $    60,459
                                           =========================================

                                                                                  RYDEX VT
                                                    RYDEX VT                      INVERSE
                                                    INTERNET                    DYNAMIC DOW
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (1,057)   $    (4,635)   $      (266)   $      (195)
     Capital gains distributions                    --            617             --             --
     Realized capital gain (loss) on
       sales of fund shares                     (6,541)       (65,174)        41,171        (20,234)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                         1,025       (240,409)            --             --
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                            (6,573)      (309,601)        40,905        (20,429)

   From contractholder transactions:
     Variable annuity deposits                     583         99,458              9          1,974
     Contractholder maintenance charges         (1,127)        (4,216)           (10)          (117)
     Terminations and withdrawals               (5,328)       (75,078)        (1,275)          (341)
     Transfers between subaccounts, net        (40,468)    (1,833,145)       (39,629)        11,916
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          (46,340)    (1,812,981)       (40,905)        13,432
                                           --------------------------------------------------------
Net increase (decrease) in net assets          (52,913)    (2,122,582)            --         (6,997)
Net assets at beginning of period               55,431      2,178,013             --          6,997
                                           --------------------------------------------------------
Net assets at end of period                $     2,518    $    55,431    $        --    $        --
                                           ========================================================


*     FOR THE PERIOD FROM NOVEMBER 10, 2006 (INCEPTION DATE) TO DECEMBER 31,
      2006.

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT                      RYDEX VT
                                               INVERSE GOVERNMENT                 INVERSE
                                                   LONG BOND                      MID CAP
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (1,537)   $    (5,619)   $       (61)   $      (224)
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                      1,881        (54,797)        (6,018)        (7,113)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                         3,525          3,233             --             --
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                             3,869        (57,183)        (6,079)        (7,337)

   From contractholder transactions:
     Variable annuity deposits                     389          1,421             94             --
     Contractholder maintenance charges         (1,080)        (3,012)            (8)           (33)
     Terminations and withdrawals               (4,539)       (18,645)           (24)           (80)
     Transfers between subaccounts, net       (126,781)        (7,427)         6,017          7,450
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions         (132,011)       (27,663)         6,079          7,337
                                           --------------------------------------------------------
Net increase (decrease) in net assets         (128,142)       (84,846)            --             --
Net assets at beginning of period              205,570        290,416             --             --
                                           --------------------------------------------------------
Net assets at end of period                $    77,428    $   205,570    $        --    $        --
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                    INVERSE                       INVERSE
                                                      OTC                       RUSSELL 2000
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (1,138)   $      (582)   $      (395)   $      (234)
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                    (10,329)       (23,549)       (30,470)        (1,134)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                          (489)           228             --              1
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           (11,956)       (23,903)       (30,865)        (1,367)

   From contractholder transactions:
     Variable annuity deposits                     386          1,545            267             --
     Contractholder maintenance charges         (2,449)          (188)          (440)          (180)
     Terminations and withdrawals               (8,619)        (3,521)          (516)        (1,649)
     Transfers between subaccounts, net         46,086         33,001         (3,399)        45,643
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions           35,404         30,837         (4,088)        43,814
                                           --------------------------------------------------------
Net increase (decrease) in net assets           23,448          6,934        (34,953)        42,447
Net assets at beginning of period               10,191          3,257         42,516             69
                                           --------------------------------------------------------
Net assets at end of period                $    33,639    $    10,191    $     7,563    $    42,516
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT                      RYDEX VT
                                                    INVERSE                        JAPAN
                                                    S&P 500                      ADVANTAGE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $      (143)   $    (5,893)   $     4,906    $    (1,735)
     Capital gains distributions                    --             --         50,671             --
     Realized capital gain (loss) on
       sales of fund shares                    (24,184)        (5,796)       (71,705)        13,868
     Change in unrealized appreciation/
       depreciation on investments
       during the period                         4,818         10,044        (74,508)        23,696
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                    (19,509)        (1,645)       (90,636)        35,829

   From contractholder transactions:
     Variable annuity deposits                   1,155            884         14,070         20,225
     Contractholder maintenance charges         (1,231)        (3,898)        (3,611)        (1,107)
     Terminations and withdrawals               (7,501)       (44,045)       (12,136)        (3,024)
     Transfers between subaccounts, net       (304,886)       218,774        116,725        242,067
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                             (312,463)       171,715        115,048        258,161
                                           --------------------------------------------------------
Net increase (decrease) in net assets         (331,972)       170,070         24,412        293,990
Net assets at beginning of period              362,366        192,296        332,574         38,584
                                           --------------------------------------------------------
Net assets at end of period                $    30,394    $   362,366    $   356,986    $   332,574
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                   LARGE CAP                     LARGE CAP
                                                     GROWTH                        VALUE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (8,323)   $   (11,209)   $   (10,473)   $    (3,727)
     Capital gains distributions                 9,167         39,698         10,824         14,166
     Realized capital gain (loss) on
       sales of fund shares                    106,520        (13,736)       128,387         46,576
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        17,222        (14,388)          (141)         8,722
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                    124,586            365        128,597         65,737

   From contractholder transactions:
     Variable annuity deposits                   4,411         19,543         16,809         13,239
     Contractholder maintenance charges         (8,087)        (8,581)       (11,557)        (3,780)
     Terminations and withdrawals              (67,956)       (55,496)       (65,131)      (103,775)
     Transfers between subaccounts, net     (1,796,650)     1,939,894        868,780        567,072
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                           (1,868,282)     1,895,360        808,901        472,756
                                           --------------------------------------------------------
Net increase (decrease) in net assets       (1,743,696)     1,895,725        937,498        538,493
Net assets at beginning of period            2,145,547        249,822        598,412         59,919
                                           --------------------------------------------------------
Net assets at end of period                $   401,851    $ 2,145,547    $ 1,535,910    $   598,412
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                                                  RYDEX VT
                                                    RYDEX VT                      MID CAP
                                                    LEISURE                      ADVANTAGE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------

Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (23,655)   $   (24,660)   $    (2,720)   $    (4,678)
     Capital gains distributions               122,425        168,038         84,730            886
     Realized capital gain (loss) on
       sales of fund shares                     25,929         64,520         20,289         90,720
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       306,002       (344,263)       (74,786)       (17,294)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                    430,701       (136,365)        27,513         69,634

   From contractholder transactions:
     Variable annuity deposits                  64,628        205,662         37,972         27,654
     Contractholder maintenance charges        (22,410)       (21,861)        (3,447)        (4,307)
     Terminations and withdrawals             (281,649)      (245,455)        (4,827)        (9,895)
     Transfers between subaccounts, net      2,387,177       (436,826)      (241,490)       269,854
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                            2,147,746       (498,480)      (211,792)       283,306
                                           --------------------------------------------------------
Net increase (decrease) in net assets        2,578,447       (634,845)      (184,279)       352,940
Net assets at beginning of period            1,413,203      2,048,048        550,129        197,189
                                           --------------------------------------------------------
Net assets at end of period                $ 3,991,650    $ 1,413,203    $   365,850    $   550,129
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                    MID CAP                       MID CAP
                                                     GROWTH                        VALUE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------

Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (2,551)   $    (1,793)   $      (116)   $      (904)
     Capital gains distributions                 9,531             --             --         21,911
     Realized capital gain (loss) on
       sales of fund shares                      3,873         20,594        (12,216)         6,224
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        (4,621)       (17,580)        26,053        (18,326)
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from operations                      6,232          1,221         13,721          8,905

   From contractholder transactions:
     Variable annuity deposits                  30,618         20,544         40,444         12,187
     Contractholder maintenance charges         (1,677)        (1,258)        (1,253)          (546)
     Terminations and withdrawals              (12,467)      (117,350)        (8,245)      (267,195)
     Transfers between subaccounts, net       (614,778)       570,923         74,296        276,182
                                           --------------------------------------------------------
   Net increase (decrease) in net
     assets from contractholder
     transactions                             (598,304)       472,859        105,242         20,628
                                           --------------------------------------------------------
Net increase (decrease) in net assets         (592,072)       474,080        118,963         29,533
Net assets at beginning of period              794,988        320,908         64,048         34,515
                                           --------------------------------------------------------
Net assets at end of period                $   202,916    $   794,988    $   183,011    $    64,048
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT                      RYDEX VT
                                                      NOVA                          OTC
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $     7,600    $  (104,929)   $    (5,683)   $    (7,077)
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                  1,530,438        397,961        (19,170)        14,129
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (48,449)       169,457         25,785        (34,975)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                         1,489,589        462,489            932        (27,923)

   From contractholder transactions:
     Variable annuity deposits                 220,988      1,226,233            552          1,501
     Contractholder maintenance charges        (76,984)      (127,988)        (3,167)        (4,741)
     Terminations and withdrawals           (1,084,200)    (1,498,444)       (10,097)       (72,988)
     Transfers between subaccounts, net     (5,285,628)     4,198,791        253,002     (1,407,573)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions       (6,225,824)     3,798,592        240,290     (1,483,801)
                                           --------------------------------------------------------
Net increase (decrease) in net assets       (4,736,235)     4,261,081        241,222     (1,511,724)
Net assets at beginning of period           13,133,634      8,872,553        377,076      1,888,800
                                           --------------------------------------------------------
Net assets at end of period                $ 8,397,399    $13,133,634    $   618,298    $   377,076
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                                PRECIOUS METALS                 REAL ESTATE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (16,899)   $    (9,837)   $    32,237    $     6,793
     Capital gains distributions                    --             --        136,040             --
     Realized capital gain (loss) on
       sales of fund shares                    401,653       (155,771)       202,991         10,275
     Change in unrealized appreciation/
       depreciation on investments
       during the period                      (196,425)       320,893        407,551         27,203
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           188,329        155,285        778,819         44,271

   From contractholder transactions:
     Variable annuity deposits                 102,152         94,433        143,205        165,580
     Contractholder maintenance charges        (13,913)        (9,582)       (33,496)       (13,362)
     Terminations and withdrawals             (260,841)       (73,693)      (352,034)       (87,713)
     Transfers between subaccounts, net     (1,657,104)       105,231      2,772,358      1,177,185
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions       (1,829,706)       116,389      2,530,033      1,241,690
                                           --------------------------------------------------------
Net increase (decrease) in net assets       (1,641,377)       271,674      3,308,852      1,285,961
Net assets at beginning of period            1,822,935      1,551,261      1,620,160        334,199
                                           --------------------------------------------------------
Net assets at end of period                $   181,558    $ 1,822,935    $ 4,929,012    $ 1,620,160
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                                                  RYDEX VT
                                                    RYDEX VT                    RUSSELL 2000
                                                   RETAILING                     ADVANTAGE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (21,491)   $   (22,078)   $    (4,226)   $    (1,002)
     Capital gains distributions                51,567         17,383             --             --
     Realized capital gain (loss) on
       sales of fund shares                    163,081         55,079         49,192         12,141
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (43,211)       (10,462)        15,453        (22,389)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           149,946         39,922         60,419        (11,250)

   From contractholder transactions:
     Variable annuity deposits                  53,010        198,169         13,749            150
     Contractholder maintenance charges        (18,830)       (19,936)        (5,016)        (2,904)
     Terminations and withdrawals             (274,222)      (220,728)        (8,858)        (2,875)
     Transfers between subaccounts, net        758,598       (299,673)       176,746       (846,629)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          518,556       (342,168)       176,621       (852,258)
                                           --------------------------------------------------------
Net increase (decrease) in net assets          668,502       (302,246)       237,040       (863,508)
Net assets at beginning of period            1,374,199      1,676,445        111,508        975,016
                                           --------------------------------------------------------
Net assets at end of period                $ 2,042,701    $ 1,374,199    $   348,548    $   111,508
                                           ========================================================

                                                                                  RYDEX VT
                                                    RYDEX VT                     SMALL CAP
                                                SECTOR ROTATION                    GROWTH
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (16,366)   $    (3,812)   $   (11,231)   $    (9,485)
     Capital gains distributions                44,822             --         57,235         60,438
     Realized capital gain (loss) on
       sales of fund shares                     60,925          3,413         23,305         42,355
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       (30,367)        30,733         36,440        (80,549)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                            59,014         30,334        105,749         12,759

   From contractholder transactions:
     Variable annuity deposits               2,065,263        583,471         57,381         13,264
     Contractholder maintenance charges        (13,937)        (2,829)        (9,188)        (5,297)
     Terminations and withdrawals              (17,807)        (3,985)       (60,751)      (254,864)
     Transfers between subaccounts, net     (2,495,879)       619,724       (496,541)       365,871
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions         (462,360)     1,196,381       (509,099)       118,974
                                           --------------------------------------------------------
Net increase (decrease) in net assets         (403,346)     1,226,715       (403,350)       131,733
Net assets at beginning of period            1,352,394        125,679      1,330,712      1,198,979
                                           --------------------------------------------------------
Net assets at end of period                $   949,048    $ 1,352,394    $   927,362    $ 1,330,712
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT
                                                   SMALL CAP                      RYDEX VT
                                                     VALUE                       TECHNOLOGY
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $    (9,999)   $    (9,826)   $    (3,135)   $      (972)
     Capital gains distributions                52,748         89,287             --             --
     Realized capital gain (loss) on
       sales of fund shares                     41,580        (75,126)       (12,361)        (1,335)
     Change in unrealized appreciation/
       depreciation on investments
       during the period                         5,706        (49,854)         7,027          2,556
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                            90,035        (45,519)        (8,469)           249

   From contractholder transactions:
     Variable annuity deposits                  43,490         10,579         41,870        130,850
     Contractholder maintenance charges        (12,362)        (4,122)        (2,105)          (665)
     Terminations and withdrawals              (60,358)      (119,512)        (7,208)        (3,602)
     Transfers between subaccounts, net        945,050         27,082         60,960          8,295
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          915,820        (85,973)        93,517        134,878
                                           --------------------------------------------------------
Net increase (decrease) in net assets        1,005,855       (131,492)        85,048        135,127
Net assets at beginning of period              360,333        491,825        173,709         38,582
                                           --------------------------------------------------------
Net assets at end of period                $ 1,366,188    $   360,333    $   258,757    $   173,709
                                           ========================================================

                                                    RYDEX VT                      RYDEX VT
                                               TELECOMMUNICATIONS              TRANSPORTATION
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $      (998)   $   (20,117)   $   (23,489)   $   (21,131)
     Capital gains distributions                17,425        139,130             --         59,376
     Realized capital gain (loss) on
       sales of fund shares                     41,041         30,019        178,447         32,840
     Change in unrealized appreciation/
       depreciation on investments
       during the period                       131,401       (165,061)      (146,941)       (42,996)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           188,869        (16,029)         8,017         28,089

   From contractholder transactions:
     Variable annuity deposits                  53,625        186,645         52,348        188,088
     Contractholder maintenance charges        (16,726)       (18,422)       (19,681)       (19,215)
     Terminations and withdrawals             (265,550)      (212,211)      (291,077)      (221,898)
     Transfers between subaccounts, net        347,052       (489,518)       340,027       (209,623)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          118,401       (533,506)        81,617       (262,648)
                                           --------------------------------------------------------
Net increase (decrease) in net assets          307,270       (549,535)        89,634       (234,559)
Net assets at beginning of period            1,298,098      1,847,633      1,576,947      1,811,506
                                           --------------------------------------------------------
Net assets at end of period                $ 1,605,368    $ 1,298,098    $ 1,666,581    $ 1,576,947
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                    RYDEX VT
                                                U.S. GOVERNMENT                   RYDEX VT
                                                  MONEY MARKET                   UTILITIES
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   339,359   $     68,718    $    52,266    $    (5,866)
     Capital gains distributions                    --             --         38,130             --
     Realized capital gain (loss) on
       sales of fund shares                         --             --        119,907         57,817
     Change in unrealized appreciation/
       depreciation on investments
       during the period                            --             --        304,580        (17,270)
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           339,359         68,718        514,883         34,681

   From contractholder transactions:
     Variable annuity deposits               9,076,922     13,955,153         66,799         24,427
     Contractholder maintenance charges       (152,632)       (95,127)       (30,213)       (11,620)
     Terminations and withdrawals           (2,230,356)    (2,451,170)      (313,158)       (77,712)
     Transfers between subaccounts, net     (6,542,169)   (10,604,143)     2,208,857      1,367,749
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          151,765        804,713      1,932,285      1,302,844
                                           --------------------------------------------------------
Net increase (decrease) in net assets          491,124        873,431      2,447,168      1,337,525
Net assets at beginning of period            9,192,626      8,319,195      1,902,236        564,711
                                           --------------------------------------------------------
Net assets at end of period                $ 9,683,750   $  9,192,626    $ 4,349,404    $ 1,902,236
                                           ========================================================

                                                                                    SBL
                                                      SBL                        SMALL CAP
                                                     GLOBAL                        VALUE
                                                   SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005
                                           --------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $   (12,770)   $    (4,864)   $    (6,216)   $    (3,555)
     Capital gains distributions                    --             --             --             --
     Realized capital gain (loss) on
       sales of fund shares                     76,398         17,141         59,485          2,708
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        45,219         56,557        (28,780)        38,313
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                           108,847         68,834         24,489         37,466

   From contractholder transactions:
     Variable annuity deposits                 180,299        177,560         65,643         11,636
     Contractholder maintenance charges        (13,507)        (4,242)        (3,606)        (1,521)
     Terminations and withdrawals             (154,989)       (30,540)       (15,108)        (3,377)
     Transfers between subaccounts, net        161,962        361,004       (108,795)       224,855
                                           --------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions          173,765        503,782        (61,866)       231,593
                                           --------------------------------------------------------
Net increase (decrease) in net assets          282,612        572,616        (37,377)       269,059
Net assets at beginning of period              834,470        261,854        499,494        230,435
                                           --------------------------------------------------------
Net assets at end of period                $ 1,117,082    $   834,470    $   462,117    $   499,494
                                           ========================================================


SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                 Statements of Changes in Net Assets (continued)

                     Years Ended December 31, 2006 and 2005

                                                   TEMPLETON
                                                   DEVELOPING                    TEMPLETON                    WELLS FARGO
                                                     MARKET                       FOREIGN                      ADVANTAGE
                                                   SECURITIES                    SECURITIES                  OPPORTUNITY VT
                                                   SUBACCOUNT                    SUBACCOUNT                    SUBACCOUNT
                                              2006           2005           2006           2005           2006           2005
                                           --------------------------------------------------------------------------------------
Increase (decrease) in net assets:
   From operations:
     Net investment income (loss)          $      (978)   $      (151)   $      (877)   $    (1,089)   $    (2,862)   $    (2,615)
     Capital gains distributions                    --             --             --             --         20,723             --
     Realized capital gain (loss) on
       sales of fund shares                     44,192          5,308         35,760         10,998         12,854          7,822
     Change in unrealized appreciation/
       depreciation on investments
       during the period                        26,355         65,549         36,413         21,465         (9,596)         6,177
                                           --------------------------------------------------------------------------------------
   Net increase (decrease) in net assets
     from operations                            69,569         70,706         71,296         31,374         21,119         11,384

   From contractholder transactions:
     Variable annuity deposits                      --             --             --             --          8,271         66,596
     Contractholder maintenance charges         (1,943)        (2,109)        (2,457)        (2,283)          (572)          (665)
     Terminations and withdrawals                 (946)          (545)          (647)        (2,388)        (1,632)        (1,262)
     Transfers between subaccounts, net       (100,000)       (12,783)       (78,020)       (38,659)        (6,559)       (42,358)
                                           --------------------------------------------------------------------------------------
   Net increase (decrease) in net assets
     from contractholder transactions         (102,889)       (15,437)       (81,124)       (43,330)          (492)        22,311
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net assets          (33,320)        55,269         (9,828)       (11,956)        20,627         33,695
Net assets at beginning of period              340,830        285,561        375,283        387,239        202,235        168,540
                                           --------------------------------------------------------------------------------------
Net assets at end of period                $   307,510    $   340,830    $   365,455    $   375,283    $   222,862    $   202,235
                                           ======================================================================================

SEE ACCOMPANYING NOTES.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                          Notes to Financial Statements

                                December 31, 2006

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Variable Annuity Account A - AdvisorDesigns Variable Annuity (the Account) is a deferred variable annuity account offered by First Security Benefit Life
Insurance and Annuity Company of New York (FSBL). Purchase payments are allocated to one or more of the subaccounts that comprise Variable Annuity Account A, a separate account of FSBL. The Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended. As directed by the owners, amounts may be invested in a designated mutual fund as follows:

                   SUBACCOUNT                                             MUTUAL FUND
- -----------------------------------------------------------------------------------------------------------
                                                     AIM Variable Insurance Funds:
AIM V.I. Capital Appreciation                          AIM V.I. Capital Appreciation Fund Series I
AIM V.I. International Growth                          AIM V.I. International Growth Fund Series II
AIM V.I. Mid Cap Core Equity**                         AIM V.I. Mid Cap Core Equity Fund Series II
                                                     Rafferty Asset Management, LLC:
DireXion Dynamic VP HY Bond*                           DireXion Dynamic VP HY Bond Fund
                                                     The Dreyfus Corporation:
Dreyfus VIF International Value                        Dreyfus VIF International Value Fund Service
                                                     Federated Insurance Series:
Federated High Income Bond II                          Federated High Income Bond Fund II - Service Shares
Federated Fund for U.S. Government Securities II       Federated Fund for U.S. Government Securities II
                                                     Fidelity Variable Insurance Products Fund:
Fidelity VIP Contrafund                                Fidelity VIP Contrafund - Service Class 2
Fidelity VIP Growth Opportunities                      Fidelity VIP Growth Opportunities - Service Class 2
Fidelity VIP Index 500                                 Fidelity VIP Index 500 - Service Class 2
Fidelity VIP Investment Grade Bond                     Fidelity VIP Investment Grade Bond - Service Class 2
                                                     Franklin Advisers, Inc.:
Franklin Small-Mid Cap Growth Securities               Franklin Small-Mid Cap Growth Securities Fund -
                                                         Class 2

 *PRIOR TO APRIL 28, 2005, THIS WAS POTOMAC DYNAMIC VP HY BOND

**THESE SUBACCOUNTS WERE AVAILABLE FOR INVESTMENT IN 2006;  HOWEVER THERE WAS NO
  ACTIVITY.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  SUBACCOUNT                                             MUTUAL FUND
- -----------------------------------------------------------------------------------------------------------
                                                     The Neuberger Berman Advisers Management Trust:
Neuberger Berman AMT Guardian                          Neuberger Berman AMT Guardian Portfolio (Class I)
Neuberger Berman AMT Partners                          Neuberger Berman AMT Partners Portfolio
                                                     OppenheimerFunds, Inc:
Oppenheimer Main Street Small Cap/VA                   Oppenheimer Main Street Small Cap Fund/VA Service
                                                     Pacific Investment Management Company Variable
                                                     Insurance Trust:
PIMCO VIT Low Duration                                 PIMCO Low Duration (Administrative Class)
PIMCO VIT Real Return                                  PIMCO Real Return Portfolio (Administrative Class)
PIMCO VIT StocksPLUS Growth and Income**               PIMCO VIT StockPlus Growth and Income
                                                        (Administrative Class)
PIMCO VIT Total Return                                 PIMCO Total Return Portfolio (Administrative Class)
                                                     The Rydex Variable Trust:
RVT CLS AdvisorOne Amerigo                             RVT CLS AdvisorOne Amerigo Fund
RVT CLS AdvisorOne Berolina                            RVT CLS AdvisorOne Berolina Fund
RVT CLS AdvisorOne Clermont                            RVT CLS AdvisorOne Clermont Fund
Rydex VT Absolute Return Strategies**                  Rydex VT Absolute Return Strategies Fund
Rydex VT Banking                                       Rydex VT Banking Fund
Rydex VT Basic Materials                               Rydex VT Basic Materials Fund
Rydex VT Biotechnology                                 Rydex VT Biotechnology Fund
Rydex VT Commodities                                   Rydex VT Commodities Fund
Rydex VT Consumer Products                             Rydex VT Consumer Products Fund
Rydex VT Dynamic Dow*                                  Rydex VT Dynamic Dow Fund
Rydex VT Dynamic OTC*                                  Rydex VT Dynamic OTC Fund
Rydex VT Dynamic Russell 2000**                        Rydex VT Dynamic Russell 2000 Fund
Rydex VT Dynamic S&P 500*                              Rydex VT Dynamic S&P 500 Fund
Rydex VT  Dynamic Strengthening Dollar*                Rydex VT Dynamic Strengthening Dollar Fund
Rydex VT Dynamic Weakening Dollar*                     Rydex VT Dynamic Weakening Dollar Fund

 *PRIOR TO MAY 1, 2006 THIS WAS RYDEX VT LONG  DYNAMIC  DOW,  RYDEX VT  VELOCITY
  100, RYDEX VT TITAN 500, RYDEX VT STRENGTHENING DOLLAR, AND RYDEX VT WEAKENING DOLLAR, RESPECTIVELY.

**THESE SUBACCOUNTS WERE AVAILABLE FOR INVESTMENT IN 2006;  HOWEVER THERE WAS NO
  ACTIVITY.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                   SUBACCOUNT                                             MUTUAL FUND
- -----------------------------------------------------------------------------------------------------------
                                                     The Rydex Variable Trust (continued):
Rydex VT Electronics                                   Rydex VT Electronics Fund
Rydex VT Energy                                        Rydex VT Energy Fund
Rydex VT Energy Services                               Rydex VT Energy Services Fund
Rydex VT EP Aggressive**                              Rydex VT EP Aggressive Fund
Rydex VT EP Conservative**                             Rydex VT EP Conservative Fund
Rydex VT EP Moderate**                                 Rydex VT EP Moderate Fund
Rydex VT Europe Advantage*                             Rydex VT Europe Advantage Fund
Rydex VT Financial Services                            Rydex VT Financial Services Fund
Rydex VT Government Long Bond                          Rydex VT Government Long Bond Advantage Fund
  Advantage*
Rydex VT Health Care                                   Rydex VT Health Care Fund
Rydex VT Hedged Equity                                 Rydex VT Hedged Equity Fund
Rydex VT Internet                                      Rydex VT Internet Fund
Rydex VT Inverse Dynamic Dow*                          Rydex VT Inverse Dynamic Dow Fund
Rydex VT Inverse Government Long Bond*                 Rydex VT Inverse Government Long Bond Fund
Rydex VT Inverse Mid Cap                               Rydex VT Inverse Mid Cap Fund
Rydex VT Inverse OTC*                                  Rydex VT Inverse OTC Fund
Rydex VT Inverse Russell 2000*                         Rydex VT Inverse Russell 2000 Fund
Rydex VT Inverse S&P 500*                              Rydex VT Inverse S&P 500 Fund
Rydex VT Japan Advantage*                              Rydex VT Japan Advantage Fund
Rydex VT Large Cap Growth                              Rydex VT Large Cap Growth Fund
Rydex VT Large Cap Value                               Rydex VT Large Cap Value Fund
Rydex VT Leisure                                       Rydex VT Leisure Fund
Rydex VT Mid Cap Advantage*                            Rydex VT Mid Cap Advantage Fund
Rydex VT Mid Cap Growth                                Rydex VT Mid Cap Growth Fund
Rydex VT Mid Cap Value                                 Rydex VT Mid Cap Value Fund
Rydex VT Multi-Cap Core Equity**                       Rydex VT Multi-Cap Core Equity Fund
Rydex VT Nova                                          Rydex VT Nova Fund
Rydex VT OTC                                           Rydex VT OTC Fund

 *PRIOR  TO MAY 1,  2006  THIS  WAS  RYDEX  VT  LARGE  CAP  EUROPE,  RYDEX VT US
  GOVERNMENT BOND, RYDEX VT INVERSE DYNAMIC DOW 30, RYDEX VT JUNO, RYDEX VT ARKTOS, RYDEX VT INVERSE SMALL CAP, RYDEX VT URSA, RYDEX VT LARGE CAP JAPAN, AND RYDEX VT MEDIUS, RESPECTIVELY.

**THESE SUBACCOUNTS WERE AVAILABLE FOR INVESTMENT IN 2006;  HOWEVER THERE WAS NO
  ACTIVITY.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                SUBACCOUNT                                     MUTUAL FUND
- ---------------------------------------------------------------------------------------------
                                             The Rydex Variable Trust (continued):
Rydex VT Precious Metals                       Rydex VT Precious Metals Fund
Rydex VT Real Estate                           Rydex VT Real Estate Fund
Rydex VT Retailing                             Rydex VT Retailing Fund
Rydex VT Russell 2000 Advantage*               Rydex VT Russell 2000 Advantage Fund
Rydex VT Sector Rotation                       Rydex VT Sector Rotation Fund
Rydex VT Small Cap Growth                      Rydex VT Small Cap Growth Fund
Rydex VT Small Cap Value                       Rydex VT Small Cap Value Fund
Rydex VT Technology                            Rydex VT Technology Fund
Rydex VT Telecommunications                    Rydex VT Telecommunications Fund
Rydex VT Transportation                        Rydex VT Transportation Fund
Rydex VT U.S. Government Money  Market         Rydex VT U.S. Government Money Market Fund
Rydex VT Utilities                             Rydex VT Utilities Fund
                                             SBL Fund:
SBL Global                                     SBL Global
SBL Small Cap Value                            SBL Small Cap Value
                                             Templeton Asset Management LTD.:
Templeton Developing Markets Securities***     Templeton Developing Markets Securities Fund -
                                                Class 2
Templeton Foreign Securities***                Templeton Foreign Securities Fund - Class 2
                                             Van Kampen Asset Management:
Van Kampen LIT Government Portfolio**          Van Kampen LIT Government Fund (Class II)
                                             Wells Capital Management Inc.:
Wells Fargo Advantage Opportunity VT           Wells Fargo Advantage Opportunity VT Fund

  *PRIOR TO MAY 1, 2006 THIS WAS RYDEX VT MEKROS.

 **THESE SUBACCOUNTS WERE AVAILABLE FOR INVESTMENT IN 2006; HOWEVER THERE WAS NO
   ACTIVITY.

***NO LONGER AVAILABLE FOR INVESTMENT AS OF MAY 1, 2004.

During 2006, Potomac VP Money Market merged into Rydex VT U.S. Government Money Market. Pursuant to the plan of reorganization approved by Potomac VP Money Market shareholders, Rydex VT U.S. Government Money Market acquired all the net assets of the Potomac VP Money Market, which totaled $141,688 on the closing date of the reorganization, April 28, 2006. A total of 141,688 shares were exchanged from Potomac VP Money Market. In exchange for the assets of Potomac VP Money Market, 141,688 shares of Rydex VT U.S. Government Money Market were issued to shareholders of record immediately after the closing date.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distinguished from FSBL's other assets and liabilities. The portion of the Account's assets applicable to the variable annuity contracts is not chargeable with liabilities arising out of any other business FSBL may conduct.

AIM Advisors, Inc. serves as investment advisor for the AIM Variable Insurance Funds. Rafferty Asset Management, LLC (Rafferty) has engaged Transamerica Investment Management, LLC to provide subadvisory services for the Direxion Dynamic VP HY Bond Fund. Dreyfus serves as investment advisor for the Dreyfus VIF International Value Fund. Federated Investment Management Company serves as investment advisor for the Federated Insurance Series. Fidelity Management & Research Company (FMR) serves as investment advisor for the Fidelity Variable Insurance Products. FMR has engaged FMR Co. Inc. (FMRC), Fidelity Management & Research (U.K.), Inc., Fidelity Management & Research (Far East), Inc., and Fidelity Investments Japan Limited to provide subadvisory service to Fidelity VIP Contrafund and Fidelity VIP Growth Opportunities. FMR has engaged FMRC to provide subadvisory services to Fidelity VIP Index 500. FMR has engaged Fidelity Investments Money Management, Inc. (FIMM) to provide subadvisory services to Fidelity VIP Investment Grade Bond. Franklin Advisors, Inc. serves as investment manager for Franklin Small-Mid Cap Growth Securities Fund. Neuberger Berman Management, Inc. (NBMI) serves as investment manager, in connection with Neuberger Berman, LLC, as subadvisors for The Neuberger Berman Advisors Management Trust. Pacific Investment Management Company LLC (PIMCO) serves as investment advisor for PIMCO Variable Insurance Trust. Rydex Investments serves as investment advisor for The Rydex Variable Trust. Rydex has engaged Clarke Lanzen Skalla Investment Firm, LLC to provide subadvisory service to RVT CLS AdvisorOne Amerigo, RVT CLS AdvisorOne Berolina, and RVT CLS AdvisorOne
Clermont.   Under  terms  of  the  investment  advisory  contracts,   investment
portfolios of the underlying mutual funds are managed by Security Management Company, LLC (SMC), a limited liability company controlled by its members, SBL and Security Benefit Corporation. SBL is a wholly owned subsidiary of Security Benefit Corporation. SMC has engaged OppenheimerFunds, Inc. to provide subadvisory services to SBL Global and Wells Capital Management to provide subadvisory services to SBL Small Cap Value. Templeton Asset Management Ltd. serves as investment advisor for the Templeton Developing Markets Securities Fund and Templeton Investment Counsel, LLC serves as investment advisor for Templeton Foreign Securities Fund. Wells Capital Management serves as investment advisor for the Wells Fargo Advantage Opportunity VT Fund.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT VALUATION

Investments in mutual fund shares are carried in the statements of net assets at market value (net asset value of the underlying mutual fund). Investment transactions are accounted for on the trade date. Realized capital gains and losses on sales of investments are determined based on the average cost of investments sold.

The cost of investments purchased and proceeds from investments sold for the year ended December 31, 2006, except for those individual subaccounts operating for a portion of the year as disclosed in the financial statements, were as follows:

                                                      COST OF        PROCEEDS
                                 SUBACCOUNT          PURCHASES      FROM SALES
- ------------------------------------------------------------------------------

AIM V.I. Capital Appreciation                       $    525,225   $    577,165
AIM V.I. International Growth                             95,827             62
Direxion Dynamic VP HY Bond                           10,374,286      8,708,231
Dreyfus VIF International Value                           61,775             24
Federated High Income Bond Fund II                     1,198,049      2,106,584
Federated Fund for U.S. Government Securities II         173,921        344,614
Fidelity VIP Contrafund                                1,231,679      1,074,200
Fidelity VIP Growth Opportunities                        342,749        412,596
Fidelity VIP Index 500                                   806,892        328,081
Fidelity VIP Investment Grade Bond                       381,917        251,679
Franklin Small - Mid Cap Growth Securities                     1          7,306
Neuberger Berman AMT Guardian                            154,345        202,519
Neuberger Berman AMT Partners                            411,405        277,057
Oppenheimer Main Street Small Cap/VA                      20,883             23
PIMCO VIT Low Duration                                    69,299             35
PIMCO VIT Real Return                                    641,585        142,330
PIMCO VIT Total Return                                 1,125,301        808,626
RVT CLS AdvisorOne Amerigo                             3,357,819      2,873,531

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                      COST OF        PROCEEDS
                   SUBACCOUNT                        PURCHASES      FROM SALES
- ------------------------------------------------------------------------------

RVT CLS AdvisorOne Berolina                         $    926,419   $     49,518
RVT CLS AdvisorOne Clermont                            1,641,744      2,681,274
Rydex VT Banking                                       1,019,801        957,356
Rydex VT Basic Materials                               3,475,000      1,666,790
Rydex VT Biotechnology                                 2,784,003      2,912,255
Rydex VT Commodities                                     463,566        709,821
Rydex VT Consumer Products                             3,864,208      3,723,727
Rydex VT Dynamic Dow                                   6,241,120      5,070,216
Rydex VT Dynamic OTC                                     673,499        723,075
Rydex VT Dynamic S&P 500                                 782,126        849,565
Rydex VT Dynamic Strengthening Dollar                     17,041         16,758
Rydex VT Dynamic Weakening Dollar                      1,778,189         73,521
Rydex VT Electronics                                   2,273,154      2,113,023
Rydex VT Energy                                        2,754,810      2,522,714
Rydex VT Energy Services                               3,144,829      4,579,411
Rydex VT Europe Advantage                              4,661,090      3,893,976
Rydex VT Financial Services                            1,790,089      1,610,521
Rydex VT Government Long Bond Advantage                4,947,490      4,963,558
Rydex VT Health Care                                   1,337,102      1,609,652
Rydex VT Hedged Equity                                    62,151            254
Rydex VT Internet                                      1,454,452      1,501,849
Rydex VT Inverse Dynamic Dow                           1,339,869      1,381,040
Rydex VT Inverse Government Long Bond                  2,144,055      2,277,603
Rydex VT Inverse Mid Cap                                 360,768        354,750
Rydex VT Inverse OTC                                   2,025,972      1,991,706
Rydex VT Inverse Russell 2000                          1,002,951      1,007,434
Rydex VT Inverse S&P 500                               1,029,806      1,342,412
Rydex VT Japan Advantage                               2,661,734      2,491,109
Rydex VT Large Cap Growth                              1,848,955      3,716,393
Rydex VT Large Cap Value                               4,589,090      3,779,838
Rydex VT Leisure                                       3,126,473        879,957
Rydex VT Mid Cap Advantage                             4,187,702      4,317,484

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                      COST OF        PROCEEDS
                   SUBACCOUNT                        PURCHASES      FROM SALES
- ------------------------------------------------------------------------------

Rydex VT Mid Cap Growth                             $    987,525   $  1,578,849
Rydex VT Mid Cap Value                                   399,688        294,562
Rydex VT Nova                                          8,414,930     14,633,154
Rydex VT OTC                                           3,254,452      3,019,845
Rydex VT Precious Metals                               1,995,021      3,841,626
Rydex VT Real Estate                                   5,065,372      2,367,062
Rydex VT Retailing                                     3,558,856      3,010,224
Rydex VT Russell 2000 Advantage                        4,277,592      4,105,197
Rydex VT Sector Rotation                               2,253,405      2,687,309
Rydex VT Small Cap Growth                              3,180,686      3,643,781
Rydex VT Small Cap Value                               3,872,121      2,913,552
Rydex VT Technology                                      729,707        639,325
Rydex VT Telecommunications                            1,356,697      1,221,869
Rydex VT Transportation                                2,871,238      2,813,110
Rydex VT U.S. Government Money Market                 42,564,479     42,073,355
Rydex VT Utilities                                     4,080,997      2,058,316
SBL Global                                             1,774,399      1,613,404
SBL Small Cap Value                                      818,811        886,893
Templeton Developing Market Securities                     2,997        106,864
Templeton Foreign Securities                              24,403        106,404
Wells Fargo Advantage Opportunity VT                     106,331         88,962

REINVESTMENT OF DIVIDENDS

Dividend and capital gains distributions paid by the mutual fund to the Account are reinvested in additional shares of each respective fund. Dividend income and capital gains distributions are recorded as income on the ex-dividend date.

FEDERAL INCOME TAXES

The operations of the Account are included in the federal income tax return of FSBL, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (IRC). Under the current provisions of the IRC, FSBL does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

contracts. Based on this, no charge is being made currently to the Account for federal income taxes. FSBL will review periodically the status of this policy in the event of changes in the tax law.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRESENTATION

The 2006 comparative financial statements are presented in whole dollars. Previously, the prior year financial statements were presented in thousands. To be comparative, the prior year column in the current year financial statements has been converted to whole dollars.

2. VARIABLE ANNUITY CONTRACT CHARGES

FSBL deducts a daily administrative charge equal to an annual rate of each Subaccount's average daily net asset value. The amount of these charges differs by Subaccount and ranges from 0.25% to 0.60%.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

2. VARIABLE ANNUITY CONTRACT CHARGES (CONTINUED)

  ADMINISTRATIVE CHARGE                              SUBACCOUNT
- ------------------------------------------------------------------------------------------
          0.25%            SBL Global, SBL Small Cap Value
          0.35%            AIM V.I. International Growth and AIM V.I. Mid Cap Core Equity
          0.40%            Direxion Dynamic VP HY Bond, Dreyfus VIF International Value
                           Fund, Potomac VP Money Market, and Oppenheimer Main Street
                           Small Cap Fund/VA
          0.45%            Van Kampen LIT Government Fund, Rydex VT Funds (Except
                           RVT CLS AdvisorOne Amerigo, RVT CLS AdvisorOne Berlina,
                           and RVT CLS AdvisorOne Clermont)
          0.50%            Federated High Income Bond II and Fidelity Funds, (except
                           Fidelity VIP Index 500, RVT CLS AdvisorOne Amerigo, RVT CLS
                           AdvisorOne Berlina, and RVT CLS AdvisorOne Clermont.)
          0.55%            Fidelity VIP Index 500, Wells Fargo Advantage Opportunity VT,
                           PIMCO VIT Low Duration, PIMCO VIT Real Return, PIMCO VIT
                           StocksPLUS Growth and Income, and PIMCO VIT Total Return.
          0.60%            AIM V.I. Capital Appreciation, Federated U.S. Government
                           Securities II, Franklin Small-Mid Cap Growth Series, Neuberger
                           Funds, Templeton Funds.

FSBL deducts an account administrative fee of $30 at each contract anniversary, except for certain contracts based on a minimum account value and the period of time the contract has been in force. The mortality and expense risks assumed by FSBL are compensated for by a fee equivalent to an annual rate ranging from 0.85% to 1.10% of the average daily net assets. Additionally, FSBL deducts an amount for each rider, equal to a percentage of the contract value, not to exceed a total charge of 2% of the contract value.

When applicable, an amount for premium taxes is deducted as provided by pertinent state law either from the purchase payments or from the amount applied to effect an annuity at the time annuity payments commence.

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

3. SUMMARY OF UNIT TRANSACTIONS

The changes in units outstanding for the years ended December 31, 2006 and 2005, except for those individual subaccounts operating for a portion of the year as disclosed in the financial statements, were as follows:

                                                             2006                                     2005
                                             ------------------------------------------------------------------------------
                                                                          NET                                      NET
                                               UNITS       UNITS        INCREASE       UNITS        UNITS       INCREASE
              SUBACCOUNT                      ISSUED      REDEEMED     (DECREASE)     ISSUED      REDEEMED     (DECREASE)
- ---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Capital Appreciation                   62,342      (67,479)       (5,137)      16,067       (5,530)        10,537
AIM V.I. International Growth                    9,171           (4)        9,167           --           --             --
DireXion Dynamic VP High Yield Bond          1,113,797     (942,612)      171,185      295,903     (215,482)        80,421
Dreyfus VIF International Value                  5,984           (2)        5,982           --           --             --
Federated High Income Bond Fund II             128,742     (210,451)      (81,709)     242,699     (147,726)        94,973
Federated Fund for U.S. Government
   Securities II                                24,380      (41,595)      (17,215)      22,414       (7,318)        15,096
Fidelity VIP Contrafund                        105,965     (102,803)        3,162      135,761      (65,309)        70,452
Fidelity VIP Growth Opportunities               39,401      (46,826)       (7,425)      29,988       (1,327)        28,661
Fidelity VIP Index 500                          99,676      (46,486)       53,190       76,669      (95,345)       (18,676)
Fidelity VIP Investment Grade Bond              43,249      (30,393)       12,856       22,294      (27,892)        (5,598)
Franklin Small Cap Growth Securities               817         (321)          496          839       (3,858)        (3,019)
Neuberger Berman AMT Guardian                   15,616      (19,296)       (3,680)      11,589       (6,838)         4,751
Neuberger Berman AMT Partners                   32,507      (23,561)        8,946       32,102      (20,519)        11,583
Oppenheimer Main Street Small Cap/VA             2,029           (1)        2,028           --           --             --
PIMCO VIT Low Duration                           6,934           (3)        6,931           --           --             --
PIMCO VIT Real Return                           65,884      (20,330)       45,554      136,117     (114,684)        21,433
PIMCO VIT Total Return                         130,348      (97,992)       32,356       64,000      (29,781)        34,219
RVT CLS AdvisorOne Amerigo                     288,964     (280,262)        8,702      417,862     (113,192)       304,670
RVT CLS AdvisorOne Berolina                     92,528       (6,557)       85,971           --           --             --
RVT CLS AdvisorOne Clermont                    204,192     (303,695)      (99,503)     233,773     (148,708)        85,065
Rydex VT Banking                                92,330      (85,915)        6,415       59,405      (87,471)       (28,066)

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

3. SUMMARY OF UNIT TRANSACTIONS (CONTINUED)

                                                             2006                                     2005
                                             ------------------------------------------------------------------------------
                                                                          NET                                      NET
                                               UNITS       UNITS        INCREASE       UNITS        UNITS       INCREASE
              SUBACCOUNT                      ISSUED      REDEEMED     (DECREASE)     ISSUED      REDEEMED     (DECREASE)
- ---------------------------------------------------------------------------------------------------------------------------

Rydex VT Basic Materials                       300,409     (162,221)      138,188      106,184     (162,989)       (56,805)
Rydex VT Biotechnology                         439,939     (474,047)      (34,108)     196,315     (136,968)        59,347
Rydex VT Commodities                            47,404      (77,416)      (30,012)      34,605         (598)        34,007
Rydex VT Consumer Products                     351,192     (334,172)       17,020      122,381     (128,057)        (5,676)
Rydex VT Dynamic Dow                           597,018     (507,719)       89,299      244,554     (169,425)        75,129
Rydex VT Dynamic OTC                           138,654     (147,377)       (8,723)     111,865     (105,220)         6,645
Rydex VT Dynamic S&P 500                        92,362      (99,283)       (6,921)     148,915     (146,084)         2,831
Rydex VT Dynamic Strengthening Dollar            1,757       (1,757)           --           --           --             --
Rydex VT Dynamic Weakening Dollar              157,930       (7,927)      150,003           --           --             --
Rydex VT Electronics                           464,176     (461,803)        2,373      178,605     (179,932)        (1,327)
Rydex VT Energy                                185,160     (201,020)      (15,860)     182,596     (219,970)       (37,374)
Rydex VT Energy Services                       303,289     (446,382)     (143,093)     390,270     (257,095)       133,175
Rydex VT Europe Advantage                      399,035     (330,356)       68,679       94,669     (135,748)       (41,079)
Rydex VT Financial Services                    187,706     (174,059)       13,647      104,717     (136,512)       (31,795)
Rydex VT Government Long Bond Advantage        555,394     (550,601)        4,793      860,620   (1,110,902)      (250,282)
Rydex VT Health Care                           169,016     (196,640)      (27,624)     165,702     (147,123)        18,579
Rydex VT Hedged Equity                           5,991          (17)        5,974           --           --             --
Rydex VT Internet                              252,803     (262,465)       (9,662)     118,472     (482,742)      (364,270)
Rydex VT Inverse Dynamic Dow                   207,452     (207,452)           --      146,666     (147,480)          (814)
Rydex VT Inverse Government Long Bond          311,556     (329,009)      (17,453)     693,668     (701,454)        (7,786)
Rydex VT Inverse Mid Cap                        49,366      (49,366)           --       96,819      (96,819)            --
Rydex VT Inverse OTC                           338,638     (335,124)        3,514      373,472     (372,061)         1,411
Rydex VT Inverse Russell 2000                  159,655     (164,001)       (4,346)     114,129     (108,621)         5,508
Rydex VT Inverse S&P 500                       166,901     (215,389)      (48,488)     230,811     (204,280)        26,531
Rydex VT Japan Advantage                       260,245     (258,259)        1,986      161,625     (135,641)        25,984
Rydex VT Large Cap Growth                      220,804     (397,838)     (177,034)     497,693     (305,011)       192,682
Rydex VT Large Cap Value                       416,216     (346,210)       70,006      278,439     (229,073)        49,366

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

3. SUMMARY OF UNIT TRANSACTIONS (CONTINUED)

                                                             2006                                    2005
                                             ------------------------------------------------------------------------------
                                                                          NET                                      NET
                                               UNITS       UNITS        INCREASE       UNITS       UNITS        INCREASE
               SUBACCOUNT                     ISSUED      REDEEMED     (DECREASE)     ISSUED      REDEEMED     (DECREASE)
- ---------------------------------------------------------------------------------------------------------------------------
Rydex VT Leisure                               362,934     (118,484)      244,450      165,200     (221,644)       (56,444)
Rydex VT Mid Cap Advantage                     277,305     (291,561)      (14,256)     454,521     (431,190)        23,331
Rydex VT Mid Cap Growth                         94,225     (146,607)      (52,382)     210,055     (169,868)        40,187
Rydex VT Mid Cap Value                          37,347      (28,814)        8,533       88,443      (86,013)         2,430
Rydex VT Nova                                1,069,141   (1,765,113)     (695,972)   1,688,017   (1,170,959)       517,058
Rydex VT OTC                                   421,125     (392,517)       28,608      685,495     (863,787)      (178,292)
Rydex VT Precious Metals                       127,402     (213,664)      (86,262)     199,790     (198,430)         1,360
Rydex VT Real Estate                           337,048     (186,035)      151,013      181,556      (98,283)        83,273
Rydex VT Retailing                             350,696     (296,491)       54,205      125,875     (156,680)       (30,805)
Rydex VT Russell 2000 Advantage                322,689     (307,358)       15,331      459,871     (529,429)       (69,558)
Rydex VT Sector Rotation                       382,374     (425,225)      (42,851)     123,003      (10,457)       112,546
Rydex VT Small Cap Growth                      291,442     (329,153)      (37,711)     246,120     (236,441)         9,679
Rydex VT Small Cap Value                       348,565     (275,163)       73,402      348,781     (360,019)       (11,238)
Rydex VT Technology                            128,153     (115,133)       13,020       65,597      (43,834)        21,763
Rydex VT Telecommunications                    195,421     (180,279)       15,142      112,898     (184,752)       (71,854)
Rydex VT Transportation                        294,348     (290,549)        3,799       95,231     (122,084)       (26,853)
Rydex VT U.S. Government Money Market        7,681,721   (7,618,217)       63,504    7,657,403   (7,532,218)       125,185
Rydex VT Utilities                             676,251     (391,975)      284,276      414,224     (214,102)       200,122
SBL Global                                     162,088     (149,876)       12,212       55,001      (12,287)        42,714
SBL Small Cap Value                             43,484      (47,522)       (4,038)      19,002       (5,737)        13,265
Templeton Developing Markets Securities            369       (4,848)       (4,479)         510         (887)          (377)
Templeton Foreign Securities                     2,753       (8,461)       (5,708)       1,152       (4,232)        (3,080)
Wells Fargo Advantage Opportunity VT             8,601       (8,103)          498        9,898       (7,232)         2,666

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES

A summary of units outstanding, unit values, net assets, investment income ratios, expense ratios and total return ratios for each of the four years in the period ended December 31, 2006, follows:

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
AIM V.I. CAPITAL APPRECIATION
Units                                                     21,571            26,708            16,171            11,398
Unit value                                         $        9.18     $        9.03     $        8.67     $        8.51
Net assets                                         $     198,048     $     241,186     $     140,264     $      96,948
Ratio of expenses to net assets*                            1.45%             1.45%             1.45%             1.45%
Investment income ratio**                                   0.07%             0.07%                -%               --%
Total return***                                             1.68%             4.10%             1.88%            23.87%

AIM V.I. INTERNATIONAL GROWTH(3)
Units                                                      9,167                --                --                --
Unit value                                         $       10.52     $          --     $          --     $          --
Net assets                                         $      96,461     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.45%               --%               --%               --%
Investment income ratio**                                   0.14%               --%               --%               --%
Total return***                                             5.22%               --%               --%               --%

DIREXION DYNAMIC VP HY BOND(1)
Units                                                    251,606            80,421                --                --
Unit value                                         $        9.91     $        9.74     $          --     $          --
Net assets                                         $   2,495,049     $     783,091     $          --     $          --
Ratio of expenses to net assets*                            1.25%             1.25%               --%               --%
Investment income ratio**                                   6.55%             2.47%               --%               --%
Total return***                                             1.79%            (2.64)%              --%               --%

DREYFUS VIF INTERNATIONAL VALUE(3)
Units                                                      5,982                --                --                --
Unit value                                         $       10.35     $          --     $          --     $          --
Net assets                                         $      61,910     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.25%               --%               --%               --%
Investment income ratio**                                      -%               --%               --%               --%
Total return***                                             3.54%               --%               --%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
FEDERATED HIGH INCOME BOND II
Units                                                    108,823           190,532            95,559            63,779
Unit value                                         $       11.91     $       11.25     $       11.49     $       10.89
Net assets                                         $   1,296,181     $   2,143,316     $   1,097,975     $     694,843
Ratio of expenses to net assets*                            1.35%             1.35%             1.45%             1.45%
Investment income ratio**                                   3.51%             6.74%             6.06%               --%
Total return***                                             5.85%            (2.09)%            5.51%            16.60%

FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II
Units                                                     19,351            36,566            21,470            15,609
Unit value                                         $        9.93     $        9.97     $       10.21     $       10.31
Net assets                                         $     192,081     $     364,486     $     219,375     $     160,892
Ratio of expenses to net assets*                            1.45%             1.45%             1.45%             1.45%
Investment income ratio**                                   4.28%             3.52%             5.49%             1.44%
Total return***                                            (0.40)%           (2.42)%           (0.97)%           (2.09)%

FIDELITY VIP CONTRAFUND
Units                                                    140,177           137,015            66,563             3,773
Unit value                                         $       13.68     $       12.82     $       11.48     $       10.41
Net assets                                         $   1,917,247     $   1,756,358     $     764,017     $      39,270
Ratio of expenses to net assets*                            1.35%             1.35%             1.35%             1.35%
Investment income ratio**                                   0.98%             0.09%             0.03%               --%
Total return***                                             6.69%            11.68%            10.28%            20.49%

FIDELITY VIP GROWTH OPPORTUNITIES
Units                                                     33,333            40,758            12,096             1,818
Unit value                                         $        9.75     $        9.69     $        9.31     $        9.10
Net assets                                         $     324,819     $     394,744     $     112,569     $      16,541
Ratio of expenses to net assets*                            1.35%             1.35%             1.35%             1.35%
Investment income ratio**                                   0.74%             0.29%             0.33%               -%
Total return***                                             0.65%             4.05%             2.31%            17.27%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
FIDELITY VIP INDEX 500
Units                                                    155,327           102,137           120,813            32,816
Unit value                                         $       10.31     $        9.33     $        9.33     $        8.83
Net assets                                         $   1,600,852     $     952,915     $   1,126,603     $     289,851
Ratio of expenses to net assets*                            1.40%             1.40%             1.40%             1.40%
Investment income ratio**                                   1.21%             1.70%             0.74%               --%
Total return***                                            10.47%             0.05%             5.66%            18.68%

FIDELITY VIP INVESTMENT GRADE BOND
Units                                                     54,259            41,403            47,000            16,257
Unit value                                         $       10.47     $       10.51     $       10.77     $       10.80
Net assets                                         $     568,350     $     435,002     $     506,164     $     175,533
Ratio of expenses to net assets*                            1.35%             1.35%             1.35%             1.35%
Investment income ratio**                                   3.45%             3.53%             2.78%             0.30%
Total return***                                            (0.30)%           (2.45)%           (0.28)%            0.47%

FRANKLIN SMALL - MID CAP GROWTH SECURITIES
Units                                                     27,582            27,086            30,104            32,959
Unit value                                         $       10.52     $       10.12     $       10.10     $        9.47
Net assets                                         $     290,326     $     274,093     $     303,957     $     312,159
Ratio of expenses to net assets*                            1.45%             1.45%             1.45%             1.45%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             3.97%             0.23%             6.65%            31.16%

NEUBERGER BERMAN AMT GUARDIAN
Units                                                     11,994            15,674            10,923            10,571
Unit value                                         $       11.03     $       10.17     $        9.81     $        8.86
Net assets                                         $     132,349     $     159,492     $     107,121     $      93,637
Ratio of expenses to net assets*                            1.45%             1.45%             1.45%             1.45%
Investment income ratio**                                   0.82%             0.17%             0.09%             0.66%
Total return***                                             8.45%             3.67%            10.72%            26.03%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN AMT PARTNERS
Units                                                     36,860            27,914            16,331             9,120
Unit value                                         $       13.03     $       12.14     $       10.75     $        9.45
Net assets                                         $     480,283     $     338,757     $     175,512     $      86,147
Ratio of expenses to net assets*                            1.45%             1.45%             1.45%             1.45%
Investment income ratio**                                   0.85%             1.53%             0.01%               --%
Total return***                                             7.36%            12.91%            13.76%            23.69%

OPPENHEIMER MAIN STREET SMALL CAP/VA(3)
Units                                                      2,028                --                --                --
Unit value                                         $       10.19     $          --     $          --     $          --
Net assets                                         $      20,670     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.25%               --%               --%               --%
Investment income ratio**                                     -%                --%               --%               --%
Total return***                                             1.91%               --%               --%               --%

PIMCO VIT LOW DURATION(3)
Units                                                      6,931                --                --                --
Unit value                                         $        9.98     $          --     $          --     $          --
Net assets                                         $      69,189     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.40%               --%               --%               --%
Investment income ratio**                                   0.19%               --%               --%               --%
Total return***                                            (0.22)%              --%               --%               --%

PIMCO VIT REAL RETURN
Units                                                    100,139            54,585            33,151            10,435
Unit value                                         $       10.16     $       10.54     $       10.79     $       10.35
Net assets                                         $   1,017,774     $     575,798     $     358,266     $     108,076
Ratio of expenses to net assets*                            1.40%             1.40%             1.40%             1.40%
Investment income ratio**                                   3.68%             3.38%             1.09%             0.46%
Total return***                                            (3.61)%           (2.33)%            4.25%             0.10%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006            2005                2004              2003
- -----------------------------------------------------------------------------------------------------------------------
PIMCO VIT TOTAL RETURN
Units                                                    109,703            77,347            43,127            35,054
Unit value                                         $        9.73     $        9.79     $        9.99     $        9.95
Net assets                                         $   1,067,818     $     757,635     $     431,482     $     349,086
Ratio of expenses to net assets*                            1.40%             1.40%             1.40%             1.40%
Investment income ratio**                                   4.59%             3.78%             1.82%             1.28%
Total return***                                            (0.61)%           (2.00)%            0.40%            (1.00)%

RVT CLS ADVISORONE AMERIGO
Units                                                    690,043           681,341           376,672           128,233
Unit value                                         $       13.58     $       12.63     $       12.07     $       11.35
Net assets                                         $   9,373,319     $   8,604,942     $   4,545,393     $   1,454,852
Ratio of expenses to net assets*                            1.35%             1.35%             1.35%             1.35%
Investment income ratio**                                   0.09%             0.14%             0.10%               --%
Total return***                                             7.56%             4.66%             6.34%            11.38%

RVT CLS ADVISORONE BEROLINA(3)
Units                                                     85,971                --                --                --
Unit value                                         $       10.23     $          --     $          --     $          --
Net assets                                         $     879,051     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.35%               --%               --%               --%
Investment income ratio**                                   1.51%               --%               --%               --%
Total return***                                             2.26%               --%               --%               --%

RVT CLS ADVISORONE CLERMONT
Units                                                    394,883           494,386           409,321           104,078
Unit value                                         $       11.07     $       10.67     $       10.73     $       10.59
Net assets                                         $   4,372,697     $   5,276,727     $   4,392,449        $ 1,101,82
Ratio of expenses to net assets*                            1.35%             1.35%             1.35%             1.35%
Investment income ratio**                                   2.04%             0.58%             0.37%               --%
Total return***                                             3.76%            (0.54)%            1.32%             5.90%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT BANKING
Units                                                    113,931           107,516           135,582             3,296
Unit value                                         $       12.82     $       12.03     $       12.92     $       11.75
Net assets                                         $   1,461,259     $   1,293,845     $   1,751,546     $      38,731
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   1.54%             1.30%             0.41%             0.39%
Total return***                                             6.57%            (6.86)%            9.96%            28.98%

RYDEX VT BASIC MATERIALS
Units                                                    271,684           133,496           190,300            15,687
Unit value                                         $       13.38     $       11.42     $       11.46     $        9.90
Net assets                                         $   3,635,294     $   1,524,276     $   2,180,266     $     155,304
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.67%             0.37%             0.05%             0.07%
Total return***                                            17.16%            (0.33)%           15.76%            23.60%

RYDEX VT BIOTECHNOLOGY
Units                                                     28,773            62,881             3,534               399
Unit value                                         $        6.50     $        7.01     $        6.62     $        6.83
Net assets                                         $     186,874     $     441,157     $      23,386     $       2,725
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                            (7.37)%            6.00%            (3.07)%           33.92%

RYDEX VT COMMODITIES(2)
Units                                                      3,996            34,008                --                --
Unit value                                         $        7.95     $       10.10     $          --     $          --
Net assets                                         $      31,776     $     343,616     $          --     $          --
Ratio of expenses to net assets*                            1.30%             1.30%               --%               --%
Investment income ratio**                                     --%             0.58%              --%               --%
Total return***                                           (21.33)%            1.04%               --%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT CONSUMER PRODUCTS
Units                                                    165,087           148,067           153,743             3,752
Unit value                                         $       12.36     $       10.99     $       11.52     $       10.61
Net assets                                         $   2,041,544     $   1,627,612     $   1,771,125     $      39,822
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.79%             0.47%             0.03%             0.20%
Total return***                                            12.48%            (4.59)%            8.58%            20.71%

RYDEX VT DYNAMIC DOW
Units                                                    177,358            88,059            12,929                --
Unit value                                         $       12.17     $        9.73     $       10.56     $          --
Net assets                                         $   2,157,893     $     856,965     $     136,534     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                   0.67%             1.80%             1.63%               --%
Total return***                                            25.06%            (7.85)%            5.60%               --%

RYDEX VT DYNAMIC OTC
Units                                                     24,822            33,545            26,899            33,689
Unit value                                         $        5.16     $        5.14     $        5.53     $        5.05
Net assets                                         $     128,021     $     172,258     $     148,604     $     170,216
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.07%               --%             5.25%            16.14%
Total return***                                             0.48%            (7.11)%            9.50%            86.35%

RYDEX VT DYNAMIC S&P 500
Units                                                      8,891            15,812            12,981                --
Unit value                                         $       10.18     $        8.59     $        8.67     $          --
Net assets                                         $      90,532     $     135,815     $     112,561     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                   0.72%             0.02%               --%               --%
Total return***                                            18.51%            (0.96)%           11.87%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT DYNAMIC STRENGTHENING DOLLAR
Units                                                         --                --                --                --
Unit value(4)                                      $        8.42     $        9.84     $          --     $          --
Net assets                                         $          --     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.30%             1.30%               --%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                           (14.40)%              --%               --%               --%

RYDEX VT DYNAMIC WEAKENING DOLLAR
Units                                                    150,003                --                --                --
Unit value(4)                                      $       11.25     $       10.06     $          --     $          --
Net assets                                         $   1,687,368     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.30%             1.30%               --%               --%
Investment income ratio**                                   0.29%              --%                --%               --%
Total return***                                            11.80%              --%                --%               --%

RYDEX VT ELECTRONICS
Units                                                      6,939             4,566             5,893            14,976
Unit value                                         $        4.78     $        4.87     $        4.89     $        6.54
Net assets                                         $      33,139     $      22,224     $      28,825     $      97,997
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                            (1.82)%           (0.50)%          (25.23)%           62.69%

RYDEX VT ENERGY
Units                                                    158,462           174,322           211,695            17,610
Unit value                                         $       14.44     $       13.47     $       10.15     $        8.01
Net assets                                         $   2,289,265     $   2,348,425     $   2,148,737     $     141,110
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%             0.02%             0.01%               --%
Total return***                                             7.22%            32.72%            26.72%            21.36%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT ENERGY SERVICES
Units                                                     19,712           162,805            29,630               922
Unit value                                         $       11.66     $       10.97     $        7.72     $        6.03
Net assets                                         $     229,877     $   1,785,390     $     228,909     $       5,547
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             6.31%            42.07%            28.03%            11.46%

RYDEX VT EUROPE ADVANTAGE
Units                                                     87,082            18,403            59,482            48,247
Unit value                                         $       13.53     $       10.90     $       10.70     $        9.62
Net assets                                         $   1,179,146     $     200,688     $     636,431     $     464,114
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   5.87%             0.18%             9.59%            36.23%
Total return***                                            24.08%             1.88%            11.23%            31.60%

RYDEX VT FINANCIAL SERVICES
Units                                                    184,103           170,456           202,251             7,239
Unit value                                         $       11.68     $       10.44     $       10.55     $        9.40
Net assets                                         $   2,150,275     $   1,780,294       $2,133, 007     $      68,064
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   1.23%             0.65%             0.21%             0.25%
Total return***                                            11.82%            (0.97)%           12.23%            17.79%

RYDEX VT GOVERNMENT LONG BOND ADVANTAGE
Units                                                    393,478           388,685           638,967           354,840
Unit value                                         $       10.42     $       11.23     $       10.89     $       10.48
Net assets                                         $   4,099,298     $   4,363,535     $   6,953,373     $   3,719,155
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   4.34%             2.67%             3.79%             1.22%
Total return***                                            (7.22)%            3.17%             3.91%            (4.81)%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT HEALTH CARE
Units                                                    181,617           209,241           190,661            23,383
Unit value                                         $        9.46     $        9.39     $        8.86     $        8.71
Net assets                                         $   1,717,044     $   1,964,830     $   1,689,502     $     203,683
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             0.69%             5.99%             1.72%            28.47%

RYDEX VT HEDGED EQUITY(3)
Units                                                      5,974                --                --                --
Unit value                                         $       10.12     $          --     $          --     $          --
Net assets                                         $      60,459     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.30%               --%               --%               --%
Investment income ratio**                                   2.37%               --%               --%               --%
Total return***                                             1.21%               --%               --%               --%

RYDEX VT INTERNET
Units                                                        436            10,098           374,367             5,057
Unit value                                         $        5.77     $        5.49     $        5.81     $        5.24
Net assets                                         $       2,518     $      55,431     $   2,178,013     $      26,480
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%                -%
Total return***                                             5.10%            (5.54)%           10.88%            57.36%

RYDEX VT INVERSE DYNAMIC DOW
Units                                                         --                --               814                --
Unit value(4)                                      $        6.27     $        8.37     $        8.60     $          --
Net assets                                         $          --     $          --     $       6,997     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                           (25.08)%           (2.67)%          (14.00)%              --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
  ----------------------------------------------------------------------------------------------------------------------
RYDEX VT INVERSE GOVERNMENT LONG BOND
Units                                                      9,982            27,435            35,220               584
Unit value                                         $        7.76     $        7.49     $        8.25     $        9.65
Net assets                                         $      77,428     $     205,570     $     290,416     $       5,627
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.39%               --%               --%               --%
Total return***                                             3.55%            (9.24)%          (14.51)%           (1.03)%

RYDEX VT INVERSE MID CAP
Units                                                         --                --                --                --
Unit value(4)                                      $        6.93     $        7.52     $        8.55     $          --
Net assets                                         $          --     $          --     $          --     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                            (7.90)%          (12.04)%          (14.50)%              --%

RYDEX VT INVERSE OTC
Units                                                      4,925             1,411                --           162,221
Unit value                                         $        6.82     $        7.22     $        7.45     $        8.82
Net assets                                         $      33,639     $      10,191     $       3,257     $   1,430,427
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                  10.08%               --%               --%               --%
Total return***                                            (5.58)%           (3.00)%          (15.53)%          (40.00)%

RYDEX VT INVERSE RUSSELL 2000
Units                                                      1,162             5,508                --                --
Unit value                                         $        6.51     $        7.72     $        8.32     $          --
Net assets                                         $       7,563     $      42,516     $          69     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                           (15.68)%           (7.15)%          (16.80)%              --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT INVERSE S&P 500
Units                                                      5,068            53,556            27,025           180,609
Unit value                                         $        5.99     $        6.77     $        7.12     $        8.28
Net assets                                         $      30,394     $     362,366     $     192,296     $   1,495,060
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   1.21%               --%               --%               --%
Total return***                                           (11.42)%           (4.96)           (14.01)%          (24.25)%

RYDEX VT JAPAN ADVANTAGE
Units                                                     31,981            29,995             4,011            14,278
Unit value                                         $       11.17     $       11.08     $        9.61     $        9.10
Net assets                                         $     356,986     $     332,574     $      38,584     $     129,895
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   2.90%               --%               --%               --%
Total return***                                             0.74%            15.29%             5.60%            31.88%

RYDEX VT LARGE CAP GROWTH
Units                                                     40,307           217,341            24,660                --
Unit value                                         $        9.97     $        9.88     $       10.13     $          --
Net assets                                         $     401,851     $   2,145,547     $     249,822     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%             0.13%             1.10%               --%
Total return***                                             0.97%            (2.51)%            1.30%               --%

RYDEX VT LARGE CAP VALUE
Units                                                    124,853            54,847             5,482                --
Unit value                                         $       12.30     $       10.91     $       10.93     $          --
Net assets                                         $   1,535,910     $     598,412     $      59,919     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                   0.32%             0.97%             0.76%               --%
Total return***                                            12.71%            (0.19)%            9.30%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT LEISURE
Units                                                    420,687           176,237           232,681             9,787
Unit value                                         $        9.49     $        8.02     $        8.80     $        7.42
Net assets                                         $   3,991,650     $   1,413,203     $   2,048,048     $      72,612
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                            18.28%            (8.88)%           18.60%            33.21%

RYDEX VT MID CAP ADVANTAGE
Units                                                     24,100            38,356            15,026             1,318
Unit value                                         $       15.18     $       14.34     $       13.12     $       11.22
Net assets                                         $     365,850     $     550,129     $     197,189     $      14,787
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.26%               --%               --%               --%
Total return***                                             5.83%             9.28%            16.93%            56.92%

RYDEX VT MID CAP GROWTH
Units                                                     18,244            70,626            30,438                --
Unit value                                         $       11.12     $       11.26     $       10.54     $          --
Net assets                                         $     202,916     $     794,988     $     320,908     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                            (1.21)%            6.77%             5.40%               --%

RYDEX VT MID CAP VALUE
Units                                                     14,046             5,513             3,083                --
Unit value                                         $       13.03     $       11.62     $       11.19     $          --
Net assets                                         $     183,011     $      64,048     $      34,515     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                   1.17%             0.88%             0.03%               --%
Total return***                                            12.15%             3.77%            11.90%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT NOVA
Units                                                    883,907         1,579,879         1,062,820            41,053
Unit value                                         $        9.49     $        8.31     $        8.34     $        7.60
Net assets                                         $   8,397,399     $  13,133,634     $   8,872,553     $     311,970
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.90%             0.33%             0.01%               --%
Total return***                                            14.27%            (0.41)%            9.74%            33.33%

RYDEX VT OTC
Units                                                     74,887            46,279           224,571            30,824
Unit value                                         $        8.25     $        8.15     $        8.41     $        8.03
Net assets                                         $     618,298     $     377,076     $   1,888,800     $     247,539
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             1.33%            (3.15)%            4.73%            39.17%

RYDEX VT PRECIOUS METALS
Units                                                      8,077            94,339            92,979             4,087
Unit value                                         $       22.48     $       19.32     $       16.68     $       20.31
Net assets                                         $     181,558     $   1,822,935     $   1,551,261     $      82,989
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                            16.35%            15.82%           (17.87)%           34.95%

RYDEX VT REAL ESTATE
Units                                                    256,650           105,637            22,363             9,354
Unit value                                         $       19.21     $       15.34     $       14.94     $       12.04
Net assets                                         $   4,929,012     $   1,620,160     $     334,199     $     112,626
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   2.14%             2.23%             0.58%             5.05%
Total return***                                            25.23%             2.65%            24.09%            30.44%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT RETAILING
Units                                                    186,739           132,534           163,339                56
Unit value                                         $       10.93     $       10.37     $       10.26     $        9.74
Net assets                                         $   2,042,701     $   1,374,199     $   1,676,445     $         548
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             5.44%             1.04%             5.34%            35.09%

RYDEX VT RUSSELL 2000 ADVANTAGE
Units                                                     24,357             9,026            78,584           412,137
Unit value                                         $       14.30     $       12.35     $       12.41     $       10.35
Net assets                                         $     348,548     $     111,508     $     975,016     $   4,265,387
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   0.39%             0.37%               --%             9.68%
Total return***                                            15.78%            (0.45)%           19.90%            67.48%

RYDEX VT SECTOR ROTATION
Units                                                     82,365           125,216            12,670             8,342
Unit value                                         $       11.53     $       10.80     $        9.92     $        9.35
Net assets                                         $     949,048     $   1,352,394     $     125,679     $      78,004
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             6.71%             8.93%             6.10%            24.34%

RYDEX VT SMALL CAP GROWTH
Units                                                     78,516           116,227           106,549                --
Unit value                                         $       11.82     $       11.45     $       11.25     $          --
Net assets                                         $     927,362     $   1,330,712     $   1,198,979     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             3.20%             1.73%            12.50%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT SMALL CAP VALUE
Units                                                    105,058            31,656            42,893                --
Unit value                                         $       13.00     $       11.39     $       11.47     $          --
Net assets                                         $   1,366,188     $     360,333     $     491,825     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                   0.58%               --%             0.11%               --%
Total return***                                            14.19%            (0.72)%           14.70%               --%

RYDEX VT TECHNOLOGY
Units                                                     40,889            27,869             6,106             1,679
Unit value                                         $        6.33     $        6.24     $        6.32     $        6.52
Net assets                                         $     258,757     $     173,709     $      38,582     $      10,945
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             1.44%            (1.23)%           (3.07)%           54.50%

RYDEX VT TELECOMMUNICATIONS
Units                                                    204,184           189,042           260,896                --
Unit value                                         $        7.86     $        6.87     $        7.09     $          --
Net assets                                         $   1,605,368     $   1,298,098     $   1,847,633     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                   1.23%               --%               --%               --%
Total return***                                            14.49%            (3.09)%            7.91%               --%

RYDEX VT TRANSPORTATION
Units                                                    142,328           138,529           165,382                --
Unit value                                         $       11.71     $       11.38     $       10.95     $          --
Net assets                                         $   1,666,581     $   1,576,947     $   1,811,506     $          --
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%               --%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             2.86%             3.92%            17.74%               --%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006              2005              2004              2003
- -----------------------------------------------------------------------------------------------------------------------
RYDEX VT U.S. GOVERNMENT MONEY MARKET
Units                                                  1,144,022         1,080,518           955,333         2,261,713
Unit value                                         $        8.46     $        8.51     $        8.71     $        9.07
Net assets                                         $   9,683,750     $   9,192,626     $   8,319,195     $  20,514,933
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   5.53%             2.44%             0.17%               --%
Total return***                                            (0.55)%           (2.31)%           (3.97)%           (4.22)%

RYDEX VT UTILITIES
Units                                                    576,207           291,931            91,809            43,792
Unit value                                         $        7.55     $        6.52     $        6.15     $        5.47
Net assets                                         $   4,349,404     $   1,902,236     $     564,711     $     239,752
Ratio of expenses to net assets*                            1.30%             1.30%             1.30%             1.30%
Investment income ratio**                                   2.75%             0.75%             1.25%             0.01%
Total return***                                            15.87%             5.92%            12.43%            19.96%

SBL GLOBAL
Units                                                     77,121            64,909            22,194             3,700
Unit value                                         $       14.48     $       12.86     $       11.80     $       10.35
Net assets                                         $   1,117,082     $     834,470     $     261,854     $      38,278
Ratio of expenses to net assets*                            1.10%             1.10%             1.10%             1.10%
Investment income ratio**                                     --%               --%               --%             0.51%
Total return***                                            12.64%             8.97%            14.01%            47.02%

SBL SMALL CAP VALUE
Units                                                     22,876            26,914            13,648             2,330
Unit value                                         $       20.21     $       18.56     $       16.89     $       14.62
Net assets                                         $     462,117     $     499,494     $     230,435     $      34,057
Ratio of expenses to net assets*                            1.10%             1.10%             1.10%             1.10%
Investment income ratio**                                     --%               --%               --%               --%
Total return***                                             8.86%             9.91%            15.53%            26.91%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

                   SUBACCOUNT                               2006            2005                2004              2003
- -----------------------------------------------------------------------------------------------------------------------
TEMPLETON DEVELOPING MARKETS SECURITIES
Units                                                     12,503          16,982              17,359            16,959
Unit value                                         $       24.60     $     20.07       $       16.45     $       13.78
Net assets                                         $     307,510     $   340,830       $     285,561     $     233,668
Ratio of expenses to net assets*                            1.45%           1.45%               1.45%             1.45%
Investment income ratio**                                   0.92%           1.25%               1.72%               --%
Total return***                                            22.56%          22.00%              19.38%            26.89%

TEMPLETON FOREIGN SECURITIES
Units                                                     29,583          35,291              38,371            34,000
Unit value                                         $       12.35     $     10.63       $       10.09     $        8.90
Net assets                                         $     365,455     $   375,283       $     387,239     $     302,692
Ratio of expenses to net assets*                            1.45%           1.45%               1.45%             1.45%
Investment income ratio**                                   1.32%           1.14%               1.10%             0.81%
Total return***                                            16.17%           5.37%              13.37%            25.71%

WELLS FARGO ADVANTAGE OPPORTUNITY VT
Units                                                     19,539          19,041              16,375            14,219
Unit value                                         $       11.41     $     10.62       $       10.29     $        9.10
Net assets                                         $     222,862     $   202,235       $     168,540     $     129,330
Ratio of expenses to net assets*                            1.40%           1.40%               1.40%             1.40%
Investment income ratio**                                     --%             --%                 --%             0.13%
Total return***                                             7.39%           3.24%              13.08%            37.88%

                          Variable Annuity Account A -
                         AdvisorDesigns Variable Annuity

                    Notes to Financial Statements (continued)

4. UNIT VALUES (CONTINUED)

  *These ratios represent the annualized contract expenses of the Account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to the unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

 **These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest

***These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period.

(1)  For the period from January 26, 2005 (inception date) to December 31, 2005.

(2)  For the period from  November  15, 2005  (inception  date) to December  31,
     2005.

(3)  For the period from  November  10, 2006  (inception  date) to December  31,
     2006.

(4) Unit value information is calculated on a daily basis, regardless of whether or not the subaccount has contractholders.

FINANCIAL STATEMENTS

First Security Benefit Life Insurance and Annuity Company of New York Years Ended December 31, 2006, 2005, and 2004
With Report of Independent Auditors

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                              Financial Statements

                  Years Ended December 31, 2006, 2005, and 2004




                                    CONTENTS

Report of Independent Registered Public Accounting Firm......................  1

Audited Financial Statements

Balance Sheets...............................................................  2
Statements of Income.........................................................  3
Statements of Changes in Stockholder's Equity................................  4
Statements of Cash Flows.....................................................  5
Notes to Financial Statements................................................  6

             Report of Independent Registered Public Accounting Firm

The Board of Directors
First Security Benefit Life Insurance
   and Annuity Company of New York

We have audited the accompanying balance sheets of First Security Benefit Life Insurance and Annuity Company of New York (the Company), an indirect wholly owned subsidiary of Security Benefit Mutual Holding Company, as of December 31, 2006 and 2005, and the related statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Security Benefit Life Insurance and Annuity Company of New York at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.


                                                               /s/ Ernst & Young

February 28, 2007

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                                 Balance Sheets

                                                                                          DECEMBER 31
                                                                                    2006                   2005
                                                                           ----------------------------------------
                                                                                         (In Thousands)
ASSETS
Bonds available-for-sale                                                   $           8,304      $           5,539
Cash and cash equivalents                                                              1,904                    225
Deferred policy acquisition costs                                                      4,175                  2,681
Deferred sales inducement costs                                                        3,954                  3,246
Deferred income taxes                                                                      4                    242
Income taxes receivable                                                                   38                      -
Due from affiliates                                                                      327                    165
Other assets                                                                             436                    625
Separate account assets                                                              143,638                115,056
                                                                           -----------------      -----------------
Total assets                                                               $         162,780      $         127,779
                                                                           =================      =================

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
   Policy reserves and annuity account values                              $           6,607      $           2,537
   Other liabilities                                                                     146                    237
   Income taxes payable                                                                    -                    160
   Separate account liabilities                                                      143,638                115,056
                                                                           -----------------      -----------------
Total liabilities                                                                    150,391                117,990

Stockholder's equity:
   Common stock, $10 par value; 200,000 shares authorized, issued,
      and outstanding                                                                  2,000                  2,000
   Additional paid-in capital                                                          8,600                  6,600
   Accumulated other comprehensive loss                                                  (15)                   (19)
   Retained earnings                                                                   1,804                  1,208
                                                                           -----------------      -----------------
Total stockholder's equity                                                            12,389                  9,789
                                                                           -----------------      -----------------
Total liabilities and stockholder's equity                                 $         162,780      $         127,779
                                                                           =================      =================

See accompanying notes.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                              Statements of Income

                                                                          YEAR ENDED DECEMBER 31
                                                            2006                    2005                    2004
                                                     ---------------         ------------------       ----------------
                                                                               (In Thousands)
Revenues:
    Asset-based fees                                 $         2,927         $           2,212        $          1,703
    Net investment income                                        326                       280                     266
    Other revenues                                                 1                         2                       -
    Realized capital loss                                         (5)                        -                       -
                                                     ---------------         -----------------        ----------------
Total revenues                                                 3,249                     2,494                   1,969

Benefits and expenses:
    Interest credited to annuity account balances                108                        64                      48
    Commissions and other operating expenses                   2,167                     1,946                   1,737
                                                     ---------------         -----------------        ----------------
Total benefits and expenses                                    2,275                     2,010                   1,785
                                                     ---------------         -----------------        ----------------

Income before income tax expense                                 974                       484                     184
Income tax expense                                               378                       139                      43
                                                     ---------------         -----------------        ----------------
Net income                                           $           596         $             345        $            141
                                                     ===============         =================        ================

See accompanying notes.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                  Statements of Changes in Stockholder's Equity

                                                                                 ACCUMULATED
                                                                 ADDITIONAL         OTHER                              TOTAL
                                                  COMMON          PAID-IN       COMPREHENSIVE       RETAINED       STOCKHOLDER'S
                                                   STOCK          CAPITAL       INCOME (LOSS)       EARNINGS          EQUITY
                                             ------------------------------------------------------------------------------------
                                                                       (In Thousands)
Balance at January 1, 2004                   $      2,000   $      4,600   $              176    $       722     $        7,498
   Comprehensive income:
     Net income                                        -               -                  -              141                141
     Other comprehensive loss -
        unrealized loss on available-
        for-sale bonds, net of income
        taxes                                          -               -               (109)               -               (109)
                                                                                                                 ----------------
   Comprehensive income                                                                                                      32
   Capital contribution from parent                    -           2,000                  -                -              2,000
                                             ------------------------------------------------------------------------------------
Balance at December 31, 2004                       2,000           6,600                 67              863              9,530
   Comprehensive income:
     Net income                                        -               -                  -              345                345
     Other comprehensive loss -
        unrealized loss on available-
        for-sale bonds, net of income
        taxes of $45                                   -               -                (86)               -                (86)
                                                                                                                 ----------------
   Comprehensive income                                                                                                     259
                                             ------------------------------------------------------------------------------------
Balance at December 31, 2005                       2,000           6,600                (19)           1,208              9,789
   Comprehensive income:
     Net income                                        -               -                  -              596                596
     Other comprehensive income -
        unrealized loss on available-
        for-sale bonds, net of losses
        reclassified into earnings of $5,
        net of income tax benefit of $12               -               -                  4                -                  4
                                                                                                                 ----------------
   Comprehensive income                                                                                                     600
   Capital contribution from parent                    -           2,000                  -                -              2,000
                                             ------------------------------------------------------------------------------------
Balance at December 31, 2006                 $      2,000   $      8,600   $            (15)     $     1,804     $       12,389
                                             ====================================================================================

See accompanying notes.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                            Statements of Cash Flows

                                                                                        YEAR ENDED DECEMBER 31
                                                                           2006                  2005                 2004
                                                                   ------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                         $         596        $          345        $          141
Adjustments to reconcile net income to net cash
    and cash equivalents used in operating activities:
     Interest credited to annuity account balances                           108                    64                    48
     Policy acquisition costs deferred                                    (1,885)               (1,456)                 (887)
     Amortization of deferred policy acquisition costs                       391                   157                   492
     Sales inducement costs deferred                                      (1,272)                 (885)               (1,451)
     Amortization of sales inducement costs                                  564                   669                   350
     Deferred income taxes                                                   239                   (23)                 (245)
     Change in income taxes                                                 (198)                 (100)                  213
     Change in due from affiliates                                          (162)                 (183)                   (3)
     Decrease (increase) in other assets                                     189                  (332)                   (9)
     (Decrease) increase in other liabilities                                (91)                 (155)                  218
     Other changes in operating assets and liabilities                       124                    59                    94
                                                                   ------------------------------------------------------------
Net cash and cash equivalents used in operating activities                (1,397)               (1,840)               (1,039)

INVESTING ACTIVITIES
Sales, maturities, or repayments of bonds available-for-sale               2,507                 1,348                 1,506
Acquisitions of bonds available-for-sale                                  (5,303)               (2,736)                    -
Net sales (purchases) of short-term investments                                -                 2,309                (2,294)
                                                                   ------------------------------------------------------------
Net cash and cash equivalents (used in) provided by
   investing activities                                                   (2,796)                  921                  (788)

FINANCING ACTIVITIES
Deposits to annuity account balances                                       6,746                 2,579                 1,954
Withdrawals from annuity account balances                                 (2,874)               (2,357)               (1,352)
Capital contribution from parent                                           2,000                     -                 2,000
                                                                   ------------------------------------------------------------
Net cash and cash equivalents provided by financing activities             5,872                   222                 2,602
                                                                   ------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                           1,679                  (697)                  775
Cash and cash equivalents at beginning of year                               225                   922                   147
                                                                   ------------------------------------------------------------
Cash and cash equivalents at end of year                            $      1,904        $          225        $          922
                                                                   ============================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Income taxes                                                   $         138        $          262        $            75
                                                                   ============================================================

See accompanying notes.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                          Notes to Financial Statements

                                December 31, 2006


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

First Security Benefit Life Insurance and Annuity Company of New York (the Company) is licensed to transact life insurance business in New York and Kansas and was organized to offer insurance products in New York. The Company's business activities are concentrated in the sale of variable annuity products supported by separate account assets. The Company is a wholly owned subsidiary of Security Benefit Corporation, which is a wholly owned subsidiary of Security Benefit Mutual Holding Company (SBMHC).

USE OF ESTIMATES

The  preparation  of  financial   statements  and  accompanying  notes  requires
management to make estimates and assumptions that affect the amounts reported and disclosed. Actual results could differ from those estimates.

ACCOUNTING CHANGES

In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-01, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. This SOP addresses an insurance enterprise's accounting for certain fixed and variable contract features not covered by other authoritative accounting guidance.

SOP 03-01 requires the recognition of a liability in addition to the contract account value in cases where the insurance benefit feature results in gains in early years followed by losses in later years. The accrual and release of the additional liability also impacts the amortization of deferred policy acquisition costs.

The guidance also requires that if the separate account arrangement does not meet the newly specified criteria of a separate account, assets and liabilities under the arrangement should be accounted for, valued, and reported as general account assets and liabilities of the Company. Revenue and expenses related to such arrangements are recognized within the respective revenue and expense lines in the consolidated statements of income.

SOP 03-01 was effective January 1, 2004.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2004, the Emerging Issues Task Force (EITF) reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 was intended to provide accounting guidance regarding the determination of when an impairment of debt and marketable equity securities and investments accounted for under the cost method should be considered other than temporary and recognized in income. In September 2004, the FASB issued Financial Staff Position (FSP) EITF 03-1-1, delaying the effective date for the accounting and measurement provisions of EITF 03-1 until further clarification can be provided.

FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was issued in November 2005 and nullifies certain provisions of EITF 03-1. FSP FAS 115-1 and FAS 124-1 addresses
(1) when an investment should be considered impaired, (2) whether an impairment should be deemed other than temporary, and (3) measuring an impairment loss. The effective date for FSP FAS 115-1 and FAS 124-1 is for reporting periods that begin after December 15, 2005. The adoption of FSP FAS 115-1 and FAS 124-1 did not have a material impact on the Company's financial statements.

On September 19, 2005, the Accounting Standards Executive Committee (AcSEC) issued SOP 05-01, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts. AcSEC defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. An internal replacement that is determined to result in a replacement contract that is substantially unchanged from the replaced contract should be accounted for as a continuation of the replaced contract. Contract modifications resulting in a replacement contract that is substantially changed from the replaced contract should be accounted for as an extinguishment of the replaced contract, and any unamortized deferred acquisition costs, unearned revenue liabilities, and deferred sales inducement assets from the replaced contract should not be deferred in connection with the replacement contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The Company is analyzing the impact of adopting SOP 05-1.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 establishes a two-step process for evaluation of tax positions. The first step is recognition, under which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The enterprise is required to presume the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement, under which a tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Therefore, FIN No. 48 is effective for the Company's fiscal year beginning January 1, 2007. The cumulative effect of adopting FIN No. 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately. The Company is analyzing the impact of adopting FIN No. 48.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures regarding fair value measurements. The statement applies whenever other standards require or permit that assets or liabilities be measured at fair value. The statement does not require new fair value measurements, but rather provides a definition and framework for measuring fair value which will result in greater consistency and comparability among financial statements prepared under GAAP. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company is January 1, 2008. The Company has not yet completed its assessment of the impact of SFAS No. 157.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS

Bonds are classified as available-for-sale and carried at fair value with related unrealized gains and losses reflected as a component of accumulated other comprehensive income in equity, net of applicable income taxes. Premiums and discounts are amortized using the interest method applied over the estimated lives of the assets adjusted for prepayment activity. Realized capital gains and losses on sales of investments are determined using the specific identification method. The cost of bonds is adjusted for declines in value that are deemed to be other than temporary, with such impairments reported in the statements of income as a component of net investment income.

Cash and cash equivalents include operating cash, money market mutual funds, and other investments with initial maturities of less than 90 days.

DEFERRED POLICY ACQUISITION COSTS

To the extent recoverable from future policy revenues and gross profits, commissions and other policy-issuance, underwriting, and selling costs that are primarily related to the acquisition or renewal of deferred annuity business have been deferred. Sales inducements such as premium or interest bonuses are not included in deferred policy acquisition costs, but are included in deferred sales inducement costs on the balance sheet. Such deferred policy acquisition costs are amortized in proportion to the present value, discounted at the crediting rate, of expected gross profits from investment (gross blended separate account return assumption of 6.5% for the years 2007 through 2011 and 8.5% thereafter), mortality, and expense margins. That amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised. Deferred policy acquisition costs are adjusted for the impact on estimated gross profits of net unrealized gains and losses on bonds, with the adjustment reflected in equity as a component of accumulated other comprehensive income, net of applicable income taxes.

DEFERRED SALES INDUCEMENT COSTS

Deferred sales inducement costs consist of bonus interest credits and premium credits added to certain annuity contract values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. These costs were previously included in deferred policy acquisition costs and were reclassified as part of the adoption of SOP 03-1. The amounts capitalized are amortized using the same methodology and assumptions used to amortize deferred policy acquisition costs.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

An analysis of the deferred policy acquisition costs asset balance (other than sales inducements) is presented below for the years ended December 31:

                                                                2006                    2005
                                                       ----------------------------------------
                                                                       (In Thousands)
     Balance at beginning of year                           $    2,681             $    1,382
        Cost deferred during the year                            1,885                  1,456
        Amortized to expense during the year                      (391)                  (157)
                                                       ----------------------------------------
     Balance at end of year                                 $    4,175             $    2,681
                                                       ========================================

Based on current conditions and assumptions as to future events on acquired contracts in force, the Company expects that the net amortization will be between 15.4% and 18.8% of the December 31, 2006, deferred policy acquisition costs balance in each of the years 2007 through 2011.

An analysis of the deferred sales inducement costs asset balance is presented below for the years ended December 31:

                                                                2006                    2005
                                                       ----------------------------------------
                                                                       (In Thousands)
     Balance at beginning of year                           $    3,246             $    3,030
        Acquisition                                              1,272                    885
        Amortization                                              (564)                  (669)
                                                       ----------------------------------------
     Balance at end of year                                 $    3,954             $    3,246
                                                       ========================================

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER ASSETS

The following is a summary of other assets as of December 31:

                                                                2006                    2005
                                                       ----------------------------------------
                                                                       (In Thousands)
     Trade receivable                                      $        8               $    300
     Reinsurance recoverable                                      273                    182
     Accrued investment income                                     43                     53
     Accrued revenue sharing income                                99                     82
     Other                                                         13                      8
                                                       ----------------------------------------
     Balance at end of year                                  $    436               $    625
                                                       ========================================

SEPARATE ACCOUNTS

The separate account assets and liabilities reported in the accompanying balance sheets represent funds that are separately administered for the benefit of contract holders who bear the investment risk. The separate account assets and liabilities are carried at fair value. Revenues and expenses related to separate account assets and liabilities, to the extent of benefits paid or provided to the separate account contract holders, are excluded from the amounts reported in the statements of income. Investment income and gains or losses arising from separate accounts accrue directly to the contract holders and, therefore, are not included in investment income in the accompanying statements of income. Revenues to the Company from the separate accounts consist principally of contract maintenance charges, administrative fees, and mortality and expense risk charges.

POLICY RESERVES AND ANNUITY ACCOUNT VALUES

Liabilities for future policy benefits for deferred annuity products represent contract values accumulated at interest without reduction for potential surrender charges. Interest on accumulated contract values is credited to contracts as earned. Crediting rates ranged from 3% to 5.55% during 2006, from 3% to 3.5% during 2005, and were 3% during 2004.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECOGNITION OF REVENUES

Revenues from deferred annuities consist of policy charges for the cost of insurance, policy administration charges, and surrender charges assessed against contract holder account balances during the period.

DEFERRED INCOME TAXES

Deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws. Deferred income tax expense or benefit, reflected in the Company's statements of income as a component of income tax expense, is based on the changes in deferred tax assets or liabilities from period to period (excluding unrealized gains and losses on securities available-for-sale). Deferred income tax assets are subject to ongoing evaluation of whether such assets will be realized. The ultimate realization of deferred income tax assets depends on generating future taxable income during the periods in which temporary differences become deductible. If future income is not generated as expected, deferred income tax assets may need to be written off.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheets for these instruments approximate their fair values.

     Investment securities: Fair values for bonds are based on quoted market prices, if available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services or estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

     Investment-type insurance contracts: Fair values for the Company's liabilities under investment-type insurance contracts are estimated using the assumption reinsurance method, whereby the amount of statutory profit the assuming company would realize from the business is calculated. Those amounts are then discounted at a rate of return commensurate with the rate presently offered by the Company on similar contracts.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Separate account assets and liabilities: The assets held in the separate account are carried at quoted market values or, where quoted market values are not available, at fair market values as determined by the investment manager. The carrying amounts for separate account assets and liabilities reported in the balance sheets approximate their fair values.

STATUTORY FINANCIAL INFORMATION

The Company's statutory-basis financial statements are presented on the basis of accounting practices prescribed or permitted by the New York Insurance Department. New York has adopted the National Association of Insurance
Commissioners' statutory accounting practices as the basis of its statutory accounting practices. In addition, the Commissioner of the New York Insurance Department has the right to permit other specific practices that may deviate from prescribed practices. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The Company has no permitted practices.

The following reconciles the Company's net income (loss) and stockholder's equity determined in accordance with accounting practices prescribed or permitted by the New York Insurance Department with net income and stockholder's equity prepared in conformity with accounting principles generally accepted in the United States (GAAP).

                                                                NET INCOME (LOSS)                         STOCKHOLDER'S EQUITY
                                               -------------------------------------------------------------------------------------
                                                              YEAR ENDED DECEMBER 31                           DECEMBER 31
                                                      2006             2005             2004              2006             2005
                                               -------------------------------------------------------------------------------------
                                                                                   (In Thousands)
     Based on statutory accounting practices   $        (22)      $       184      $       214        $  11,232        $    9,261
     Income taxes                                      (245)               23              245              (43)              204
     Investment reserve                                   -                 -                -                4                 4
     Annuity reserves/account values                 (1,283)           (1,343)          (1,754)          (6,847)           (5,564)
     Deferred policy acquisition costs                2,203             1,299              395            4,175             2,681
     Deferred sales inducement costs                    704               216            1,101            3,954             3,246
     Other                                             (761)              (34)             (60)             (86)              (43)
                                               -------------------------------------------------------------------------------------
     Based on GAAP                              $       596       $       345      $       141        $  12,389        $    9,789
                                               =====================================================================================

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Under the laws of the State of New York, the Company is required to maintain minimum statutory-basis capital and surplus of $6,000,000. Of this amount, $4,000,000, which is the Company's minimum surplus to policyholders, must be invested in specific types of investments in accordance with New York law.

The payment of dividends by the Company to its shareholder is limited and can only be made from earned profits unless prior approval is received from the New York Insurance Commissioner. The maximum amount of dividends that may be paid by life insurance companies without prior approval of the New York Insurance Commissioner is also subject to restrictions relating to the statutory surplus and net gain from operations. In 2007, the Company cannot pay dividends without prior approval of the New York Insurance Commissioner.

RECLASSIFICATIONS

Certain amounts appearing in the prior years' consolidated financial statements have been reclassified to conform to the current year's presentation.

2. INVESTMENTS

Information as to the amortized cost, gross unrealized gains and losses, and fair values of the Company's portfolio of bonds available-for-sale at December 31, 2006 and 2005, is as follows:

                                                                    2006
                                       -------------------------------------------------------------
                                                            GROSS           GROSS
                                          AMORTIZED       UNREALIZED     UNREALIZED          FAIR
                                             COST           GAINS          LOSSES           VALUE
                                       -------------------------------------------------------------
                                                               (In Thousands)
     U.S. Treasury securities and
        obligations of U.S.
        government corporations
        and agencies                   $    8,337        $   12          $     (45)       $   8,304
                                       -------------------------------------------------------------
     Total bonds                       $    8,337        $   12          $     (45)       $   8,304
                                       =============================================================

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)

                                                                    2005
                                       -------------------------------------------------------------
                                                            GROSS           GROSS
                                          AMORTIZED       UNREALIZED     UNREALIZED          FAIR
                                             COST           GAINS          LOSSES           VALUE
                                       -------------------------------------------------------------
                                                                   (In Thousands)
     U.S. Treasury securities and
        obligations of U.S.
        government corporations
        and agencies                   $    5,418        $     4         $     (34)       $   5,388
     Corporate securities                     151              -                 -              151
                                       -------------------------------------------------------------
     Total bonds                       $    5,569        $     4         $     (34)       $   5,539
                                       =============================================================

At December 31, 2006, the Company had ten securities in an unrealized loss position. Unrealized losses on these securities were approximately $45,000 with a related fair value of $4.3 million. The Company's portfolio consists of fixed maturity securities where 100% are investment grade (rated AAA) with an average price of $99.

For those securities that have been in a loss position for less than 12 months, the Company's portfolio holds two securities with a carrying value of $1.2 million and unrealized losses of $2,000 reflecting an average price of $100. These securities were investment grade (rated AAA) at December 31, 2006. The losses on these securities can primarily be attributed to changes in market interest rates and changes in credit spreads since the securities were acquired.

For those securities that have been in a continuous loss position greater than or equal to 12 months, the Company's portfolio holds eight securities with a carrying value of $3.1 million and unrealized losses of $43,000. Of this portfolio, 100% were investment grade (rated AAA) at December 31, 2006.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


2. INVESTMENTS (CONTINUED)

The amortized cost and fair value of bonds available-for-sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                            AMORTIZED                 FAIR
                                                              COST                   VALUE
                                                       -------------------------------------
                                                                    (In Thousands)
     Due in one year or less                            $        775              $     770
     Due after one year through five years                     1,718                  1,704
     Due thereafter                                            5,844                  5,830
                                                       -------------------------------------
                                                        $      8,337              $   8,304
                                                       =====================================

At December 31, 2006, bonds available-for-sale with a carrying amount of $585,000 were held in joint custody with the New York Insurance Department to comply with statutory regulations.

Major categories of net investment income for the years ended December 31, 2006, 2005, and 2004, are summarized as follows:

                                             2006              2005               2004
                                        --------------------------------------------------
                                                        (In Thousands)
     Interest on bonds                   $      280       $       267       $       265
     Other                                       46                13                 1
                                        --------------------------------------------------
     Net investment income               $      326       $       280       $       266
                                        ==================================================

One available-for-sale bond was sold during the year ended December 31, 2006. The total proceeds from the sale were $543,000, resulting in a realized loss of $5,000. There were no sales of bonds available-for-sale during the years ended 2005 and 2004.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


3. INCOME TAXES

The Company files a consolidated life/nonlife federal and state income tax return with SBMHC and its subsidiaries. Income taxes are allocated to the Company as if it filed a separate return. The provision for income taxes includes current federal and state income tax expense or benefit and deferred income tax expense or benefit due to temporary differences between the financial reporting and income tax bases of assets and liabilities. Such deferred taxes relate principally to reserves, deferred policy acquisition costs, and unrealized gains on bonds available-for-sale.

Income tax expense consists of the following for the years ended December 31, 2006, 2005, and 2004:

                                              2006            2005                2004
                                        --------------------------------------------------
                                                          (In Thousands)
     Current                             $       139     $       162        $       288
     Deferred                                    239             (23)              (245)
                                        --------------------------------------------------
     Income tax expense                  $       378     $       139        $        43
                                        ==================================================

The provision for income taxes differs from the amount computed at the statutory federal income tax rate due primarily to the dividends-received deduction. During 2006, the State of New York changed its interpretation of the tax laws, and the Company was required to pay state income taxes for the years 2003 through 2005 in the amount of $170,000 and accrued taxes for 2006 in the amount of $29,000. This resulted in an increase in the effective tax rate, which impacted deferred income taxes. At December 31, 2006, income taxes receivable from affiliates were $38,000, and as of December 31, 2005, income taxes payable of $160,000 were payable to affiliates.

4. RELATED-PARTY TRANSACTIONS

The  Company  paid  $254,000 in 2006,  $214,000 in 2005,  and $77,000 in 2004 to
affiliates for providing management, investment, and administrative services.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


5. CONDENSED FAIR VALUE INFORMATION

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments, whether recognized or not recognized in a company's balance sheet, for which it is practicable to estimate that value. The methods and assumptions used by the
Company to estimate the following fair value disclosures for financial instruments are set forth in Note 1.

SFAS No. 107 excludes certain insurance liabilities and other nonfinancial instruments from its disclosure requirements. However, the liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk that minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts. The fair value amounts presented herein do not include an amount for the value associated with customer or agent relationships, the expected interest margin (interest earnings in excess of interest credited) to be earned in the future on investment-type products, or other intangible items. Accordingly, the aggregate fair value amounts presented herein do not necessarily represent the underlying value of the Company; likewise, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.

                                                    DECEMBER 31, 2006                 DECEMBER 31, 2005
                                           ------------------------------------------------------------------
                                                CARRYING           FAIR          CARRYING          FAIR
                                                 AMOUNT           VALUE           AMOUNT          VALUE
                                           ------------------------------------------------------------------
                                                                     (In Thousands)
     Bonds (Note 2)                         $      8,304     $      8,304      $      5,539    $      5,539
     Separate account assets                     143,638          143,638           115,056         115,056
     Individual and group annuities                6,399            6,216            (2,330)         (2,198)
     Separate account liabilities               (143,638)        (143,638)         (115,056)       (115,056)

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


6. REINSURANCE

All of the individual life insurance of the Company is reinsured 100% with Security Benefit Life Insurance Company (SBL), a stock life insurance company, which is an indirect wholly owned subsidiary of SBMHC. In the accompanying financial statements, premiums, benefits, and settlement expenses are reported net of reinsurance ceded; policy liabilities and accruals are reported gross of reinsurance ceded. Reinsurance premiums and benefits are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to policyholders if its reinsurer is unable to meet its contractual obligations under the applicable reinsurance agreement. At December 31, 2006 and 2005, the Company had established receivables totaling $273,000 and $182,000, respectively, which are included in other assets, for reserve credits, reinsurance claims, and other receivables from its reinsurer. Life insurance in force ceded at December 31, 2006 and 2005, was $252,000 and $271,000, respectively.

7. VARIABLE ANNUITY CONTRACTS

The Company offers variable annuity contracts for which investment income and gains and losses on separate account investments accrue directly to, and the investment risk is borne by, the contract holder. Associated with these variable annuity contracts, the Company provides guarantees for the benefit of annuity contract holders. The primary guarantee provided to annuity contract holders is a guaranteed minimum death benefit (GMDB) and the guaranteed minimum income benefit (GMIB).

The GMDB provides a specific minimum return upon death. The Company offers two primary GMDB types:

     o RETURN OF PREMIUM DEATH BENEFIT provides the greater of account value or total deposits to the contract less any reductions due to partial withdrawals.

     o STEP-UP DEATH BENEFIT provides the greater of a return of premium death benefit or the largest account value on a specified policy anniversary that occurs prior to a specified age adjusted for withdrawals. Currently, the Company offers products where the specified policy anniversary is annual, four year, five year, or six year. For most contracts, its GMDB locks in at an age specified in the contract (this age varies by product).

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


7. VARIABLE ANNUITY CONTRACTS (CONTINUED)

Following is a summary of the account values and net amount at risk, net of reinsurance, for variable annuity contracts with GMDB invested in both general and separate accounts as of December 31:

                                                              2006                                       2005
                                            ------------------------------------------------------------------------------------
                                                              NET          WEIGHTED                       NET       WEIGHTED
                                                 ACCOUNT   AMOUNT AT       AVERAGE        ACCOUNT      AMOUNT AT   AVERAGE
                                                  VALUE      RISK       ATTAINED AGE       VALUE          RISK    ATTAINED AGE
                                            ------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
     Return of premium                         $   64,372   $   68           61         $   40,953      $  38         61
     Step-up                                       81,539       76           63             76,315         86         64
                                            --------------------------                ---------------------------
     Total GMDB                                $  145,911   $  144           62         $  117,268      $ 124         63
                                            ==========================                ===========================

The liability for GMDBs and GMIBs on variable annuity contracts reflected in the general account as of December 31, 2006 and December 31, 2005, was $105,000.

The Company's GMDB and GMIB reserves are equal to the current benefit ratio multiplied by the cumulative assessments less cumulative excess death benefit payments plus accrued interest. The current benefit ratio is equal to the present value of excess payments divided by the present value of expected assessments. The Company will recalculate its benefit reserves at each reporting date, and the resulting change in liability will be recognized in the income statement as benefit expense. The Company regularly reviews the assumptions used in the benefit reserve calculations and will adjust the assumptions as actual experience, or other evidence suggests that earlier assumptions should be revisited. The Company's benefit reserve calculation uses assumptions consistent with its deferred policy acquisition cost model. The following assumptions were used to determine the GMDB and GMIB reserves as of December 31, 2006:

     o Data used was based on a combination of historical numbers and future projections involving 500 stochastic scenarios.

     o  Mean long-term gross blended separate account growth rate of 8.5%.

                      First Security Benefit Life Insurance
                         and Annuity Company of New York

                    Notes to Financial Statements (continued)


7. VARIABLE ANNUITY CONTRACTS (CONTINUED)

     o  Equity volatility of 18%.

     o  Bond volatility of 5%.

     o  Mortality is 100% of Annuity 2000 table.

     o Asset fees are equal to fund management fees and product loads (varies by product).

     o Discount rate is the long-term growth rate less assets fees (varies by product).

     o  Lapse rates vary by product and duration.

8. LEASE COMMITMENTS

Aggregate annual rental for office space under a noncancelable operating lease that expires in 2007 is $25,000. Office rent expense of $30,000 in 2006, $21,000 in 2005, and $18,000 in 2004 is included in commissions and other operating expenses in the statements of income.

                                     PART C
                                OTHER INFORMATION


Item 24.  Financial Statements and Exhibits

     (a)  Financial Statements

          The following financial statements of First Security Benefit Life Insurance and Annuity Company of New York are included in Part B of the Registration Statement:

          (1)  Report of Independent Registered Public Accounting Firm

          (2)  Balance Sheets as of December 31, 2006 and 2005

          (3) Statements of Income for the years ended December 31, 2006, 2005, and 2004

          (4) Statements of Changes in Stockholder's Equity for the years ended December 31, 2006, 2005, and 2004

          (5) Statements of Cash Flows for the years ended December 31, 2006, 2005, and 2004

          (6)  Notes to Financial Statements

          The following  financial  statements of Variable  Annuity  Account A -
          AdvisorDesigns Variable Annuity are included in Part B of the Registration Statement:

          (1)  Report of Independent Registered Public Accounting Firm

          (2)  Statements of Net Assets as of December 31, 2006

          (3) Statements of Operations for the year ended December 31, 2006, or for portions of such periods as disclosed in the financial statements

          (4) Statements of Changes in Net Assets for the years ended December 31, 2006 and 2005, or for portions of such periods as disclosed in the financial statements

          (5)  Notes to Financial Statements

     (b)  Exhibits

           (1)  Certified Resolution of the Board of Directors of First Security
                Benefit  Life   Insurance  and  Annuity   Company  of  New  York
                authorizing establishment of the Separate Account(c)

           (2)  Not Applicable

           (3)  (a)  Distribution Agreement(d)

                     (i)    Amendment 1 to Distribution Agreement(i)

                     (ii)   Amendment 2 to Distribution Agreement

                (b)  Marketing Organization Agreement(c)

                     (i) Amendment to Marketing Organization Agreement - Anti-Money Laundering Requirement(i)

                     (ii) Amendment to Marketing Organization Agreement - Supervisory Fee(i)

                (c)  Commission Schedule(i)

                (d)  Third Party Sales Agreement(f)

           (4)  (a)  Individual Contract (Form FSB 242 (01-07))(i)

                (b)  Individual Contract - Unisex (Form FSB 242 (01-07)U)(i)

                (c)  Credit Enhancement Rider (Form FSB222 (7-02))(d)

                (d) Return of Premium or Contract Value Death Benefit Rider (Form FSB244 (1-07))(i)

                (e)  TSA Endorsement (Form FSB202 R2-97)(a)

                (f)  IRA Endorsement (Form FSB203 R2-97)(a)

                (g)  Roth IRA Endorsement (Form FSB206 11-97)(b)

           (5)  (a)  Individual Application (Form FSB 243 (1-07))(i)

                (b)  Application Supplement (Form FSB 243 SUPP A (1-07))(i)

                (c)  Application Supplement (Form FSB 243 SUPP B (01-07))(i)

           (6) (a) Declaration and Certificate of Incorporation of First Security Benefit Life Insurance and Annuity Company of New York(e)

                (b) Bylaws of First Security Benefit Life Insurance and Annuity Company of New York(e)

           (7)  Not Applicable

           (8)  (a)  Participation Agreement - AIM (f)

                     (i)    Amendment Nos. 1 and 2(f)

                     (ii)   Amendment No. 3(i)

                (b)  Participation Agreement - Dreyfus(g)

                     (i)    Amendment No. 1(i)

                (c)  Participation Agreement - Federated(f)

                     (i)    Amendment No. 1(f)

                (d)  Participation Agreement - Fidelity(d)

                     (i)    Amendment No. 1(i)

                (e)  Participation Agreement - Neuberger Berman(f)

                     (i)    Amendment Nos. 1 and 2(f)

                (f)  Participation Agreement - Oppenheimer(g)

                     (i)    Amendment No. 1(g)

                     (ii)   Amendment No. 2(i)

                (g)  Participation Agreement - PIMCO(g)

                     (i)    Amendment No. 1(g)

                     (ii)   Amendment No. 2(i)

                     (iii)  Amendment No. 3(i)

                (h)  Participation Agreement - Potomac

                     (i)    Amendment No. 1(i)

                     (ii)   Amendment No. 2(i)

                (i)  Participation Agreement - Rydex(f)

                     (i)    Amendment Nos. 1, 2, 3, and 4(f)

                     (ii)   Amendment No. 5(i)

                (j)  Participation Agreement - Van Kampen(h)

                     (i)    Amendment No. 1(i)

                (k)  Information Sharing Agreement - AIM(j)

                (l)  Information Sharing Agreement - Dreyfus(j)

                (m)  Information Sharing Agreement - Federated(k)

                (n)  Information Sharing Agreement - Fidelity(k)

                (o)  Information Sharing Agreement - Neuberger Berman(j)

                (p)  Information Sharing Agreement - Oppenheimer(j)

                (q)  Information Sharing Agreement - PIMCO(j)

                (r)  Information Sharing Agreement - placePotomac(k)

                (s)  Information Sharing Agreement - Rydex(j)

                (t)  Information Sharing Agreement - Van Kampen(j)

                (u)  Information Sharing Agreement - Wells Fargo(k)

           (9)  Opinion of Counsel(i)

          (10)  Consent of Independent Registered Public Accounting Firm

          (11)  Not Applicable

          (12)  Not Applicable

          (13)  Powers of Attorney of Kris A. Robbins, J. Michael Keefer, Thomas
                A. Swank, Michael G. Odlum, Stephen R. Herbert, Wayne S. Diviney and Katherine P. White.

(a) Incorporated herein by reference to the Exhibits filed with the T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York Post-Effective Amendment No. 5 under the Securities Act of 1933 and Amendment No. 8 under the Investment Company Act of 1940, File No. 33-83240 (filed April 30, 1998).

(b) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 33-83240 (filed May 1, 2000).

(c) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-89236 (filed May 28, 2002).

(d) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-89236 (filed July 19, 2002).

(e) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 033-83240 (filed April 28, 2006).

(f) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-89236 (filed April 28, 2006).

(g) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-120600 (filed November 18, 2004).

(h) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-120600 (filed April 28, 2006).

(i) Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-142084 (filed April 13, 2007).

(j) Incorporated herein by reference to Exhibits filed with Registration Statement No. 33-85592 (filed April 27, 2007).

(k) Incorporated herein by reference to Exhibits filed with Registration Statement No. 333-89236 (filed April 27, 2007).

Item 25.  Directors and Officers of the Depositor

     Name and Principal
     Business Address                  Positions and Offices with Depositor
     ----------------                  ------------------------------------

     Kris A. Robbins*                  Chairman of the Board, CEO, and Director

     Peggy S. Avey                     Assistant Secretary, Chief Administrative
     70 West Red Oak Lane-4th Floor    Officer, and Assistant Vice President
     White Plains, New York 10604

     Thomas A. Swank*                  President and Director

     Michael G. Odlum*                 Vice President, Chief Investment Officer,
                                       and Director

     J. Michael Keefer*                Vice President, General Counsel,
                                       Secretary, and Director

     Wayne Diviney                     Director
     9496 Bay Front Drive
     Norfolk, VA 23518

     Stephen A. Crane                  Director
     480 Park Avenue
     New York, NY 10022

     Stephen R. Herbert                Director
     1100 Summer Street
     Stamford, CT 06905

     Katherine P. White                Director
     1035 5th Avenue, Apt. 14D
     New York, NY 10028

     Kalman Bakk, Jr.*                 Vice President

     Dale Martin*                      Vice President

     J. Timothy Gaule*                 Valuation Actuary

     Thomas R. Kaehr*                  Controller & Treasurer

     Rui Guo*                          Product Development Actuary

     Jeanne R. Slusher*                Assistant Vice President and Auditor

     Amy J. Lee*                       Associate General Counsel

     Christopher D. Swickard*          Assistant General Counsel

     Carmen R. Hill*                   Chief Compliance Officer

     *Located at One Security Benefit Place, Topeka, Kansas 66636.

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

          The Depositor, First Security Benefit Life Insurance and Annuity Company of New York, is wholly owned by Security Benefit Corporation, which is wholly owned by Security Benefit Mutual Holding Company
          (SBMHC). As of December 31, 2006, no one person holds more than approximately 0.0003% of the voting power of SBMHC. The Registrant is a segregated asset account of First Security Benefit Life Insurance and Annuity Company of New York.

          The following chart indicates the persons controlled by or under common control with Variable Annuity Account A or First Security Benefit Life Insurance and Annuity Company of New York:

                                                                  Percent of
                                                               Voting Securities
                                                                Owned by SBMHC
                                            Jurisdiction of      (directly or
                     Name                    Incorporation        indirectly)
                     ----                   ---------------    -----------------

Security Benefit Mutual Holding Company          Kansas                 ---
(Holding Company)

Security Benefit Corporation                     Kansas                100%
(Holding Company)

Security Benefit Life Insurance Company          Kansas                100%
(Stock Life Insurance Company)

6th Avenue Investment                            Kansas                100%
Management Company, LLC
(Investment Adviser)

Security Distributors, Inc.                      Kansas                100%
(Broker/Dealer, Principal
Underwriter of Mutual Funds)

Security Global Investors, LLC                   Kansas                100%
(Investment Adviser)

se(2), inc. (Third Party Administrator)          Kansas                100%

Security Investments Corporation                 Kansas                100%
(Service Company)

Security Benefit Academy, Inc.                   Kansas                100%
(Daycare Company)

Security Financial Resources, Inc.               Kansas                100%
(Financial Services)

Security Financial Resources                    Delaware               100%
Collective Investments, LLC
(Private Fund)

First Security Benefit Life Insurance           New York               100%
and Annuity Company of New York

(Stock Life Insurance Company)
Brecek & Young Advisors, Inc.                  California              100%

Brecek & Young Financial Services               Montana                100%
Group of Montana, Inc.

Brecek & Young Financial Services                Nevada                100%
Group of Nevada, Inc.

Brecek & Young Financial Group                   Texas                 100%
Insurance Agency of Texas, Inc.

First Security Benefit Life Insurance and Annuity Company of New York is also the depositor of the following separate account(s): Variable Annuity Account B and T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York.

Item 27.  Number of Contract Owners

          As of May 31, 2007, there were 466 Qualified Contracts and 372 Non-Qualified Contracts issued under Variable Annuity Account A.

Item 28.  Indemnification

          Article IX, Section 1(c) of the By-laws of First Security Benefit Life Insurance and Annuity Company of New York includes the following provision:

          The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or any other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in or in the case of service for other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

          Insofar as indemnification for a liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Depositor will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriters

(a)(1) Security Distributors, Inc. ("SDI") acts as principal underwriter of the Contracts issued under Variable Annuity Account A, which includes AdvisorDesigns Variable Annuity.

(a)(2)  SDI also acts as principal underwriter for:

        Variable Annuity Account B (SecureDesigns Variable Annuity) Variable Annuity Account B (AdvanceDesigns Variable Annuity)

(a)(3) In addition, SDI acts as principal underwriter for the following separate accounts of Security Benefit Life Insurance Company:

        SBL Variable Annuity Account I
        SBL Variable Annuity Account III
        SBL Variable Annuity Account IV
        Security Varilife Separate Account (Security Elite Benefit)
        Security Varilife Separate Account (Security Varilife)
        SBL Variable Life Insurance Account (Varilife)
        Variable Annuity Account IX
        Account XVI
        Parkstone Advantage Variable Annuity
        Variflex Separate Account (Variflex)
        Variflex Separate Account (Variflex ES)
        Variable Annuity Account VIII (Variflex Extra Credit)
        Variable Annuity Account VIII (Variflex LS)
        Variable Annuity Account VIII (Variflex Signature)
        Variable Annuity Account XI (Scarborough Advantage Variable Annuity) SBL Variable Annuity Account XIV (AdvisorDesigns Variable Annuity)
        SBL Variable Annuity Account XIV (AEA Variable Annuity)
        SBL Variable Annuity Account XIV (AdvanceDesigns Variable Annuity)
        SBL Variable Annuity Account XIV (EliteDesigns Variable Annuity)
        SBL Variable Annuity Account XIV (NEA Valuebuilder)
        SBL Variable Annuity Account XIV (NEA Valuebuilder Retirement Income
          Director Variable Annuity)
        SBL Variable Annuity Account XIV (SecureDesigns Variable Annuity)
        SBL Variable Annuity Account XIV (Security Benefit Advisor Variable
          Annuity)
        SBL Variable Annuity Account XVII (Classic Strategies Variable Annuity) SBL Variable Annuity Account XVII (ThirdFed Variable Annuity)

(a)(4)  SDI acts as principal underwriter for the following funds:

        Security Equity Fund
        Security Income Fund
        Security Large Cap Value Fund
        Security Mid Cap Growth Fund
        SBL Fund
        Security Financial Resources Collective Investments, LLC

(a)(5) SDI acts as principal underwriter for the following Commonwealth Annuity and Life Insurance Company Separate Accounts:

        VEL Account
        VEL II Account
        VEL III Account
        Separate Account III
        Select Separate Account II
        Inheiritage Account
        Group VEL Account
        Separate Account IMO
        Separate Account FUVUL
        Separate Account KGC
        Separate Account KG
        Separate Account VA-P
        Separate Account VA-K
        Separate Account VA-K - Delaware Medallion Annuity Contracts Allmerica Select Separate Account
        Fulcrum Separate Account

(a)(6) SDI acts as principal underwriter for the following First Allmerica Financial Life Insurance Company Separate Accounts:

        VEL II Account
        Separate Account SPVL
        Allmerica Select Separate Account II
        Inheiritage Account
        Group VEL Account
        Separate Account IMO
        Separate Account KG
        Separate Account KGC
        Separate Account VA-P
        Separate Account VA-K
        Separate Account VA-K - Delaware Medallion Annuity Contracts Allmerica Select Separate Account
        Fulcrum Separate Account

(a)(7) SDI acts as principal underwriter for the following Nationwide Life Insurance Company Separate Accounts:

        Nationwide Multi-Flex Variable Account
        Nationwide Variable Account 9

(b)     Name and Principal               Position and Offices
        Business Address*                  with Underwriter
        ------------------               --------------------

        Gregory J. Garvin                President and Director

        Michael G. Odlum                 Vice President and Director

        Thomas A. Kaehr                  Treasurer

        Brenda M. Harwood                Vice President, Assistant Treasurer
                                         and Director

        Amy J. Lee                       Secretary and Chief Compliance
                                         Officer

        Christopher D. Swickard          Assistant Secretary

        Carmen R. Hill                   Assistant Vice President

        Richard M. Goldman
        (Connecticut Business Center
        6 Landmark Square #471           Director
        Stamford, CT  06901-2704)

        *For all persons listed, except as listed above, the principal business address is One Security Benefit Place, Topeka, Kansas 66636-0001

(c)     ========================================================================
                             NET
                        UNDERWRITING
                        DISCOUNTS AND
           NAME OF     COMMISSIONS FOR  COMPENSATION
          PRINCIPAL      YEAR ENDING         ON        BROKERAGE
         UNDERWRITER      12/31/06       REDEMPTION   COMMISSIONS  COMPENSATION*
        ------------------------------------------------------------------------
          Security       $68,996,259     $7,822,342       $0        $8,447,247
        Distributors,
            Inc.
        ------------------------------------------------------------------------
        *SBL pays SDI an  annual  payment  of  0.75%  of all  Purchase  Payments received under variable annuity contracts issued by the Company to support SDI's ongoing operations.
        ========================================================================

Item 30.  Location of Accounts and Records

          All accounts and records required to be maintained by Section 31(a) of the 1940 Act and the rules under it are maintained by First Security Benefit Life Insurance and Annuity Company of New York at its home office - 70 West Red Oak Lane, 4th Floor, White Plains, New York 10604, and at its administrative office - One Security Benefit Place, Topeka, Kansas 66636-0001.

Item 31.  Management Services

          All management contracts are discussed in Part A or Part B.

Item 32.  Undertakings

          (a)  Registrant   undertakes  that  it  will  file  a   post-effective
               amendment to this Registration Statement as frequently as necessary to ensure that the audited financial statements in the Registration Statement are never more than sixteen (16) months old for so long as payments under the Contract may be accepted.

          (b) Registrant undertakes that it will include as part of the variable annuity contract application a space that an applicant can check to request a Statement of Additional Information.

          (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to First Security Benefit Life Insurance and Annuity Company of New York at the address or phone number listed in the prospectus.

          (d) Depositor represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Depositor.

          (e) Depositor represents that it is relying upon American Council of Life Insurance, SEC No-Action Letter, [1988-1989 Transfer Binder] Fed. Sec. L. Rep. (CCH) 78,904 (Nov. 28, 1988), and that it has complied with the provisions of paragraphs (1)-(4) of such no-action letter which are incorporated herein by reference.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Topeka, and State of Kansas on this 26th day of July 2007.

VARIABLE ANNUITY ACCOUNT A
(THE REGISTRANT)

By: FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK (THE DEPOSITOR)

By:  KRIS A. ROBBINS
     ---------------------------------------------------------------------------
     Kris A. Robbins, Chief Executive Officer, Chairman of the Board, and
     Director


FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK (THE DEPOSITOR)

By:  KRIS A. ROBBINS
     ---------------------------------------------------------------------------
     Kris A. Robbins, Chief Executive Officer, Chairman of the Board, and
     Director


   As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2007.

*
--------------------------------------------------------------------------------
Kris A. Robbins, Chief Executive Officer, Chairman of the Board and Director

THOMAS R. KAEHR
--------------------------------------------------------------------------------
Thomas R. Kaehr, Controller and Treasurer (chief accounting officer and chief financial officer)


*
--------------------------------------------------------------------------------
Thomas A. Swank, President and Director

*
--------------------------------------------------------------------------------
Michael G. Odlum, Vice President, Chief Investment Officer, and Director


*
--------------------------------------------------------------------------------
J. Michael Keefer, Vice President, General Counsel, Secretary, and Director

*
--------------------------------------------------------------------------------
Wayne S. Diviney, Director

*
--------------------------------------------------------------------------------
Stephen R. Herbert, Director

*
--------------------------------------------------------------------------------
Katherine White, Director


*By:  KRIS A. ROBBINS
      --------------------------------------------------------------------------
      Kris A. Robbins
      Attorney-in-fact


(ATTEST):  J. MICHAEL KEEFER
           ---------------------------------------------------------------------
           J. Michael Keefer, Vice President, General Counsel, Secretary, and Director

                                  EXHIBIT INDEX

 (1)  None

 (2)  None

 (3)  (a)  None
           (i)    None
           (ii)   Amendment 2 to Distribution Agreement
      (b)  None
      (c)  None
      (d)  None

 (4)  (a)  None
      (b)  None
      (c)  None
      (d)  None
      (e)  None
      (f)  None
      (g)  None
      (h)  None
      (i)  None
      (j)  None
      (k)  None
      (l)  None

 (5)  (a)  None
      (b)  None
      (c)  None

 (6)  (a)  None
      (b)  None

 (7)  None

 (8)  (a)  None
           (i)    None
           (ii)   None
      (b)  None
           (i)    None
      (c)  None
      (d)  None
           (i)    None
      (e)  None
      (f)  None
           (i)    None
           (ii)   None
      (g)  None
           (i)    None
           (ii)   None
           (iii)  None
      (h)  None
           (i)    None
           (ii)   None
      (i)  None
           (i)    None
           (ii)   None
      (j)  None
           (i)    None
      (k)  None

 (9)  None

(10)  Consent of Independent Registered Public Accounting Firm

(11)  None

(12)  None

(13)  Powers of Attorney